Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	§	Chapter 11
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VROOM, INC.,	§	Case No. 24-[ • ] ([ • ])
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Debtor.[1]	§
§

DISCLOSURE STATEMENT FOR

THE PREPACKAGED PLAN OF REORGANIZATION

FOR VROOM, INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Porter Hedges LLP

John F. Higgins Eric M. English M. Shane Johnson 1000 Main St., 36th Floor Houston, TX 77002 Telephone: (713) 226-6000

Proposed Counsel for the Debtor and Debtor in Possession

Dated: November 12, 2024

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION OF VROOM, INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. THE DEBTORS INTEND TO SEEK THE BANKRUPTCY COURT’S FINAL APPROVAL OF THIS DISCLOSURE STATEMENT AT THE COMBINED HEARING. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE AND SUBJECT TO THE RESTRUCTURING SUPPORT AGREEMENT AND THE RELATED TERM SHEETS REFERENCED HEREIN. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

[1]

The Debtor in this case, along with the last four digits of the Debtor’s federal tax identification number, is Vroom, Inc. (2566). The Debtor’s address is 3600 West Sam Houston Pkwy S, Floor 4, Houston, Texas 77042.

DISCLOSURE STATEMENT, DATED NOVEMBER 12, 2024

Solicitation of Votes on the

Prepackaged Plan of Reorganization of

VROOM, INC.

from holders of outstanding

UNSECURED NOTES CLAIMS, EXISTING EQUITY INTERESTS,

and EXISTING EQUITY AWARDS

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING COMMENCED TO OBTAIN VOTES ON THE PLAN (AS DEFINED BELOW) FROM CREDITORS ENTITLED TO VOTE THEREUNDER BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASE UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). ALTHOUGH SOLICITATION IS COMMENCED BEFORE THE FILING OF THE CHAPTER 11 CASE (AS DEFINED BELOW), THE VOTING DEADLINE (AS DEFINED BELOW) FOR ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE PLAN WILL BE POSTPETITION.

BECAUSE THE CHAPTER 11 CASE HAS NOT YET BEEN COMMENCED AS OF THE DATE SET FORTH ABOVE, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASE, THE DEBTOR EXPECTS TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (I) CONDITIONALLY APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (II) APPROVING THE PREPETITION SOLICITATION OF VOTES FROM CREDITORS AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(B) OF THE BANKRUPTCY CODE, (III) AUTHORIZING THE POSTPETITION SOLICITATION OF VOTES FROM CREDITORS IN VOTING CLASSES, AND (IV) CONFIRMING THE PLAN (THE “SOLICITATION PROCEDURES ORDER”).

AS TO HOLDERS OF UNSECURED NOTES CLAIMS (AS DEFINED BELOW), SOLICITATION MATERIALS ARE BEING DISTRIBUTED PRIOR TO THE PETITION DATE (AS DEFINED BELOW). HOWEVER, SUCH HOLDERS SHOULD ONLY VOTE PRIOR TO THE ENTRY OF THE SOLICITATION PROCEDURES ORDER IF THEY CAN CERTIFY THAT THEY ARE (I) LOCATED INSIDE OF THE UNITED STATES AND ARE (A) “QUALIFIED INSTITUTIONAL BUYERS” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (AS DEFINED BELOW)) OR (B) “ACCREDITED INVESTORS” (AS DEFINED IN RULE 501(A) OF REGULATION D UNDER THE SECURITIES ACT), OR (II) LOCATED OUTSIDE THE UNITED STATES AND ARE NOT “U.S. PERSONS” (AS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) (COLLECTIVELY, THE “ELIGIBLE HOLDERS”).

NON-ELIGIBLE HOLDERS WILL BE ENTITLED TO VOTE FOLLOWING THE ENTRY OF THE SOLICITATION PROCEDURES ORDER BY THE BANKRUPTCY COURT. THE DEBTOR WILL PROMPTLY NOTIFY THE HOLDERS OF UNSECURED NOTES CLAIMS, EXISTING EQUITY INTERESTS, AND EXISTING EQUITY AWARDS OF SUCH APPROVAL. NON-ELIGIBLE HOLDERS OF UNSECURED NOTES CLAIMS, EXISTING EQUITY INTERESTS, AND EXISTING EQUITY AWARDS WILL BE ENTITLED TO VOTE ON THE PLAN AND RETURN THEIR APPLICABLE BALLOTS AT THAT TIME.

THE VOTING DEADLINE FOR HOLDERS OF UNSECURED NOTES CLAIMS, EXISTING EQUITY INTERESTS, AND EXISTING EQUITY AWARDS TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON DECEMBER 30, 2024, UNLESS EXTENDED BY THE DEBTOR.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF ALLOWED UNSECURED NOTES CLAIMS, EXISTING EQUITY INTERESTS, AND EXISTING EQUITY AWARDS MAY VOTE ON THE PLAN IS DECEMBER 30, 2024 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTOR

AND CONSENTING NOTEHOLDER SUPPORT

The Board of Directors of Vroom, Inc. has unanimously approved the transactions contemplated by the Solicitation and the Plan and recommends that all creditors and holders of interests whose votes are being solicited submit ballots to accept the Plan.

As of the date of this Disclosure Statement, and subject to the terms of the Restructuring Support Agreement, dated as of November 12, 2024 (as may be amended, modified or supplemented or otherwise modified in accordance with the terms thereof from time to time, the “Restructuring Support Agreement”), the following parties have agreed to vote in favor of the Plan:

a.  beneficial holders of approximately 98% in aggregate principal amount of Unsecured Notes Claims; and

b.  beneficial holders of approximately 6% in aggregate principal amount of Existing Equity Interests.

HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

THE ISSUANCE AND DISTRIBUTION OF THE PLAN SECURITIES IN RESPECT OF UNSECURED NOTES CLAIMS AND EQUITY INTERESTS CONTEMPLATED BY THE PLAN (EACH AS DEFINED THEREIN) SHALL BE EXEMPT FROM, AMONG OTHER THINGS, THE REGISTRATION REQUIREMENTS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) PURSUANT TO SECTION 1145(A) OF THE BANKRUPTCY CODE AND SHALL BE EXEMPT FROM ANY OTHER STATE AND LOCAL LAW REQUIRING REGISTRATION OF THE OFFERING, ISSUANCE, DISTRIBUTION OR SALE OF SECURITIES.

ALTHOUGH PLAN SECURITIES ISSUED PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE AS CONTEMPLATED BY THE PLAN GENERALLY WILL BE FREELY TRANSFERABLE UNDER THE SECURITIES ACT BY THE RECIPIENTS THEREOF, THEY WILL BE SUBJECT TO: (A) RESTRICTIONS THAT MAY BE APPLICABLE TO ANY PERSON RECEIVING SUCH SECURITIES THAT IS AN “AFFILIATE” OF THE REORGANIZED DEBTOR (AS DEFINED IN THE PLAN), AS DETERMINED IN ACCORDANCE WITH APPLICABLE U.S. FEDERAL SECURITIES LAWS AND REGULATIONS OR IS OTHERWISE AN “UNDERWRITER” AS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE; (B) ANY TRANSFER RESTRICTIONS IN THE NEW GOVERNANCE DOCUMENTS (AS DEFINED IN THE PLAN); AND (C) THE RECEIPT OF APPLICABLE REGULATORY APPROVALS.

The Plan Securities issued pursuant to Section 4(a)(2), Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration under the Securities Act (or an applicable exemption from such registration requirements) and other applicable law.

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS WILL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE (AS DEFINED IN THE PLAN).

THE PLAN SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE (AS DEFINED IN THE PLAN) HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER SECTION 27A OF THE SECURITIES ACT AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED AND INCORPORATED BY REFERENCE HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED AND INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTOR IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF OTHER PRIORITY CLAIMS, SECURED CLAIMS, GENERAL UNSECURED CLAIMS, 510(B) CLAIMS AND INTERCOMPANY CLAIMS (EACH AS DEFINED IN THE PLAN) WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT OF SUCH HOLDERS TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS OR EQUITY INTERESTS IS NOT ALTERED BY THE PLAN. DURING THE CHAPTER 11 CASE, THE DEBTOR INTENDS TO OPERATE ITS BUSINESSES IN THE ORDINARY COURSE OF BUSINESS AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL GENERAL UNSECURED CLAIMS (AS DEFINED IN THE PLAN), INCLUDING, BUT NOT LIMITED TO, TRADE CREDITORS, OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASE.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTOR HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THE DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE SUMMARIES IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

NOTWITHSTANDING ANY CONSENT RIGHTS PURSUANT TO THE RESTRUCTURING SUPPORT AGREEMENT (ATTACHED HERETO AS EXHIBIT B) AS TO THE FORM OR SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PLAN OR ANY OTHER DEFINITIVE DOCUMENT (AS DEFINED IN THE

v

RESTRUCTURING SUPPORT AGREEMENT) RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NONE OF THE CREDITORS WHO HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, OR THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS OR AGENTS, HAS INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN, TAKES ANY RESPONSIBILITY THEREFOR, OR SHOULD HAVE ANY LIABILITY WITH RESPECT THERETO, AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE PLAN PROVIDES THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW AND APPROVED BY THE BANKRUPTCY COURT, AS OF THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR EQUITY INTEREST (I) ENTITLED TO VOTE ON THE PLAN THAT (A) VOTES TO ACCEPT THE PLAN OR (B) ABSTAINS FROM VOTING ON OR REJECTS THE PLAN AND DOES NOT AFFIRMATIVELY “OPT OUT” OF THE THIRD PARTY RELEASE (AS DEFINED IN THE PLAN) BY CHECKING THE APPROPRIATE BOX ON ITS BALLOT BY THE VOTING DEADLINE, (II) EACH HOLDER OF A CLAIM OR EQUITY INTEREST NOT ENTITLED TO VOTE ON THE PLAN THAT DOES NOT AFFIRMATIVELY “OPT OUT” OF THE THIRD-PARTY RELEASE ON THE RELEASE OPT-OUT FORM (AS DEFINED IN THE PLAN) SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND DISCHARGED THE DEBTOR, THE REORGANIZED DEBTOR, AND THE RELEASED PARTIES (AS DEFINED IN THE PLAN) FROM ANY AND ALL CLAIMS BASED ON OR RELATING TO ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE AS SET FORTH IN ARTICLE X OF THE PLAN.

TABLE OF CONTENTS

I.	INTRODUCTION	1

II.	OVERVIEW OF THE DEBTOR’S OPERATIONS	6
	A. The Debtor’s Business	7
	B. The Debtor’s Organizational Structure	8
	C. Directors and Officers	9
	D. The Debtor’s Capital Structure	12

III.	KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASE	13
	B. Vroom-Specific Challenges	14
	C. Restructuring Negotiations with Unsecured Noteholders	15

IV.	ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE	15
	A. Commencement of the Chapter 11 Case and First Day Motions	16
	B. Confirmation Hearing and Solicitation Procedures	16
	C. Other Procedural Motions and Retention of Professionals	16

V.	PENDING LITIGATION	17

VI.	SUMMARY OF THE PLAN	17
	A. Administrative Claims and Priority Claims	17
	B. Classification and Treatment of Classified Claims and Equity Interests	19
	C. Acceptance or Rejection of the Plan	23
	D. Means for Implementation of the Plan	24
	E. Treatment of Executory Contracts and Unexpired Leases	32
	F. Provisions Governing Distributions	36
	G. Procedures for Resolving Contingent, Unliquidated and Disputed Claims	44
	H. Conditions Precedent to Confirmation of the Plan and the Effective Date	46
	I. Release, Discharge, Injunction and Related Provisions	47
	J. Retention of Jurisdiction	53
	K. Miscellaneous Provisions	55

VII.	FINANCIAL INFORMATION AND PROJECTIONS	60

VIII.	VALUATION ANALYSIS	60

IX.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER U.S. FEDERAL SECURITIES LAWS	60

X.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	62
	A. Consequences to Debtor	63
	B. Consequences to Holders of Claims or Equity Interests	67

XI.	CERTAIN RISK FACTORS TO BE CONSIDERED	78
	A. Certain Bankruptcy Law Considerations	78
	B. Additional Factors Affecting the Value of the Reorganized Debtor	84
	C. Factors Relating to Securities to Be Issued Under the Plan	85
	D. Risks Relating to the Capital Structure of the Reorganized Debtor	87
	E. Risks Associated with the Debtor’s Business and Industry	88
	F. Disclosure Statement Disclaimers	91

XII.	VOTING PROCEDURES AND REQUIREMENTS	92
	A. Parties Entitled to Vote	92
	B. Voting Deadlines	92
	C. Voting Procedures	94
	D. Waivers of Defects, Irregularities, Etc.	98
	E. Further Information; Additional Copies	99

XIII.	CONFIRMATION OF THE PLAN	99
	A. Confirmation Hearing	99
	B. Requirements for Confirmation of the Plan	99

XIV.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	104
	A. Alternative Plan of Reorganization	104
	B. Sale of All or Substantially All Assets Under Section 363 of the Bankruptcy Code	104
	C. Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	104

XV.	CONCLUSION AND RECOMMENDATION	1

EXHIBITS

Exhibit A	Plan
Exhibit B	Restructuring Support Agreement
Exhibit C	Organizational Structure Chart
Exhibit D	Liquidation Analysis
Exhibit E	Financial Projections
Exhibit F	Valuation Analysis

I.	INTRODUCTION

THE DEBTOR AND THE CONSENTING STAKEHOLDERS SUPPORT CONFIRMATION OF THE PLAN. THE DEBTOR URGES ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN. THE DEBTOR BELIEVES THAT THE PLAN IS FAIR AND EQUITABLE, MAXIMIZES THE VALUE OF THE DEBTOR’S ESTATES, AND PROVIDES THE BEST RECOVERY FOR ALL CREDITORS.

The Debtor submits this Disclosure Statement in connection with the Solicitation of votes on the Prepackaged Plan of Reorganization for Vroom, Inc. under Chapter 11 of the Bankruptcy Code, dated November 12, 2024 (as may be amended, modified and/or supplemented from time to time, the “Plan”) attached hereto as Exhibit A. The Debtor under the Plan is Vroom, Inc. ( the “Debtor” or “Vroom”). Capitalized terms used in this Disclosure Statement, but not otherwise defined herein, have the meanings ascribed to such terms in the Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan governs.

The Debtor is commencing this Solicitation after extensive discussions and negotiations with certain of its key stakeholders. As a result of these negotiations, the Debtor has entered into the Restructuring Support Agreement with (i) certain holders (the “Consenting Noteholders”) of the Debtor’s 0.750% convertible senior notes due 2026 (the “Unsecured Notes”) issued under that certain Indenture, dated as of June 18, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Unsecured Notes Indenture”), by and between Vroom, as issuer, and U.S. Bank National Association, as trustee (the “Unsecured Notes Indenture Trustee”) and (ii) certain holders of Equity Securities of Vroom (the “Consenting Equity Interest Holders,” and together with the Consenting Noteholders, the “Consenting Stakeholders”). A copy of the Restructuring Support Agreement is attached hereto as Exhibit B.

Under the terms of the Restructuring Support Agreement, the Consenting Noteholders agreed to deleveraging transactions (the “Restructuring”) that would cancel the existing debt obligations of the Debtor through the Plan. In order to effectuate the Restructuring, the Debtor anticipates filing a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to initiate a bankruptcy case (the “Chapter 11 Case”) on or about November 13, 2024 (the date of the filing of such voluntary petition, the “Petition Date”).

The Consenting Noteholders include Holders of a significant majority of the Debtor’s outstanding funded debt, namely, creditors beneficially holding approximately 98% of the aggregate outstanding principal amount of Unsecured Notes, as of the signing of the Restructuring Support Agreement. Such parties represent the requisite voting majorities under the Bankruptcy Code for Class 3 (Unsecured Notes Claims).

It is contemplated that through the Restructuring, the Debtor’s total funded debt of approximately $290.5 million in principal amount will be equitized. Upon emergence from chapter 11, the Reorganized Debtor will use commercially reasonable efforts to list the New Common Stock for trading on the Nasdaq Global Select Market, any of the other Nasdaq market tiers, the New York Stock Exchange, or a comparable nationally recognized securities exchange. The Restructuring will include the following transactions:

•	Under the Plan, the Debtor’s non-Affiliate stakeholders will receive treatment as follows:[2]

•

Each Holder of Claims under the Unsecured Notes Indenture (the “Unsecured Notes Claims”) will receive, except to the extent that such Holder agrees in writing to less favorable treatment, on the Effective Date, its Pro Rata share of 92.94% of the New Common Stock (subject to dilution by (i) the New Warrants, (ii) the MIP Awards, and (iii) the Post-Effective Date Equity Awards).

•

Each Holder of any Equity Security or other ownership interest in the Debtor as in existence immediately before the Plan Effective Date, but excluding any Existing Equity Awards (the “Existing Equity Interests”), will receive, except to the extent that such Holder agrees in writing to less favorable treatment, on the Effective Date, (i) its Pro Rata share of 7.06% of the New Common Stock (subject to dilution by (a) the New Warrants, (b) the MIP Awards, and (c) the Post-Effective Date Equity Awards) and (ii) its Pro Rata share of the New Warrants.

•

Except to the extent the Holder of any options or restricted stock units representing rights to purchase or acquire any Equity Securities of the Debtor as in existence immediately before the Plan Effective Date (the “Existing Equity Awards,” and together with the Existing Equity Interests, the “Equity Interests”) agrees in writing to less favorable treatment, on the Effective Date, all Existing Equity Awards shall be converted into new awards (the “Post-Effective Date Equity Awards”) exchangeable into New Common Stock on the same terms and conditions, and for the same number of units, applicable to the Existing Equity Awards in respect of the Existing Equity Interests, as of immediately prior to the Plan Effective Date.

•	Holders of Other Priority Claims, Secured Claims, General Unsecured Claims, and 510(b) Claims will be Unimpaired and are presumed to accept the Plan.

The Restructuring proposed by the Debtor will provide substantial benefits to the Debtor and all of its stakeholders. The Restructuring contemplates that, upon emergence from chapter 11, the Reorganized Debtor will have no funded debt obligations and a strong balance sheet, with the Company’s only consolidated debt issued by the Debtor’s non-Debtor subsidiaries (the “Non-Debtor Affiliates,” and together with the Debtor, the “Company”). This de-leveraging will enhance the Debtor’s long-term growth prospects and competitive position and allow the Debtor to emerge from the Chapter 11 Case as a reorganized entity better positioned to compete in the competitive automotive finance and artificial intelligence (“AI”)-enabled, automotive industry-focused analytics and digital services arenas.

[2]

The Debtor calculated the pro forma ownership percentages of the Reorganized Debtor using the existing common share count and excluding non-vested RSUs. Under the Plan, non-vested RSUs will be canceled and replaced with matching new RSUs in the same quantity and with the same vesting terms. If the replacement RSUs all vest, then prior to dilution from the MIP and the New Warrants, the pro forma ownership percentages will actually be 92.46% and 7.54% for the Unsecured Notes and Equity Interests, respectively.

In addition, the Restructuring will allow the Debtor’s management team to focus on operational performance and value creation. A significantly improved balance sheet will provide the Reorganized Debtor with increased financial flexibility and the ability to pursue value-maximizing opportunities that will strengthen the Reorganized Debtor’s businesses. Moreover, the Restructuring proposed under the Plan provides for a recovery to each class of non-Affiliate Claims in the form of equity, New Warrants, or a combination thereof.

Consummating the Restructuring in a timely manner is of critical importance. An efficient chapter 11 process is necessary in order for the Debtor to maintain its relationships with financing customers. Moreover, the straddle pre-packaged bankruptcy process contemplated under the Plan preserves value for stakeholders while minimizing restructuring costs and potential delays. Management’s focus can then turn from balance sheet management towards operational performance and value creation. Failure to timely consummate the Plan may result in many Holders of Claims receiving little or no value on account of their Claims. The Debtor anticipates commencing the Chapter 11 Case on or about November 13, 2024, and achieving Confirmation of the Plan approximately fifty-six (56) days thereafter. A discussion of key dates and deadlines is set forth below.

HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN WILL BE DEEMED TO HAVE CONSENTED TO THE RELEASES IN THE PLAN IF THEY DO NOT VALIDLY AND TIMELY OPT OUT OF THE THIRD-PARTY RELEASE AS PROVIDED ON THEIR RESPECTIVE BALLOTS BY THE VOTING DEADLINE.

NON-AFFILIATE HOLDERS OF CLAIMS AND EQUITY INTERESTS IN NON-VOTING CLASSES WILL RECEIVE A RELEASE OPT-OUT FORM AND HAVE THE OPPORTUNITY TO OPT OUT OF THE RELEASE PROVISIONS CONTAINED IN ARTICLE X OF THE PLAN. HOLDERS OF CLAIMS AND EQUITY INTERESTS IN NON-VOTING CLASSES WHO DO NOT VALIDLY AND TIMELY OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN WILL BE DEEMED TO HAVE CONSENTED TO THE RELEASES THEREIN. AFFILIATE HOLDERS OF CLAIMS AND EQUITY INTERESTS IN NON-VOTING CLASSES WILL BE DEEMED TO HAVE CONSENTED TO THE RELEASES.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only Holders of Claims or Equity Interests in “impaired” Classes are entitled to vote on the Plan. Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under the Plan unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

There are three classes of Claims and Interests that are entitled to vote and whose acceptances of the Plan are being solicited (either prepetition or postpetition):

•	Holders of Unsecured Notes Claims (Class 3);

•	Holders of Existing Equity Interests (Class 7); and

•	Holders of Existing Equity Awards (Class 8).

The following table summarizes: (i) the treatment of Claims and Equity Interests under the Plan; (ii) which Classes are impaired by the Plan; (iii) which Classes are entitled to vote on the Plan; and (iv) the estimated recoveries for Holders of Claims and Equity Interests. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Section VI—Summary of the Plan, below. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VIII.

Class	Type of Claim	Treatment	Impairment/ Voting	Expected Amount Recovery
1	Other Priority Claims	To the extent such Other Priority Claim has not already been paid in full during the Chapter 11 Case, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Other Priority Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Other Priority Claim, at the option of the Debtor or the Reorganized Debtor as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Other Priority Claim; (b) such other less favorable treatment as to which the Debtor or Reorganized Debtor, as applicable, and the holder of such Allowed Other Priority Claim shall have agreed upon in writing; or (c) such other treatment such that such Allowed Other Priority Claim will be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that Other Priority Claims incurred by Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.	Unimpaired; Presumed to Accept.	100%

2	Secured Claims	Except to the extent that a Holder of an Allowed Secured Claim agrees to less favorable treatment of its Allowed Secured Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed Secured Claim, on the Effective Date, each Holder of such Allowed Secured Claim shall receive either (a) payment in full in Cash, (b) delivery of the Collateral securing such Allowed Secured Claim, (c) reinstatement of such Allowed Secured Claim, or (d) such other treatment rendering such Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that Secured Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business by the Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.	Unimpaired; Presumed to Accept.	100%

3	Unsecured Notes Claims	Except to the extent that such Holder agrees in writing to less favorable treatment, on the Effective Date, each Holder of an Allowed Unsecured Notes Claim will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Unsecured Notes Claim, its Pro Rata share of 92.94% of the New Common Stock (subject to dilution by (i) the New Warrants, (ii) the MIP Equity, and (iii) the Post-Effective Date Equity Awards).	Impaired; Entitled to Vote.	47.2%

4	General Unsecured Claims	Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtor agree to less favorable treatment on account of such Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, in the sole discretion of the Debtor, either (a) payment in full in Cash, or (b) such other treatment as to render such Holder Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.	Unimpaired; Presumed to Accept.	100%

5	510(b) Claims	On the Effective Date, each 510(b) Claim shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired; Presumed to Accept	100%

6	Intercompany Claims	On the Effective Date, each Intercompany Claim shall be, at the option of the Debtor or the Reorganized Debtor, as applicable, reinstated, compromised, or canceled and released without any distribution.	Unimpaired; Presumed to Accept.	100%

7	Existing Equity Interests

Except to the extent that a Holder of an Allowed Existing Equity Interest agrees to less favorable treatment, on the Effective Date, each Holder of an Allowed Existing Equity Interest shall receive:

•  its Pro Rata share of 7.06% of the New Common Stock (subject to dilution by (1) the New Warrants, (2) the MIP Equity, and (3) the Post-Effective Date Equity Awards); and

•  its Pro Rata share of the New Warrants.

			Impaired; Entitled to Vote.	N/A (subject to dilution)

8	Existing Equity Awards	Except to the extent that a Holder of an Allowed Existing Equity Award agrees to less favorable treatment, on the Effective Date, all Allowed Existing Equity Awards shall be converted into the Post-Effective Date Equity Awards.	Impaired; Entitled to Vote.	N/A (subject to dilution)

PLEASE TAKE NOTE OF THE FOLLOWING KEY DATES AND DEADLINES FOR THE CHAPTER 11 CASE:

Deadline to commence the Chapter 11 Case	November 13, 2024

Voting Deadline / Deadline to Return Release Opt-Out Form/ Objection Deadline for Plan and Disclosure Statement	December 30, 2024 at 4:00 p.m.(Prevailing Central Time); forty-seven (47) calendar days after the Petition Date

Deadline for entry of Combined Order	No later than sixty (60) calendar days after the Petition Date

Deadline for the Effective Date	No later than seventy-five (75) calendar days after the Petition Date

II.	OVERVIEW OF THE DEBTOR’S OPERATIONS

Vroom was founded in 2012 under the name BCM Partners III, Corp. On June 25, 2013, the Company changed its name to AutoAmerica, Inc., and on July 9, 2015, the Company changed its name to Vroom, Inc. The Company’s goal was to simplify and streamline the used car sales and purchasing process by leveraging technology and the internet to create a more efficient and user-friendly car buying experience. Vroom’s comprehensive service included purchase, reconditioning, and listing of used cars on its website, assisting customers with procuring financing through partner banks, and shipping newly purchased vehicles directly to their new owners. Vroom backed its customers’ satisfaction with a seven-day/250-mile return period and a 90-day limited warranty.

During this period of extensive growth, Vroom gained the interest of investors, raising no less than $720 million in private investment through a series of eight funding rounds between 2015 and 2019. These investments funded operational expansions and key investments in technology. In June 2020, Vroom completed its initial public offering of common stock and began trading on the Nasdaq Global Market on June 9, 2020 under the ticker symbol “VRM”, highlighting its rapid growth and continued potential to create a more customer-centric automotive industry. The COVID-19 pandemic fueled additional demand for Vroom’s products and services, as many consumers sought contactless purchasing options and home delivery of vehicles. The Company expanded through the acquisition of CarStory (“CarStory”), an AI-powered analytics and digital services platform for automotive retailers in January 2021 and United Auto Credit Corporation (“UACC”) in February 2022.

Unexpected economic conditions and industry-wide challenges, however, emerged in the wake of the pandemic. In particular, Vroom was unable to raise additional capital or procure an extension of its vehicle floorplan payable facility, which was used to finance purchase of used car inventory, beyond its March 2024 maturity date. On January 22, 2024, Vroom announced that it was suspending its e-commerce operations and scaling back its used vehicle dealership business to conserve liquidity and focus on maximizing stakeholder value through UACC and CarStory (the “Value Maximization Plan”). Pursuant to the Value Maximization Plan, the Company halted transactions on vroom.com, sold its existing used vehicle inventory via wholesale channels and directly to dealers, ceased purchasing additional vehicles, implemented a workforce reduction at Vroom Automotive in line with its curtailed operations, and reduced outstanding commitments, including by repaying the outstanding balance on its vehicle floorplan facility.

Vroom’s long-term strategy now focuses on leveraging assets like UACC and CarStory to build a world-class lending program and to assist automotive retailers in optimizing their sales processes while enhancing their customers’ purchasing experiences. The Debtor also retains the technology, intellectual property, and other digital assets that previously powered its retail automotive e-commerce platform. These assets include, among others: (a) a transaction hub for tracking deal status and delivery logistics, along with a patent-pending titling, registration, and document platform, (b) delivery and logistics solution with integrated tools for seamless “driveway experiences,” (c) consumer and B2B inventory acquisition platform, (d) a consumer shopping solution with self-service checkout, (e) predictive pricing and profit and loss models, (f) a proprietary document processing pipeline for automated contracting, (g) payment integrations, and (h) an internal sales-enablement platform that can assist sales and support agents with financing terms and approval probabilities. As the technologically-adept consumer demographic continues to expand, this portfolio keeps the Company poised to return as a market leader in the retail automotive industry and provide a platform for future growth of businesses in the retail space.

A.	The Debtor’s Business

Following the wind-down of its e-commerce operations, Vroom’s revenue is derived primarily through its equity interests in its wholly-owned subsidiaries, Non-Debtor Affiliates UACC and CarStory, which operate as independent businesses. While these businesses are not subject to the bankruptcy process, the below descriptions provide context for the overall business of the Company.

1.	UACC’s Financing and Servicing Business

UACC is an indirect lender specializing in non-prime automobile retail installment contracts (“RICs”), with approximately $629 million in RICs originated in 2023 and a gross serviced portfolio of over approximately $1.1 billion as of September 30, 2024. Prior to implementation of the Value Maximization Plan, UACC offered financing to Vroom’s customers through its e-commerce platform. UACC’s current business relies on third-party dealers of both new and used vehicles. As of the date hereof, UACC has approximately 6,300 independent dealers in 49 states in its network. UACC provides an external finance and management portal for dealers and integrates with the largest dealer management platform credit applications. UACC’s proprietary pricing engine is powered by big data models that utilize machine learning, and automatic pricing programs are available for both independent and franchise dealerships.

In addition to providing financing to customers who often have limited access to traditional motor vehicle financing, UACC’s platform includes application processing, underwriting, and servicing capabilities. UACC services the RICs it originates or purchases, and has continued to service the contracts it originated for customers of Vroom’s defunct e-commerce business. UACC’s income includes both interest on automotive RICs and fees from servicing these contracts. UACC funds its finance operations by selling eligible RICs (including those originated and those purchased by UACC) via securitization transactions to third-party investors.

2.	CarStory’s Data Analytics and Technology Business

CarStory is a leading provider of market data and AI-driven analytics in the automotive retail industry, offering digital retailing services to dealers, automotive financial services companies, and others in the automotive industry. CarStory operates by analyzing more than seven million car sale listings daily and more than 18 million consumer sessions each month to aggregate data and generate predictive insights on how price changes affect the duration a vehicle stays in inventory. By aggregating and optimizing data from thousands of sources, CarStory tracks over 3.5 million unique vehicle identification numbers (“VINs”) daily. CarStory helps dealers optimize their pricing by leveraging data science models for retail pricing that provide predictive pricing for marketing, buying, selling and VIN-level features.

In addition to data analytics and related services, CarStory powers “white labeled storefronts” (i.e., generic online storefronts) for dealerships and automotive finance companies. In developing these storefronts, CarStory utilizes its data and data science to create targeted functions designed to enhance the customer experience and drive sales. These data and data science assets also create significant opportunity for automotive AI product development in the future.

B.	The Debtor’s Organizational Structure

Vroom’s corporate structure chart as of the date hereof is attached as Exhibit C (the “Corporate Structure Chart”). As reflected in the Corporate Structure Chart, the Debtor is the ultimate parent of the Company and the sole issuer under the Unsecured Notes Indenture. The direct and indirect subsidiaries of Vroom are not debtors in the Chapter 11 Case, and their businesses and operations are anticipated to continue in the ordinary course and without interruption during the Chapter 11 Case.

C.	Directors and Officers

The following table sets forth the names of the members of Vroom’s current board of directors:

Name	Director Since	Position
Robert J. Mylod	2015	Chairperson of the Board
Timothy M. Crow	2022	Director
Michael J. Farello	2015	Director
Laura W. Lang	2020	Director
Robert R. Krakowiak	2021	Director
Laura G. O’Shaughnessy	2020	Director
Paula B. Pretlow	2021	Director
Thomas H. Shortt	2022	Chief Executive Officer, Director, and President and Chief Executive Officer of UACC (as defined below)

Robert J. Mylod, Jr. has served as a member of Vroom’s Board of Directors since September 2015 and Independent Executive Chair of the Board since May 2022. Mr. Mylod is the Managing Partner of Annox Capital Management, a private investment firm that he founded in 2013. Previously, Mr. Mylod served as Head of Worldwide Strategy & Planning and Vice Chair for Bookings Holdings, Inc., an online travel services provider, from January 2009 to March 2011 and as its Chief Financial Officer and Vice Chairman from November 2000 to January 2009. He currently serves as the chair of the board of directors and a member of the compensation committee of Bookings Holdings, Inc. Mr. Mylod is also a member of the boards of directors of several private companies. Mr. Mylod holds a Bachelor of Arts in English from the University of Michigan and a Master of Business Administration from the University of Chicago Booth School.

Timothy M. Crow has served on Vroom’s Board of Directors since October 2022. Mr. Crow is the Chief Executive Officer and Managing Director of Fernwood Holdings, a venture capital investment firm focused on hyper-growth innovators. Mr. Crow has had an accomplished career spanning more than 20 years in human capital management for leading consumer retail companies. From May 2002, Mr. Crow served in roles of increasing responsibility at The Home Depot, Inc., the world’s largest home improvement specialty retailer, culminating in his role as Executive Vice President, Chief Human Resources Officer from February 2007 to July 2017. Prior to that, Mr. Crow served as Senior Vice President, Human Resources of Kmart Corporation, a leading general merchandise retailer, from May 1999 through May 2002, and as a director of Milacron Holdings, Corp., a global leader in the plastic technology and processing industry, where he chaired its Leadership Development and Compensation Committee. Mr. Crow currently serves as a director of a number of private companies. Mr. Crow earned a Bachelor of Arts degree from California State University at Northridge.

Michael Farello has served on Vroom’s Board of Directors since July 2015. Since 2006, Mr. Farello has served as Managing Partner at L Catterton, a consumer-focused private equity firm. Prior to this, he served as an executive at Dell Technologies, Inc., a global end-to-end technology provider, from 2002 to 2005, and spent twelve years at McKinsey & Company, a management consulting firm. Mr. Farello currently serves as a member of the board of directors of several private companies, including FlashParking, Inc. and Hydrow Inc. Mr. Farello holds a Bachelor of Science from Stanford University and a Master of Business Administration from Harvard Business School.

Laura W. Lang has served on Vroom’s Board of Directors since May 2020. Ms. Lang has served as the Managing Director of Narragansett Ventures, LLC, a strategic advisory firm focused on digital business transformation and growth investing, since January 2014, and since November 2018, has also served as an adviser to L Catterton. Ms. Lang was the Chief Executive Officer of Time Inc., one of the largest branded media companies in the world, until 2013. From 2008 until when she joined Time Inc. in 2012, Ms. Lang was Chief Executive Officer of Digitas Inc., a marketing and technology agency and unit of Publicis Groupe S.A. In addition, she headed the company’s pure-play digital agencies, including Razorfish, Big Fuel, Denuo and Phonevalley. Ms. Lang currently serves as a member of the board of directors and the talent and compensation and finance committees of V. F. Corporation, an international apparel and footwear company, and a member of the board of directors and chair of the compensation committee of Oscar Health Inc., a health insurance company built on a technology platform. She previously served as a member of the board of directors of Care.com Inc. from August 2014 to June 2016, Nutrisystem, Inc. from 2010 to 2012 and Benchmark Electronics, Inc. from 2005 to 2011. Ms. Lang holds a Bachelor of Arts from Tufts University and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

Robert R. Krakowiak has served on Vroom’s Board of Directors since May 2024. Prior to that, he served as the Chief Financial Officer and Treasurer of Vroom starting in September 2021. Mr. Krakowiak served as Chief Financial Officer and Treasurer of Stoneridge Corporation starting August 2016 and was appointed as Executive Vice President in October 2018. Prior to joining Stoneridge, Mr. Krakowiak served as Vice President, Treasurer, and Investor Relations at Visteon Corporation from 2012 until August 2016. Before that, Mr. Krakowiak held various financial positions at Owens Corning from 2005 to 2012. Mr. Krakowiak holds Bachelor of Science and Master of Science degrees in Electrical Engineering from the University of Michigan and a Master of Business Administration from the University of Chicago Booth School of Business.

Laura G. O’Shaughnessy has served on Vroom’s Board of Directors since May 2020. Since December 2022, Ms. O’Shaughnessy has served as the Chief Marketing Officer and Co-Founder of Picnic Group, a data-driven consumer packaged goods company where she oversees the scaling of founder-created consumer packaged food brands. Prior to The Picnic Group, Ms. O’Shaughnessy was a strategic growth and operations consultant for a number of direct to consumer brands. Previously she was the Chief Executive Officer of SocialCode, LLC (now named Code3), a technology company that manages digital and social advertising for leading consumer brands, which she co-founded in 2009 and led until August 2020. Ms. O’Shaughnessy currently serves as a member of the board of directors and the audit and governance committees of Acuity Brands, and on the boards of directors of two nonprofits in Washington, D.C. Ms. O’Shaughnessy holds a Bachelor of Arts in Economics from the University of Chicago and a Master of Business Administration from the MIT Sloan School of Management.

Paula B. Pretlow has served on Vroom’s Board of Directors since April 2021. Ms. Pretlow is a former Senior Vice President of The Capital Group, an investment management firm, where she led the public fund business development and client relationship group and was also responsible for large client relationships from 1999 until 2011. Prior to joining The Capital Group, she worked for Montgomery Asset Management and Blackrock (formerly Barclays Global Investors). She is a member of the board of directors and serves on the audit and finance committee of Williams-

Sonoma, Inc. She is also a member of the board of directors of Greenlight Financial Technology, Inc., where she serves on the audit committee. In addition, she currently serves as chair of the board of The Harry and Jeanette Weinberg Foundation, is a member of the board of trustees of The Kresge Foundation, and is a charter board trustee of Northwestern University. Ms. Pretlow holds a Bachelor of Arts in Political Science and a Master of Business Administration, both from Northwestern University, and is a 2017 Fellow of Stanford’s Distinguished Careers Institute.

Thomas H. Shortt has served as Vroom’s Chief Executive Officer since May 2022 and previously served as the Vroom’s Chief Operating Officer from January 2022. Since March 1, 2024, Mr. Shortt has also served as President and Chief Executive Officer of UACC. Prior to joining Vroom, Mr. Shortt served as Senior Vice President at Walmart Inc. starting in 2018, where he developed a comprehensive ecommerce supply chain strategy and led improvements through advanced analytics, processes, and systems. Prior to his time at Walmart Inc., Mr. Shortt served as Senior Vice President of Supply Chain at The Home Depot, Inc. starting in 2013, and previously held senior leadership roles overseeing supply chain, fulfillment and logistics, with an emphasis on change management and business transformation, at ACCO Brands Corporation, Unisource Worldwide, Inc., Fisher Scientific International, Inc. and Office Depot, Inc. Mr. Shortt holds a Bachelor’s degree in Accounting from the University of Akron and is a graduate of the Harvard Business School Advanced Management Program.

The composition of the board of directors of the Reorganized Debtor will be disclosed, to the extent known, prior to the entry of the order confirming the Plan in accordance with section 1129(a)(5) of the Bankruptcy Code, and in any event before the Effective Date of the Plan.

Vroom’s current senior management team is comprised of the following individuals:

Name	Position
Thomas H. Shortt	Chief Executive Officer
Anna-Lisa Corrales	Chief Legal Officer, Chief Compliance Officer and Secretary
Agnieszka Zakowicz	Chief Financial Officer

Thomas H. Shortt has served as Vroom’s Chief Executive Officer and as a member of Vroom’s board of directors since May 2022. Prior to entering this role, he was Vroom’s Chief Operating Officer. Mr. Shortt’s additional experience and qualifications are discussed above.

Anna-Lisa Corrales has served as the Chief Legal Officer and Corporate Secretary of Vroom since August 2024 and as the Chief Compliance Officer since April 2023. Prior to joining the Company in 2019, Ms. Corrales was the General Counsel and Corporate Secretary of Jaguar Land Rover North America from 2008 to 2019. She spent several years in private practice at Frankfurt Kurnit Klein & Selz and at Paul Weiss Rifkind Wharton & Garrison. Prior to that, she clerked for the Honorable Ronald L. Ellis in the Southern District of New York. Ms. Corrales holds a Bachelor of Arts from Duke University and a Juris Doctor from New York University School of Law.

Agnieszka Zakowicz has served as Chief Financial Officer of Vroom since May 2024 and as Senior Vice President and principal accounting officer of Vroom since June 2022. Prior to that she served as the Company’s Vice President of SEC Reporting and Accounting Policy since August 2020, where she was responsible for financial reporting, technical accounting and SOX compliance. Previously, Ms. Zakowicz served as Senior Director of Accounting Policy since joining the Company in January 2019. Prior to joining the Company, Ms. Zakowicz worked as a Director in the Capital Markets and Accounting Advisory Practice at PricewaterhouseCoopers LLP for 18 years, where she assisted various clients with the financial reporting aspects of capital market transactions and technical accounting. Ms. Zakowicz holds a master’s degree in Finance from the Warsaw School of Economics.

D.	The Debtor’s Capital Structure[3]

As of the date hereof, and as described more fully in the subparts below, the Debtor is liable for approximately $290.5 million outstanding of long-term principal debt obligations under the Unsecured Notes (as defined below).

1.	The Unsecured Notes

As of the date hereof, Vroom’s sole funded indebtedness is approximately $290.5 million in principal amount outstanding of the Unsecured Notes.4 The maturity date of the Unsecured Notes is July 1, 2026, and interest on the Unsecured Notes accrues at the rate of 0.75% per annum, payable semi-annually in arrears on January 1 and July 1 of each year. The Non-Debtor Affiliates are neither guarantors nor otherwise obligated with respect to the Unsecured Notes.

Under the Unsecured Notes Indenture, a Fundamental Change (as defined therein) occurs if the common stock of Vroom ceases to be listed on any of The New York Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market. If a Fundamental Change occurs, the Unsecured Notes Indenture permits each Unsecured Noteholder to require Vroom to repurchase such holder’s Unsecured Notes for a cash purchase price equal to the principal amount of such Unsecured Notes plus accrued and unpaid interest thereon. If a Fundamental Change occurs and the Debtor is unable to repurchase the Unsecured Notes of holders that exercise repurchase rights, an Event of Default (as defined in the Unsecured Notes Indenture) will occur under the Unsecured Notes Indenture. Such an Event of Default would permit the Unsecured Notes Trustee, or holders of at least 25% of the aggregate principal amount of Unsecured Notes then outstanding, to declare the principal amount of, and all accrued and unpaid interest on, all of the Unsecured Notes then outstanding to become due and payable immediately.

[3]

Certain Non-Debtor Affiliates and/or affiliated trusts of such Non-Debtor Affiliates are obligors with respect to indebtedness incurred by those entities (the “Non-Debtor Indebtedness”). The Debtor is not an obligor with respect to the Non-Debtor Indebtedness, nor is the Debtor party to any contracts or agreements governing the Non-Debtor Indebtedness. For the avoidance of doubt, all rights and obligations with respect to the Non-Debtor Indebtedness, including any obligations of the Non-Debtor Affiliates in connection therewith, are to remain unaltered by the Chapter 11 Case and the Plan.

[4]

The initial issuance of the Unsecured Notes was in a principal amount of $625 million. In an effort to reduce outstanding indebtedness and avail itself of the available discount, since 2022, the Company opportunistically repurchased approximately $338.2 million in principal value of Unsecured Notes on the open market.

2.	General Unsecured Debt

In the ordinary course, the Company incurs trade debt with third-party contractors and vendors (the “Trade Creditors”) in connection with the operation of its businesses. To the extent Vroom is contractually or otherwise obligated to pay the Trade Creditors, such payments typically are made by the Non-Debtor Affiliates in the ordinary course of business. The Debtor believes that it, and the Non-Debtor Affiliates, are substantially current with respect to amounts owed to the Trade Creditors. The Trade Creditors will continue to be timely paid by the Non-Debtor Affiliates in the ordinary course during the Chapter 11 Case. In addition, the Plan contemplates that all General Unsecured Claims will be paid in full in the ordinary course or will be otherwise unimpaired.

3.	Vroom’s Common Stock

Since Vroom’s initial public offering in 2020, shares of its common stock have traded on the Nasdaq Global Select Market under the symbol “VRM.” On April 14, 2023, Vroom received a written notice that it had failed to comply with the $1.00 per share minimum bid price requirement (the “Minimum Bid Price Requirement”) for the prior thirty (30) consecutive business days, as required for continued inclusion on the Nasdaq Global Select Market. Vroom was allotted a period of 180 calendar days, or until October 11, 2023, to regain compliance with the Minimum Bid Price Requirement. Though Vroom was able to regain compliance with the Minimum Bid Price Requirement, on December 21, 2023, Vroom received a second written notice that it had failed to comply with the Minimum Bid Price Requirement for the prior thirty (30) consecutive business days.

In an effort to address this second notice of failure to comply with the Minimum Bid Price Requirement and avoid delisting, on February 13, 2024, following a special meeting of stockholders at which its stockholders approved such action, Vroom executed a 1-for-80 reverse stock split, consolidating every eighty (80) shares into one (1) and correspondingly adjusting equity awards, warrants, and shares issuable under equity incentive plans. The goal of the reverse stock split was to boost the share price to gain compliance with the Nasdaq Global Select Market’s minimum bid price requirement and thereby avoid delisting, which, in turn, would provide overall credibility to an investment in Vroom’s stock. On February 29, 2024, Vroom received a written notification from the Nasdaq Listing Qualifications that it had regained compliance with the Minimum Bid Price Requirement by maintaining a closing bid price per share of common stock of $1.00 or greater for eleven (11) consecutive business days, rendering the matter closed.

III.	KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASE

Throughout 2021, Vroom had record revenues and rapidly accelerating growth. The COVID-19 pandemic had accelerated consumers’ shift to e-commerce, including in the retail automotive industry, and this shift was reflected in Vroom’s financial results—Vroom’s year-over-year revenue increased by a multiple of over 2.3 from 2020 to 2021. In addition, Vroom’s initial public offering in 2020 was considered a resounding success. However, while the onset of the pandemic initially created an environment that fostered rapid growth of Vroom’s largely virtual businesses, the economic climate that emerged in the pandemic’s wake resulted in speedbumps across the used car industry. Further, Vroom struggled to scale its e-commerce business to meet surging demand, and investors began to shy away from cash-burning companies such as Vroom and its competitors, causing the stock price to drop. Nevertheless, Vroom is optimistic that, after giving effect to the proposed restructuring transactions and with its renewed focus on UACC and CarStory, its new future is bright.

A.	Industry and Macroeconomic Headwinds

As the COVID-19 pandemic dissipated, the automotive industry began to encounter headwinds. In February 2021, shortly after the Company had turned to wholesale channels to sell aging inventory that had not sold due to sales constraints in late 2020, used car demand and pricing quickly accelerated and the Company struggled to buy sufficient inventory. Used vehicle prices continued to rise during fall 2021, as car rental companies that historically had supplied auction inventory instead began purchasing vehicles at auction. In March 2022, Vroom made the decision to put the brakes on expansion. Meanwhile, sales were additionally delayed by title and registration issues, with such vehicles depreciating during the time it took to procure titles, and electric vehicle inventory lost additional value in January 2023 as Tesla revved up production and reduced prices.

Automotive financing businesses experienced separate challenges related to pandemic-related policies and government stimulus programs that affected loss and delinquency expectations, making it more difficult for auto lenders, such as UACC, to accurately predict receivables performance. RICs had been based on car values at the peak of the market and, in many cases, were extended to borrowers whose credit scores were artificially inflated following stimulus payments made by the United States government. Moreover, ongoing economic disruptions also had negative impacts across the industry. In addition, higher interest rates caused investors to rotate out of high-growth companies, such as Vroom, and into mature, cash-generating companies, reducing availability of capital needed for operations—for instance, the capital Vroom needed to scale its car sales business appropriately to meet growing customer demand. Driven by this faltering investor sentiment, the price of Vroom’s stock began to drop over the course of 2021.

B.	Vroom-Specific Challenges

Vroom’s share price deteriorated further over the course of 2022 and 2023. As previously discussed, Vroom received two separate notices of failure to comply with the Nasdaq Global Select Market’s Minimum Bid Price Requirement, placing Vroom at risk of being delisted—which in turn would trigger a default under the Unsecured Notes Indenture. In addition, the Company was unable to raise capital that, in turn, would have bolstered efforts to procure alternative financing to continue its vehicle floorplan facility, leading it to pursue the Value Maximization Plan. On January 19, 2024, Vroom and Ally Bank and Ally Financial Inc. amended the Company’s existing vehicle floorplan facility, suspending the facility and thereby eliminating financing for future vehicle purchases, while also requiring that the Company maintain 40% of its outstanding borrowings in cash.

The market reacted negatively to this announcement, and Vroom’s share price further declined. While Vroom ultimately regained compliance with Nasdaq rules through its reverse split on February 13, 2024 (as described above), Vroom’s market capitalization has dropped to approximately $16.1 million as of the date hereof. Notwithstanding any potential future reverse splits, in addition to the Minimum Bid Price Requirement, Vroom is required to comply with additional continued listing requirements in order to remain listed on the Nasdaq Global Select Market, some of which it is at risk of failing to comply with. This in turn puts Vroom at risk of being delisted, particularly as it does not have the option of transferring to a different, less burdensome tier of The Nasdaq Stock Exchange, such as the Nasdaq Capital Market, because such a transfer would constitute a Fundamental Change (as defined therein) under the Unsecured Notes Indenture. If Vroom continues on its current course and is subjected to delisting, it will default under the Unsecured Notes Indenture. This default, in turn, will entitle Unsecured Noteholders to demand repurchase of their Unsecured Notes, which obligation Vroom, Inc. will be unable to meet due to insufficient liquidity. Moreover, though the Non-Debtor Affiliates remain able to satisfy their own funded debt and trade obligations when they come due in the ordinary course, the additional burden of the Unsecured Notes rendered the Company in need of relief from a liquidity perspective. Because the Unsecured Notes are structurally subordinate to the Non-Debtor Affiliates’ trade and funded debt, the Company determined that negotiating with the Unsecured Noteholders was the most practical approach, in addition to minimizing disruption to the Company’s commercial operations.

C.	Restructuring Negotiations with Unsecured Noteholders

In December 2023, Vroom’s management commenced discussions with the principals and advisors of Mudrick Capital Management, L.P. (“Mudrick”), the largest holder of Unsecured Notes, in the hope that Mudrick would be amenable to restructuring the Unsecured Notes, as the Debtor believed was essential to raise capital to continue implementation of the Long-Term Roadmap. Mudrick had acquired a significant portion of the Unsecured Notes in mid-2022, and Vroom’s management had begun meeting with Mudrick at least quarterly following Vroom’s May 2022 first-quarter earnings call.

After Mudrick signed a non-disclosure agreement (an “NDA”), Vroom shared the slide deck it was using to market Vroom to investors in its ongoing effort to raise capital. Vroom explained to Mudrick that, in order to raise capital to implement the Long-Term Roadmap, Vroom was looking for Mudrick’s cooperation in restructuring the Unsecured Notes. Mudrick indicated willingness to partake in discussions regarding such a restructuring provided that Vroom was able to raise incremental capital. After such capital raise efforts were determined to be futile and Vroom implemented the Value Maximization Plan, Vroom continued to meet at least quarterly with Mudrick. In August 2024, Vroom met with Mudrick (which was bound by a new NDA) to share its new Long-Term Strategic Plan and to discuss recapitalizing the Company. Following months of discussion regarding the general parameters of a recapitalization, by early October 2024, Vroom and Mudrick began focusing their negotiations on the specific terms of a debt-for-equity exchange.

IV.	ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE

In accordance with the Restructuring Support Agreement, the Debtor anticipates filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code on or about November 13, 2024, and anticipates filing the Plan and this Disclosure Statement with the Bankruptcy Court concurrently or shortly thereafter. The filing of the petition will commence the Chapter 11 Case, at which time the Debtor will be afforded the benefits, and become subject to the limitations, of the Bankruptcy Code.

A.	Commencement of the Chapter 11 Case and First Day Motions

The Debtor intends to continue to operate its business in the ordinary course during the pendency of the Chapter 11 Case as it has prior to the Petition Date. The Debtor plans to file various motions seeking relief from the Bankruptcy Court which, if granted, will ensure a seamless transition between the Debtor’s prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Case, and minimize any disruptions to the Debtor’s businesses. The following is a brief overview of the substantive relief the Debtor intends to seek on the Petition Date to maintain its operations in the ordinary course.

1.	Cash Management System

The Debtor and the Non-Debtor Affiliates maintain a centralized Cash management system designed to receive, monitor, aggregate, and distribute Cash. On the Petition Date, the Debtor intends to seek authority from the Bankruptcy Court to continue the use of its existing Cash management system, bank accounts, and related business forms to avoid any disruption to the Debtor’s business and facilitate the efficient administration of the Chapter 11 Case.

2.	Equity Trading/NOL

The Debtor has certain net operating losses and other tax attributes that may provide material future tax savings or other tax structuring possibilities in the Chapter 11 Case. As a result, on the Petition Date, the Debtor intends to seek entry of an order from the Bankruptcy Court (a) approving certain notification procedures related to certain transfers of, or claims of worthlessness with respect to, the beneficial ownership of Vroom’s outstanding common stock, and (b) directing that any purchase, sale, other transfer of, or claim of worthlessness with respect to, the beneficial ownership of Vroom’s outstanding common stock in violation of the procedures shall be null and void ab initio.

B.	Confirmation Hearing and Solicitation Procedures

The Debtor intends to file a motion requesting that the Bankruptcy Court, among other things, (i) schedule a combined hearing to consider (a) approval of the adequacy of the Disclosure Statement on a final basis and (b) confirmation of the Plan; and (ii) conditionally approve the adequacy of the Disclosure Statement and approve the Debtor’s proposed solicitation procedures with respect to the solicitation of the Plan using this Disclosure Statement. The Debtor anticipates that notice of the Confirmation Hearing will be published and mailed to all known Holders of Claims and Equity Interests at least twenty-eight (28) days before the date by which objections to Confirmation must be Filed with the Bankruptcy Court.

C.	Other Procedural Motions and Retention of Professionals

The Debtor intends to file several other motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Case, including, among others, applications to retain various professionals to assist the Debtor in the Chapter 11 Case.

V.	PENDING LITIGATION

In the ordinary course of business, from time to time, the Debtor is the subject of complaints or litigation from third parties claiming that the Debtor did not meet certain disclosure requirements under the Securities Exchange Act of 1934 and the Securities Act of 1933. At present, Vroom is subject to a pending class action lawsuit captioned In re Vroom, Inc. Securities Litigation, Case No. 21-cv-2477 (S.D.N.Y.) and certain purported shareholder derivative lawsuits alleging claims based on the same general course of conduct. The Debtor believes these lawsuits are without merit and intends to vigorously contest the claims asserted therein. While the outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties, based upon information presently known to management, the Debtor believes that the potential liability, if any, will not have a material adverse effect on the Debtor’s financial condition, cash flows, or results of operations.

Notwithstanding this belief, legal proceedings are subject to substantial uncertainties concerning the outcome of material factual and legal issues relating to the litigation. Accordingly, the Debtor cannot currently predict the manner and timing of the resolution of some of these matters and may be unable to estimate a range of possible losses or any minimum loss from such matters.

VI.	SUMMARY OF THE PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is attached hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Claims and Priority Claims

1.	Treatment of General Administrative Claims

Subject to the paragraph below regarding Professional Fee Claims, to the extent such Claim has not already been paid in full during the Chapter 11 Case, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim or fees and charges assessed against the Estate under section 1930, chapter 123, of title 28, United States Code), in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive, at the option of the Debtor or the Reorganized Debtor, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Administrative Claim or (b) such other less favorable treatment as to which the Debtor or the Reorganized Debtor, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; or (c) such other treatment as permitted by section 1129(a)(9) of the Bankruptcy Code; provided that Administrative Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business by the Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

2.	Treatment of Professional Fee Claims

(a)	Final Fee Applications

All final requests for Professional Fee Claims shall be Filed no later than thirty (30) days after the Effective Date. After notice in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtor and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim.

(b)	Professional Fee Escrow Account

No later than the Effective Date, the Debtor or the Reorganized Debtor, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained by the Reorganized Debtor, in trust solely for the benefit of the Professionals. The Reorganized Debtor shall not commingle any funds contained in the Professional Fee Escrow Account. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estate, the Debtor, or the Reorganized Debtor. The amount of Professional Fee Claims owing to the Professionals shall be paid in full in Cash to such Professionals by the Reorganized Debtor from the Professional Fee Escrow Account within five (5) Business Days after such Professional Fee Claims are Allowed by a Final Order; provided that the Debtor’s and the Reorganized Debtor’s obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Professionals, the Reorganized Debtor shall pay such amounts within ten (10) Business Days after entry of the order approving such Professional Fee Claims. When all such Professional Fee Claims have been resolved (either because they are Allowed Professional Fee Claims that have been paid or because they have been disallowed, expunged, or withdrawn), any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtor without any further action or order of the Bankruptcy Court and distributed as set forth in the Plan.

(c)	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate their accrued and unpaid Professional Fee Claims prior to and as of the Effective Date and shall deliver such estimate to the Debtor within five (5) days of the Effective Date. If a Professional does not provide such estimate, the Reorganized Debtor shall estimate the accrued and unpaid fees and expenses of such Professional; provided, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount; provided, that the Reorganized Debtor shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

(d)	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtor shall in the ordinary course of business pay (subject to the receipt of an invoice) in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtor or Reorganized Debtor (as applicable) after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Treatment of Priority Tax Claims

Subject to Article VIII of the Plan, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive, if legally required, interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Reorganized Debtor and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

4.	Treatment of Statutory Fees

All fees due and payable pursuant to section 1930 of chapter 123 of the Judicial Code prior to the Effective Date shall be paid by the Debtor. On and after the Effective Date, the Reorganized Debtor shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. The Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of the Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

B.	Classification and Treatment of Classified Claims and Equity Interests

1.	Classification in General

Except for the Claims addressed in Article II of the Plan, all Claims and Equity Interests are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtor has not classified Administrative Claims and Priority Tax Claims, as described in Article II.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, Confirmation, and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of that Class, and such Claim or Equity Interest shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed, or otherwise settled prior to the Effective Date.

2.	Summary of Classification and Treatment of Classified Claims and Equity Interests

The following table designates the Classes of Claims against and Equity Interests in each of the Debtor and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or reject the Plan, as the case may be.

Class	Claim/Equity Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Presumed to Accept

2.	Secured Claims	Unimpaired	Presumed to Accept

3.	Unsecured Notes Claims	Impaired	Entitled to Vote

4.	General Unsecured Claims	Unimpaired	Presumed to Accept

5.	510(b) Claims	Unimpaired	Presumed to Accept

6.	Intercompany Claims	Unimpaired	Presumed to Accept

7.	Existing Equity Interests	Impaired	Entitled to Vote

8.	Existing Equity Awards	Impaired	Entitled to Vote

3.	Classification and Treatment of Claims and Equity Interests

(a)	Class 1 – Other Priority Claims

Class 1 is an Unimpaired Class. Subject to Article VIII of the Plan, to the extent such Allowed Other Priority Claim has not already been paid in full during the Chapter 11 Case, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Other Priority Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Other Priority Claim, at the option of the Debtor or the Reorganized Debtor, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such

Allowed Other Priority Claim; (b) such other less favorable treatment as to which the Debtor or Reorganized Debtor, as applicable, and the Holder of such Allowed Other Priority Claim shall have agreed upon in writing; or (c) such other treatment such that such Allowed Other Priority Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that Other Priority Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business by the Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(b)	Class 2 – Secured Claims

Class 2 is an Unimpaired Class. Subject to Article VIII of the Plan, except to the extent that a Holder of an Allowed Secured Claim agrees to less favorable treatment of its Allowed Secured Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed Secured Claim, on the Effective Date, each Holder of such Allowed Secured Claim shall receive either (a) payment in full in Cash; (b) delivery of the Collateral securing such Allowed Secured Claim; (c) reinstatement of such Allowed Secured Claim; or (d) such other treatment rendering such Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that Secured Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business by the Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)	Class 3 – Unsecured Notes Claims

Class 3 is an Impaired Class. Except to the extent that such Holder of an Allowed Unsecured Notes Claim agrees to less favorable treatment, on the Effective Date, each Holder of Allowed Unsecured Notes Claims will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Unsecured Notes Claim, its Pro Rata share of 92.94% of the New Common Stock (subject to dilution by (i) the New Warrants, (ii) the MIP Equity, and (iii) the Post-Effective Date Equity Awards).

(d)	Class 4 – General Unsecured Claims

Class 4 is an Unimpaired Class. Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtor agree to less favorable treatment on account of such Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, in the sole discretion of the Debtor, either (a) payment in full in Cash, or (b) such other treatment as to render such Holder Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

(e)	Class 5 – 510(b) Claims

Class 5 is an Unimpaired Class. On the Effective Date, each 510(b) Claim shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. The Holders of Claims in Class 5 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject the Plan.

(f)	Class 6 – Intercompany Claims

Class 6 is an Unimpaired Class. On the Effective Date, each Intercompany Claim shall be, at the option of the Debtor or the Reorganized Debtor, as applicable, reinstated, compromised, or canceled and released without any distribution.

(g)	Class 7 – Existing Equity Interests

Class 7 is an Impaired Class. Except to the extent that a Holder of an Allowed Existing Equity Interest agrees to less favorable treatment, on the Effective Date, each Holder of an Allowed Existing Equity Interest shall receive:

(i)	its Pro Rata share of 7.06% of the New Common Stock (subject to dilution by (1) the New Warrants, (2) the MIP Equity, and (3) the Post-Effective Date Equity Awards); and

(ii)	its Pro Rata share of the New Warrants.

(h)	Class 8 – Existing Equity Awards

Class 8 is an Impaired Class. Except to the extent that a Holder of an Allowed Existing Equity Award agrees to less favorable treatment, on the Effective Date, all Allowed Existing Equity Awards shall be converted into the Post-Effective Date Equity Awards.

4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect or limit the Debtor’s or the Reorganized Debtor’s rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

5.	Elimination of Vacant Classes

Any Class of Claims or Equity Interests that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

C.	Acceptance or Rejection of the Plan

1.	Presumed Acceptance of Plan

Classes 1, 2, 4, 5, and 6 are Unimpaired under the Plan. Therefore, the Holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan. Notwithstanding their non-voting status, Holders of Claims in Classes 1, 2, 4, and 5 will receive a Release Opt-Out Form to allow such Holders to affirmatively opt out of the Third-Party Release.

2.	Voting Classes

Classes 3, 7, and 8 are Impaired under the Plan. The Holders of Claims and Equity Interests in such Classes as of the Voting Record Date are entitled to vote to accept or reject the Plan.

3.	Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Equity Interests eligible to vote and no Holder of Claims or Equity Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Equity Interests, as applicable, in such Class.

4.	Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

Pursuant to section 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Equity Interests has accepted the Plan if the Holders of at least two-thirds (2/3) in dollar amount of the Allowed Equity Interests in such Class actually voting have voted to accept the Plan.

5.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, is Impaired or properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy at or before the Combined Hearing.

6.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by Class 3. The Debtor requests confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtor reserves the right, subject to the terms of the Restructuring Support Agreement, to modify the Plan or the Plan Supplement in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

7.	Votes Solicited in Good Faith

The Debtor has, and upon Confirmation shall be deemed to have, solicited votes on the Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with Solicitation. Accordingly, the Debtor, the Reorganized Debtor, and each of their respective Representatives shall be entitled to, and upon Confirmation are granted, the protections of section 1125(e) of the Bankruptcy Code.

D.	Means for Implementation of the Plan

1.	Restructuring Transactions

Without limiting any rights and remedies of the Debtor or Reorganized Debtor under the Plan or applicable law, the entry of the Combined Order shall constitute authorization for the Debtor and Reorganized Debtor, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on and after the Effective Date, subject to the consent rights and agreements and obligations contained in the Restructuring Support Agreement. Such restructuring may include one or more issuances, transfers, mergers, amalgamations, consolidations, restructurings, dispositions, liquidations, conversions, elections, dissolutions, cancellations, formations, or creations of one or more new Entities, as may be determined by the Debtor (in consultation with the Required Consenting Noteholders) or Reorganized Debtor, to be necessary or appropriate (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Combined Order. The actions to effectuate the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, conversion, elections, cancellation, formation, creation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of issuance, transfer, assignment, assumption, distribution, contribution, direction, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, cancellation, formation, creation, conversion, or dissolution, or the filing of elections, pursuant to applicable state law; (d) the creation of one or more new Entities; and (e) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable state law in connection with such transactions.

The Restructuring Transactions shall include the Restructuring Transactions set forth in the Plan, as well as those which may be set forth in the Restructuring Transaction Steps Memorandum (if applicable). Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Combined Order shall and shall be deemed to authorize the Restructuring Transactions, including, without limitation and to the extent applicable, those set forth in the Restructuring Transaction Steps Memorandum, which shall and shall be deemed to occur in the sequence set forth therein.

2.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of the Plan, after the Effective Date, the Reorganized Debtor shall continue to exist as a separate legal Entity in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to its certificate or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificate and/or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated, cancelled, or otherwise modified by the Plan, the Plan Supplement, or otherwise, and to the extent any such document is amended, such document is deemed amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

3.	Vesting of Assets in the Reorganized Debtor Free and Clear of Liens and Claims

Except as otherwise expressly provided in the Plan, the Combined Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Debtor’s Estate, all claims, rights, and Litigation Claims of the Debtor, and any other assets or property acquired by the Debtor or the Reorganized Debtor during the Chapter 11 Case or under or in connection with the Plan (other than Claims or Causes of Action subject to the Debtor Release, the Professional Fee Escrow Account and any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtor free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens that survive the occurrence of the Effective Date as described in Article III of the Plan. On and after the Effective Date, the Reorganized Debtor may (a) operate its businesses, (b) use, acquire, and dispose of its property and (c) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Combined Order.

4.	Issuance and Distribution of Plan Securities

On the Effective Date or as soon as reasonably practicable thereafter, subject to Article V.E of the Plan and the terms and conditions of the Restructuring Transactions, the Reorganized Debtor shall issue the Plan Securities to (a) Holders of Allowed Unsecured Notes Claims in Class 3 and (b) Holders of Allowed Equity Interests in Class 7 and Class 8. For avoidance of doubt, the New Common Stock issued to Holders of Allowed Unsecured Notes Claims in Class 3 and Allowed Equity Interests in Class 8 shall be subject to dilution by the Post-Effective Date Equity Awards, the New Warrants, and the MIP Equity; the Post-Effective Date Equity Awards issued to Holders of Existing Equity Awards in Class 8 shall be subject to dilution by the New Warrants and the MIP Equity; the New Warrants shall be subject to dilution by the Post-Effective Date Equity Awards and the MIP Equity; and the MIP Equity will be issued on a fully-diluted basis after giving effect to the issuance, vesting or exercise, as applicable, of all Plan Securities. The New Common Stock shall carry voting rights in accordance with the New Governance Documents.

Distribution of the Plan Securities may be made by delivery of stock certificates or book-entry transfer thereof by (or at the direction or consent of) the applicable Distribution Agent in accordance with the Plan, the New Warrants Agreement, and the New Governance Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of the Reorganized Debtor shall be the number of shares of common stock of the Reorganized Debtor as may be designated in the New Governance Documents and/or the New Warrants Agreement.

5.	Plan Securities; Securities Act Registration and Section 1145 and Private Placement Exemptions

On and after the Effective Date, the Debtor and the Reorganized Debtor, as applicable, are authorized to and shall provide or issue the Plan Securities (including the Post-Effective Date Equity Awards or the MIP Equity and excluding the New Common Stock issuable upon exercise of the New Warrants) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with the Plan, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offering, issuance, and distribution of Plan Securities (including the New Common Stock, Post-Effective Date Equity Awards, the MIP Equity, and the issuance of New Common Stock upon exercise of the New Warrants) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities pursuant to section 1145(a) of the Bankruptcy Code. The Reorganized Debtor reserves the right to register Plan Securities, including the shares of New Common Stock underlying the New Warrants, with the U.S. Securities and Exchange Commission by filing a registration statement on Form S-1 in its discretion if it determines that doing so would be necessary or desirable in connection with the trading of such Plan Securities. The New Warrants will not be exercisable for a period of one (1) year after the Effective Date.

The Plan Securities shall be freely transferable by the recipients thereof, subject to (a) any limitations that may be applicable to any Person receiving such securities that is an “affiliate” of the Reorganized Debtor as determined in accordance with applicable U.S. securities law and regulations or is otherwise an “underwriter” as defined in section 1145(b) of the Bankruptcy Code; (b) any transfer restrictions of such securities and instruments in the New Governance Documents; and (c) the receipt of any applicable regulatory approvals.

The Plan Securities issued pursuant to Section 4(a)(2), Regulation D and/or Regulation S and not subject to Section 1145(a) of the Bankruptcy Code, if any, will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration (or an applicable exemption from such registration requirements) under the

Securities Act and other applicable law. Such securities will also be subject to any transfer restrictions in the New Governance Documents and the receipt of any applicable regulatory approvals.

The Plan Securities will be made eligible for clearance and trading through the book entry facilities of DTC, subject to restrictions on transfer, including any restrictions under the applicable non-bankruptcy law, on or as promptly as practicable after the Effective Date, and the Reorganized Debtor shall not be required to provide any further evidence other than the Plan or Combined Order with respect to the treatment of such applicable portion of the New Common Stock or the New Warrants, and the Plan or Combined Order shall be deemed to be legal and binding obligations of the Reorganized Debtor in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Combined Order in lieu of a legal opinion regarding whether the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, neither DTC nor any stock transfer agent may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Plan Securities (including the New Common Stock, the New Warrants, the Post-Effective Date Equity Awards, or the MIP Equity) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

To the extent de-listed from a nationally recognized securities exchange in connection with the Chapter 11 Case, the Reorganized Debtor shall use commercially reasonable efforts to list the New Common Stock for trading on Nasdaq, the New York Stock Exchange or a comparable nationally recognized securities exchange following the Effective Date.

6.	Management Incentive Plan

Promptly following the Effective Date, the New Board shall approve and implement the MIP consistent with the MIP Term Sheet. The RSU Awards and the ESO Grants shall be granted subject to approval by the New Board, with the allocation of such grants to be determined in good faith by the New Board in consultation with the Reorganized Debtor’s chief executive officer.

7.	Subordination

The allowance, classification, and treatment of satisfying all Claims and Equity Interests proposed under the Plan takes into consideration any and all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. On the Effective Date, any and all subordination rights or obligations that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims and Allowed Equity Interests will not be subject to turnover or payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights; provided, that any such subordination rights shall be preserved in the event the Combined Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or the Plan is revoked or withdrawn.

8.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII of the Plan, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtor or the Estate shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Combined Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtor such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtor.

9.	Organizational Documents of the Reorganized Debtor

On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtor’s certificate of incorporation and bylaws shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. To the extent required under the Plan or applicable non-bankruptcy law, the Reorganized Debtor will file the New Governance Documents with the applicable Secretary of State and/or other applicable authorities in any applicable state, province, or country of incorporation in accordance with the corporate or other applicable laws of such states, provinces, or countries. The New Governance Documents shall, among other things: (a) authorize the issuance of the Plan Securities; and (b) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities. Subject to Article VI.E of the Plan, after the Effective Date, the Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Governance Documents, and the Plan.

10.	Corporate Action

The Debtor and the Reorganized Debtor may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the provisions of the Plan, including, without limitation, the issuance, transfer, or distribution of the Plan Securities to be issued pursuant hereto, and without further notice to or order of the Bankruptcy Court, any act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtor or the Reorganized Debtor or by any other Person (except for those expressly required pursuant hereto).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtor (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Person or Entity, or the need for any approvals, authorizations, actions or consents of or from any such Person or Entity.

As of the Effective Date, all matters provided for in the Plan involving the legal or corporate structure of the Debtor or the Reorganized Debtor (including, without limitation, the adoption of the New Governance Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtor), and any legal or corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, including, without limitation, in connection with the authorization, execution and delivery of the New Warrants Agreement shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtor and the Reorganized Debtor are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtor and the Reorganized Debtor, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtor and the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

Prior to or on the Effective Date, the Debtor is authorized, in its sole discretion, to change its name and to take any other such action as required to effectuate a change of name in its jurisdiction of incorporation. To the extent the Debtor changes its name prior to the closing of the Chapter 11 Case, the Debtor shall change the case caption accordingly.

11.	Directors and Officers of the Reorganized Debtor

From and after the Effective Date, each director or officer of the Reorganized Debtor shall serve pursuant to the terms of the charters and bylaws or other constituent documents of the Reorganized Debtor and applicable state corporation law. Additionally, in accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the New Board and any Person proposed to serve as an officer of the Reorganized Debtor shall be disclosed in the Plan Supplement.

12.	Cancellation of Notes, Certificates, and Instruments

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, stock, instruments, certificates, credit agreements and other agreements and documents evidencing or relating to the Unsecured Notes Claims, any Impaired Claim, and/or any Impaired Equity Interest (including Existing Equity Interests and Existing Equity Awards) shall be canceled and the obligations of (a) the Debtor thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity, and (b) the Unsecured Notes Indenture Trustee shall be discharged and its duties deemed satisfied except (to the extent applicable) with respect to serving as the Distribution Agent with respect to the applicable Unsecured Notes Claims; provided, that the Unsecured Notes Documents shall continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Unsecured Notes Indenture Trustee or other applicable Distribution Agent thereunder to make (or cause to be made), distributions under the Plan. Except to the extent otherwise provided in the Plan and the Restructuring Documents, upon completion of all such distributions the Unsecured Notes Documents and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered.

Notwithstanding Confirmation or the occurrence of the Effective Date, except as otherwise provided herein, only such provisions that, by their express terms, survive the termination or the satisfaction and discharge of the Unsecured Notes Documents shall survive the occurrence of the Effective Date, including the rights of the Unsecured Notes Indenture Trustee to assert, pursue, and be paid with respect to any charging liens, expense reimbursement, indemnification, and similar amounts.

13.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtor or the Reorganized Debtor, as applicable, to make payments required pursuant to the Plan will be obtained from their respective Cash balances, including Cash from operations. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtor. The Debtor or the Reorganized Debtor, as applicable, may transfer funds from its Non-Debtor Affiliates to itself through its integrated cash management system and/or intercompany transactions as it determines to be necessary or appropriate to enable the Reorganized Debtor to make the payments and distributions contemplated by the Plan. To the extent consistent with any applicable limitations set forth in any applicable post-Effective Date agreement, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtor’s historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtor, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the New Board deems appropriate.

14.	Preservation and Reservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Article X.B and the Exculpation contained in Article X.E of the Plan), the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including, without limitation, any actions specifically identified in the Plan Supplement or the Schedule of Retained Causes of Action, and the Reorganized Debtor’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtor, as the successor-in-interest to the Debtor and the Estate, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Causes of Action without notice to or approval from the Bankruptcy Court.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement (including the Schedule of Retained Causes of Action), or the Disclosure Statement to any Cause of Action against it as any indication that the Debtor or the Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action of the Debtor against it. Except as otherwise set forth in the Plan, the Debtor and the Reorganized Debtor expressly reserve all rights to prosecute any and all Causes of Action against any Entity.

The Debtor expressly reserves all Causes of Action and Litigation Claims for later adjudication by the Debtor or the Reorganized Debtor (including, without limitation, Causes of Action and Litigation Claims not specifically identified in the Plan Supplement or the Schedule of Retained Causes of Action or of which the Debtor may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtor at this time or facts or circumstances that may change or be different from those the Debtor now believes to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Combined Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in the Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E of the Plan) or any other Final Order (including, without limitation, the Combined Order). In addition, the Debtor and the Reorganized Debtor expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtor is a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

For the avoidance of doubt, the Debtor and the Reorganized Debtor do not reserve any Causes of Action or Litigation Claims that have been expressly released (including, for the avoidance of doubt, Claims otherwise released pursuant to the Debtor Releases provided in Article X.B and the Exculpation contained in Article X.E of the Plan).

15.	Payment of Fees and Expenses of Certain Creditors

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Case) in accordance with, and subject to, the terms set forth in the Plan and the Restructuring Support Agreement, as applicable, without any requirement to File a fee application with the Bankruptcy Court or for Bankruptcy Court review or approval. On or before the date that is five (5) days prior to the Effective Date, invoices for all Restructuring Expenses incurred or estimated to be incurred prior to and as of the Effective Date shall be submitted to the Debtor and paid by the Debtor or the Reorganized Debtor, as applicable, in accordance with, and subject to, the terms set forth in the Plan and the Restructuring Support Agreement. In addition, the Debtor and the Reorganized Debtor (as applicable) shall continue to pay, when due and payable in the ordinary course, the Restructuring Expenses related to the Plan and implementation, Consummation, and defense of the Restructuring Transactions, whether incurred before, on, or after the Effective Date, in accordance with any applicable engagement letter.

E.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption or Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtor will be assumed by the Debtor in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

a.	have been assumed or rejected by the Debtor by prior order of the Bankruptcy Court;

b.	are the subject of a motion to reject Filed by the Debtor pending on the Effective Date;

c.

are identified as rejected Executory Contracts and Unexpired Leases by the Debtor on the Schedule of Rejected Executory Contracts and Unexpired Leases to be Filed in the Plan Supplement, which may be amended by the Debtor up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by Filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties; or

d.	are rejected or terminated pursuant to the terms of the Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Combined Order shall constitute an order of the Bankruptcy Court approving such assumptions and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to the Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (a) the commencement of the Chapter 11 Case or the insolvency or financial condition of the Debtor at any time before the closing of the Chapter 11 Case, (b) the Debtor’s or the Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease, or (c) the Confirmation or Consummation of the Plan, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to the Plan shall revest in and be fully enforceable by the Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of the Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by the Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that the Debtor has any liability thereunder.

2.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (a) the amount of any Cure Claim, (b) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed, or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, that after the Confirmation Date, the Debtor or the Reorganized Debtor, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

3.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Combined Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Combined Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 4 General Unsecured Claim.

Any Person or Entity that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtor, the Reorganized Debtor, or the Estate, and the Debtor, its Estate, and the Reorganized Debtor, and their respective assets and property, shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F of the Plan.

4.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and will be assumed by the Debtor (and assigned to the Reorganized Debtor, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or Cure Claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies will survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Debtor’s assumption of each of the D&O Liability Insurance Policies.

In furtherance of the foregoing, the Reorganized Debtor shall maintain and continue in full force and effect the D&O Liability Insurance Policies for the benefit of the insured Persons for the full term of such policies, and all insured Persons, including without limitation, any members, managers, directors, and officers of the Reorganized Debtor who served in such capacity at any time prior to the Effective Date or any other individuals covered by such D&O Liability Insurance Policies, shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such insured Persons remain in such positions after the Effective Date. Notwithstanding the foregoing, after assumption of the D&O Liability Insurance Policies, nothing in the Plan or the Combined Order alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of the Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtor under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

The Debtor is further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

5.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtor (and assigned to the Reorganized Debtor, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or Cure Claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Debtor’s assumption of each of the Indemnification Provisions. Confirmation and Consummation of the Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtor or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

6.	Employment Plans

Subject to the provisions of the Plan, all Specified Employee Plans (other than awards of stock options, restricted stock, restricted stock units, performance stock units, and other equity awards, including stock rights under any stock purchase plan) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Specified Employee Plans shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All Specified Employee Plans to which contributions are made will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtor reserves all of its rights under such agreements. For the avoidance of doubt, the Debtor and the Reorganized Debtor, as applicable, shall honor all its obligations under section 1114 of the Bankruptcy Code. After the Effective Date, the New Board shall, in its discretion, implement employee incentive or bonus plans as and when it deems appropriate in accordance with the terms of any applicable New Governance Document; provided, that the MIP shall be implemented pursuant to and in accordance with the terms of the Plan, including Article V.F of the Plan. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Debtor’s assumption of each of the Specified Employee Plans.

7.	Insurance Contracts

On the Effective Date, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtor (and assigned to the Reorganized Debtor, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or Cure Claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Debtor’s assumption of each of the Insurance Contracts. Confirmation and Consummation of the Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtor or any insurer under the Insurance Contracts.

8.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtor to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of the Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

9.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtor or the Reorganized Debtor shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

10.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtor may be performed by the Debtor or Reorganized Debtor in the ordinary course of business without further approval of the Bankruptcy Court.

11.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtor or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtor or the Reorganized Debtor, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

F.	Provisions Governing Distributions

1.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Equity Interest is not an Allowed Claim or Allowed Equity Interest on the Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest

(as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Equity Interests (as applicable) in the applicable Class; provided, that any Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case or assumed by the Debtor prior to the Effective Date shall be paid or performed in the ordinary course of business.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in Article VIII of the Plan.

2.	Distribution Agent

Except as otherwise provided in the Combined Order, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date, except as otherwise set forth herein. The Reorganized Debtor may employ or contract with other Entities to assist in or make the distributions required by the Plan and may pay the reasonable and documented fees and expenses of such Entities and the Distribution Agent in the ordinary course of business. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Distribution Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.

3.	Rights and Powers of Distribution Agent

(a)	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all distributions contemplated thereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions thereof.

Distributions on account of the Allowed Unsecured Notes Claims shall be made to (or in coordination with) the Unsecured Notes Indenture Trustee and the Unsecured Notes Indenture Trustee will be, and shall act as, the Distribution Agent with respect to the Unsecured Notes Claims in accordance with the terms and conditions of the Plan and the Unsecured Notes Documents. All distributions to Holders of Allowed Unsecured Notes Claims shall be deemed completed when made by the Debtor or Reorganized Debtor to (or at the direction or consent of) the Unsecured Notes Indenture Trustee.

(b)	Expenses Incurred on or after the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable and documented fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes), and any reasonable and documented compensation and expense reimbursement claims (including reasonable and documented attorney fees and expenses), made by the Distribution Agent shall be paid in Cash by the Debtor or the Reorganized Debtor, as applicable, and as of the date of such completion with respect to distributions made to Holders of Allowed Unsecured Notes Claims, the duties of the Unsecured Notes Indenture Trustee with respect to such distributions shall be deemed satisfied and discharged.

For the avoidance of doubt, if and to the extent the Unsecured Notes Indenture Trustee serves as the Distribution Agent with respect to the Unsecured Notes Claims, (i) the Unsecured Notes Indenture Trustee shall incur no liability and be held harmless by the Reorganized Debtor, except for its fraud, gross negligence, or willful misconduct, and (ii) the Distribution Agent shall be deemed to be an additional capacity of the Unsecured Notes Indenture Trustee under the applicable Unsecured Notes Documents entitling it to all rights, privileges, benefits, immunities, and protections provided under such documents.

4.	Special Rules for Distributions to Holders of Disputed Claims and Disputed Interests

Except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Equity Interest until all such disputes in connection with such Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim or Allowed Equity Interest and a Disputed Claim or Disputed Equity Interest shall not receive any distribution on the Allowed Claim or Allowed Equity Interest unless and until all objections to the Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order or such Claims or Equity Interests have been Allowed or expunged.

5.	Delivery of Distributions

(a)	Delivery of Distributions in General

Except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims and Allowed Equity Interests as of the Distribution Record Date, or, if applicable, to such Holders’ respective designees, as appropriate: (i) at the address for each such Holder as indicated on the Debtor’s records as of the Distribution Record Date (or of a designee designated by a Holder of Unsecured Notes Claims); (ii) to the signatory set forth on any Proof of Claim Filed by such Holder or other Representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtor has not been notified in writing of a change of address); (iii) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtor or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; or (iv) on any counsel that has appeared in the Chapter 11 Case on the Holder’s behalf; provided, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtor.

(b)	Delivery of Distributions on Account of Unsecured Notes Claims

The Unsecured Notes Indenture Trustee shall be deemed to be the Holder of all Allowed Unsecured Notes Claims for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be made to or at the direction of the Unsecured Notes Indenture Trustee. As soon as practicable following compliance with the requirements set forth in Article VII of the Plan, if applicable, the Unsecured Notes Indenture Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of Allowed Unsecured Notes Claims in accordance with the terms of the Unsecured Notes Indenture and the Plan.

The Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, may transfer or facilitate the transfer of distributions to Holders of Unsecured Notes Claims through the facilities of DTC in exchange for the relevant Unsecured Notes. If it is necessary to adopt alternate, additional, or supplemental distribution procedures for any reason, including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under the Plan, the Debtor or Reorganized Debtor, as applicable, shall implement the Alternate/Supplemental Distribution Process.

Notwithstanding anything in the Plan to the contrary and without limiting the exculpation and release provisions thereof, the Unsecured Notes Indenture Trustee shall not have any liability to any Entity with respect to distributions made or directed to be made by the Unsecured Notes Indenture Trustee.

(c)	Minimum Distributions

No fractional shares or units of New Common Stock or Post-Effective Date Equity Awards shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. Whenever any payment or distribution of a fraction of a dollar, share, or unit of New Common Stock or Post-Effective Date Equity Awards under the Plan would otherwise be called for, the actual payment or distribution will reflect (a) with respect to New Common Stock, a rounding of such fraction to the nearest whole dollar, share, or unit of New Common Stock or Post-Effective Date Equity Awards (up or down), with half dollars, shares, or units of New Common Stock or less being rounded down; and (b) with respect to Post-Effective Date Equity Awards, a rounding of such fraction down to the nearest whole dollar, share, or unit of Post-Effective Date Equity Awards. The total number of authorized shares of New Common Stock or shares or units of Post-Effective Date Equity Awards, as applicable, shall be adjusted as necessary to account for the foregoing rounding.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim or Allowed Equity Interest that is Impaired under the Plan if the amount to be distributed to the specific Holder of an Allowed Claim or Allowed Equity Interest on the Effective Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 of the Plan.

(d)	Undeliverable Distributions

(i)	Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim or Allowed Equity Interest is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) of the Plan, at which time (or as soon as reasonably practicable thereafter) all currently due but missed distributions shall be made to such Holder. Undeliverable distributions shall remain in the possession of the Reorganized Debtor, subject to Article VII.D.4(b) of the Plan, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends, or other accruals of any kind on account of their distribution being undeliverable.

(ii)	Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim or an Allowed Equity Interest (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of such Holder) that does not assert a right pursuant to the Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtor or its Estate, the Reorganized Debtor, or their respective assets or property, or any Distribution Agent. In such case, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim shall become the property of the Reorganized Debtor free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash, Plan Securities, and/or other property, as applicable, shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of the Plan. Nothing contained in the Plan shall require the Debtor, the Reorganized Debtor, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

(iii)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtor, its Estate, the Reorganized Debtor, or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall become the property of the Reorganized Debtor, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of the Plan.

6.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan, the Combined Order, or another Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

7.	Compliance with Tax Requirements

In connection with the Plan and all distributions hereunder, the Reorganized Debtor or other applicable Distribution Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder and under all related agreements shall be subject to any such withholding and reporting requirements. The Reorganized Debtor or other applicable Distribution Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (a) withholding distributions and amounts therefrom pending receipt of information necessary to facilitate such distributions, including properly executed withholding certification forms, and (b) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Notwithstanding any provision in the Plan to the contrary, upon request of the Debtor, the Reorganized Debtor or any other applicable Distribution Agent, all Persons holding Claims or Equity Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes (or to establish eligibility for a reduction of or an exemption from the withholding of any taxes), and each Holder of an Allowed Claim or Allowed Equity Interest will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to Article VII.G of the Plan hall be treated as if distributed to the Holder of the Allowed Claim or Allowed Equity Interest.

Any Person or Entity entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Reorganized Debtor or other applicable Distribution Agent, or such other Person designated by the Reorganized Debtor or the Distribution Agent, an IRS Form W-9 or, if the payee is a foreign Person or Entity, an applicable IRS Form W-8, or any other forms or documents reasonably requested by the Reorganized Debtor or Distribution Agent to reduce or eliminate any withholding required by any applicable Governmental Unit.

The Reorganized Debtor reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

8.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will, to the extent permitted by applicable law (as reasonably determined by the Reorganized Debtor), be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

9.	Means of Cash Payment

Payments of Cash made pursuant to the Plan will be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent. Cash payments to foreign creditors may be made, at the option of such Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

10.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III of the Plan or as ordered by the Bankruptcy Court, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim or Allowed Equity Interest will receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in the applicable Class treatment or in Article VIII of the Plan. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

11.	Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim will be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not the Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtor or the Reorganized Debtor on account of such Claim, such Holder will, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution will result in the Holder owing the Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

(b)	Claims Payable by Insurance Carriers

No distributions under the Plan will be made on account of an Allowed Claim that is payable pursuant to one of the Debtor’s insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtor’s insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims will be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary herein, nothing contained in the Plan will constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtor or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor will anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

12.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtor and the Reorganized Debtor under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtor and the Reorganized Debtor may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any Claims, Causes of Action and Litigation Claims of any nature that the Debtor or the Reorganized Debtor may hold against the Holder of any such Allowed Claim; provided, that at least ten (10) days prior to effectuating such withholding, the Debtor or the Reorganized Debtor, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such Claims or Causes of Action are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtor and the Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved Claims or Causes of Action. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such Claims or Causes of Action, all of which are reserved unless expressly released or compromised pursuant to the Plan or the Combined Order.

G.	Procedures for Resolving Contingent, Unliquidated and Disputed Claims

1.	Resolution of Disputed Claims

(a)	Allowance of Claims

After the Effective Date, and except as otherwise provided in the Plan, the Reorganized Debtor shall have and shall retain any and all available rights and defenses that the Debtor had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code. The Debtor and the Reorganized Debtor may contest the amount and validity of any Disputed or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved, or adjudicated if the Chapter 11 Case had not been commenced.

(b)	Disallowance of Certain Claims

Any Holders of Claims disallowed pursuant to section 502(d) of the Bankruptcy Code, unless and until expressly Allowed pursuant to the Plan, shall not receive any distributions on account of such Claims until such time as such Causes of Action against that Holder have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtor by that Holder have been turned over or paid to the Reorganized Debtor.

(c)	Prosecution of Objections to Claims

After Confirmation but before the Effective Date, the Debtor, and after the Effective Date, the Reorganized Debtor, in each case, shall have the authority to File objections to Claims (other than Claims that are Allowed under the Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, that this provision shall not apply to Professional Fee Claims, which may be objected to by any party in interest in the Chapter 11 Case. From and after the Effective Date, the Reorganized Debtor may settle or compromise any Disputed Claim without any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtor shall have the sole authority to administer and adjust the Claims Register and its books and records to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court.

(d)	Claims Estimation

After Confirmation but before the Effective Date, the Debtor, and after the Effective Date, the Reorganized Debtor, may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. § 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.

(e)	No Filings of Proofs of Claim

Except as otherwise provided in the Plan, Holders of Claims will not be required to File a Proof of Claim, and except as provided in the Plan, no parties should File a Proof of Claim. The Debtor does not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided, that the Debtor and the Reorganized Debtor, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under the Plan or is rendered Unimpaired under the Plan. Instead, the Debtor intends to make distributions, as required by the Plan, in accordance with the books and records of the Debtor. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtor will constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the debtor’s books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtor in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim, in which event the Claim will become a Disputed Claim. The Debtor intends to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtor may, in its discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, that the Debtor may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

2.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted on the Claims Register by the Reorganized Debtor without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	No Distributions Pending Allowance

If an objection to a Claim is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

4.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

The Reorganized Debtor or other applicable Distribution Agent shall make distributions on account of any Disputed Claim that has become Allowed after the Effective Date at such time that such Claim becomes Allowed (or as soon as reasonably practicable thereafter). Such distributions will be made pursuant to the applicable provisions of Article VII of the Plan.

5.	No Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

H.	Conditions Precedent to Confirmation of the Plan and the Effective Date

1.	Conditions Precedent to Consummation

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B of the Plan:

a.

The Combined Order shall be consistent with the Restructuring Support Agreement and otherwise in compliance with the consent rights contained therein; shall have been entered by the Bankruptcy Court; shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered; and shall not be subject to any pending appeal, and the appeals period for the Combined Order shall have expired;

b.

The Bankruptcy Court shall have entered one or more Final Orders (which may include the Combined Order) authorizing the assumption, assumption and, assignment and/or rejection of the Executory Contracts and Unexpired Leases by the Debtor as contemplated in the Plan and the Plan Supplement;

c.

The Plan, the Disclosure Statement and the other Restructuring Documents, and all other documents contained in any supplement to the Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein, shall be in full force and effect and in form and substance consistent with the Restructuring Support Agreement, and otherwise in compliance with the consent rights of the Required Consenting Noteholders, each to the extent required in the Restructuring Support Agreement;

d.

Any and all governmental and regulatory approvals, including Bankruptcy Court approval, that are legally required for the consummation of the Plan shall have been obtained, not subject to unfulfilled conditions, and be in full force and effect;

e.

Subject only to the occurrence of the Effective Date, the New Governance Documents and the New Warrants Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

f.	The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

g.

The Professional Fee Escrow Account shall have been funded in full in Cash by the Debtor in accordance with the terms and conditions of the Plan and in an amount sufficient to pay the Restructuring Expenses and reasonable and documented fees and expenses after the Effective Date, including those of (a) Porter Hedges LLP, as counsel to the Debtor, (b) Latham & Watkins LLP, as special counsel to the Debtor, (c) Stout Risius Ross, LLC, as financial advisor to the Debtor, (d) Kurtzman Carson Consultants, LLC d/b/a Verita Global, as claims, noticing, and solicitation agent to the Debtor, and (e) The Overture Alliance, LLC, as compensation consultant to the Debtor; pending approval of the Professional Fee Claims by the Bankruptcy Court; and

h.	The Restructuring Expenses shall have been paid in full in Cash.

2.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Consummation of the Plan set forth in Article IX of the Plan may be waived in writing by the Debtor and the Required Consenting Noteholders (the consent of the Required Consenting Noteholders not to be unreasonably withheld or delayed) and without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to consummate the Plan. The failure of the Debtor, the Reorganized Debtor or the Required Consenting Noteholders to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

I.	Release, Discharge, Injunction and Related Provisions

1.	General

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests, and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtor, its Estate, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with the Plan.

2.	Release of Claims and Causes of Action

(a)	Debtor Release

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the obligations contemplated by the Plan and Restructuring Documents, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released, to the maximum extent permitted by law, by the Debtor, the Reorganized Debtor, and the Estate, in each case on behalf of themselves and their respective successors, assigns, and Representatives and any and all other Persons that may purport to assert any Causes of Action derivatively, by or through the foregoing Persons, from any and all Claims and Causes of Action (including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or the Estate), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtor, the Reorganized Debtor, the Estate, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person (collectively, the “Debtor Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, (a) the Debtor, the Debtor’s capital structure, the Reorganized Debtor, the Estate, the Chapter 11 Case (including the filing thereof), the Disclosure Statement, the Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), and the Unsecured Notes and Unsecured Notes Documents, (b) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (c) the business or contractual arrangements between the Debtor and any Released Parties, (d) the negotiation, formulation or preparation of the Disclosure Statement, the Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the New Warrants Documents, the Plan Securities and any related documentation, the New Governance Documents, and any other Restructuring Documents, or related agreements, instruments or other documents, (e) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Case, (f) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtor or the Reorganized Debtor, (g) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan, and/or (h) any other act or omission; provided, that the foregoing “Debtor Release” shall not operate to waive or release, and the “Debtor Released Claims” shall not include, any Cause of Action of the Debtor or its Estate: (1) against a Released Party arising from any obligations owed to the Debtor pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtor pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date; (2) expressly set forth in and preserved by the Plan or related documents; (3) that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed; (4) against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with the Plan; or (5) arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the “Debtor Release” set forth above does not release any post-Effective Date obligations of any Entity under the Plan or any document, instrument or agreement executed in connection with the Plan with respect to the Debtor, the Reorganized Debtor, or the Estate.

(b)	Release by Holders of Claims and Equity Interests

As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, and the obligations contemplated by the Plan and the Restructuring Documents, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released, to the maximum extent permitted by law, by the Releasing Parties, in each case from any and all Claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or its Estate), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, Representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person (collectively, the “Third-Party Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, (a) the Debtor, the Debtor’s capital structure, the Reorganized Debtor, the Estate, the Chapter 11 Case (including the filing thereof), this Disclosure Statement, the Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Unsecured Notes and Unsecured Notes Documents, (b) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (c) the business or contractual arrangements between the Debtor and any Released Parties, (d) the negotiation, formulation or preparation of the Disclosure Statement, the Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the New Warrants Documents, the Plan Securities and any related documentation, the New Governance Documents, and any other Restructuring Documents, or related agreements, instruments or other documents, (e) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Case, (f) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtor or

the Reorganized Debtor, (g) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan, and/or (h) any other act or omission; provided, that the foregoing “Third-Party Release” shall not operate to waive or release, and the “Third-Party Released Claims” shall not include, any Cause of Action of any Releasing Party: (1) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtor or the Reorganized Debtor; (2) expressly set forth in and preserved by the Plan or related documents; or (3) arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the “Third-Party Release” set forth above does not release any post-Effective Date obligations of any Entity under the Plan or any document, instrument or agreement executed in connection with the Plan.

3.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the Releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above Releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The Releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

4.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan or the Combined Order, effective as of the Effective Date, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtor or any of its respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by the Plan or the Combined Order, upon the Effective Date, the Debtor and its Estate shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before Confirmation, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtor or the Reorganized Debtor at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by the Plan or the Combined Order, upon the Effective Date: (a) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor or any of its respective assets, property, or Estate; (b) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (c) all Entities shall be precluded from asserting against the Debtor, the Estate, the Reorganized Debtor, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

5.	Exculpation

To the fullest extent permitted by applicable law, and without affecting or limiting the Releases set forth in Article X.B. of the Plan, effective as of the Effective Date, the Exculpated Party shall neither have nor incur any liability to any Person or Entity for any claims, causes of action or for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with or arising out of: (a) the administration of the Chapter 11 Case, commencement of the Chapter 11 Case, pursuit of Confirmation and consummation of the Plan, making distributions, the Disclosure Statement, the Restructuring Transactions, the New Warrants Documents, or the solicitation of votes for, or Confirmation of, the Plan; (b) the occurrence of the Effective Date; (c) the administration of the Plan or the property to be distributed under the Plan; (d) the issuance of securities under or in connection with the Plan; (e) the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtor; or (f) the transactions in furtherance of any of the foregoing; provided, that none of the foregoing provisions shall operate to waive or release (x) any Claims or Causes of Action arising out of or related to any act or omission of the Exculpated Party that constitutes intentional fraud, criminal conduct, or willful misconduct, as determined by a Final Order, and (y) the Exculpated Party’s rights and obligations under the Plan, the Restructuring Documents, and the Combined Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Party has acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of votes on the Plan and, therefore, are not, and will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan. The Exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Party from liability.

6.	Permanent Injunction

The Combined Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including the Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan or the Combined Order.

No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtor, the Reorganized Debtor, the Exculpated Party, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article X.B, Article X.C, Article X.D, Article X.E, and Article X.F of the Plan, without the Bankruptcy Court first (a) determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (b) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against the Debtor, the Reorganized Debtor, the Exculpated Party, or any Released Party, as applicable. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if the Debtor, the Reorganized Debtor, the Exculpated Party, any Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any claims or causes of action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such claims to the maximum extent provided by the law.

Nothing in the Plan, Combined Order, or other related Plan documents shall affect a release of any Claim by the United States Government or any of its agencies or any state and local authority whatsoever, including without limitation any Claim arising under the enforcement, regulatory activities, or police powers of such governmental agencies, nor shall anything in the Plan, Combined Order, or other related Plan documents enjoin the United States or any of its agencies or any state and local authority whatsoever from exercising the enforcement, regulatory activities, or police powers of such governmental agencies, nor shall anything in the Plan, Combined Order, or other related Plan documents exculpate any party or Person in connection with the enforcement, regulatory activities, or police powers of such governmental agencies.

7.	Binding Nature of Plan

ON the effective date, and effective as of the effective date, THE plan shall bind, AND SHALL BE DEEMED BINDING UPON, the DEBTOR, the Reorganized Debtor, any and all holders of claims AGAINST and Equity Interests IN THE DEBTOR, all PERSONS AND entities that are parties to or are subject to the settlements, compromises, releases, EXCULPATIONS, discharges, and injunctions described in the Plan, each PERSON AND entity acquiring property under THE plan, any and all non-debtor parties to executory contracts and unexpired leases with the Debtor AND the RESPECTIVE SUCCESSORS AND ASSIGNS of each of the foregoing, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR entity (A) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THE PLAN, (B) HAS FILED A pROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASE, OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR AFFIRMATIVELY VOTED TO REJECT THE PLAN.

8.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtor or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtor, or another Person or Entity with whom the Reorganized Debtor has been associated, solely because the Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Case (or during the Chapter 11 Case but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Case.

9.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder actually has performed such recoupment and provided Notice thereof in writing to the Debtor on or before Confirmation, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

10.	Integral Part of Plan

Each of the provisions set forth in the Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of the Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

J.	Retention of Jurisdiction

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Case and all Entities with respect to all matters arising out of or related to the Chapter 11 Case, the Debtor and the Plan as legally permissible, including, without limitation, jurisdiction to:

(i)

allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

(ii)

grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date; provided, that, from and after the Effective Date, the Reorganized Debtor shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

(iii)

resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

(iv)	resolve any issues related to any matters adjudicated in the Chapter 11 Case;

(v)	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(vi)

decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtor after the Effective Date; provided, that the Reorganized Debtor shall reserve the right to commence actions in all appropriate forums and jurisdictions;

(vii)

enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, the Plan Supplement or the Disclosure Statement;

(viii)

resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan, or any Person’s or Entity’s obligations incurred in connection with the Plan;

(ix)	hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

(x)	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(xi)	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(xii)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xiii)

issue injunctions and enforce them, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan;

(xiv)	enforce the terms and conditions of the Plan, the Combined Order, and the Restructuring Documents;

(xv)

resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article X of the Plan and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

(xvi)	hear and determine all Litigation Claims;

(xvii)	enter and implement such orders or take such other actions as may be necessary or appropriate if the Combined Order is modified, stayed, reversed, revoked or vacated;

(xviii)	resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Combined Order, or any release or exculpation adopted in connection with the Plan;

(xix)	enter an order or final decree concluding or closing the Chapter 11 Case;

(xx)	enforce all orders previously entered by the Bankruptcy Court; and

(xxi)	hear any other matter not inconsistent with the Bankruptcy Code.

Notwithstanding the foregoing, (a) any dispute arising under or in connection with the New Governance Documents shall be dealt with in accordance with the provisions of the applicable document and (b) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Article XI of the Plan, the provisions of Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

K.	Miscellaneous Provisions

1.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

2.	Post-Effective Date Fees and Expenses

The Reorganized Debtor shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of the Plan and the Restructuring Documents.

3.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of the Plan or the Combined Order, the provision of the Plan and the Combined Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of the Plan conflicts with a provision of the Combined Order, the provision of the Combined Order shall govern and control to the extent of such conflict.

4.	Modification of Plan

Effective as of the date of the Plan: (a) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Combined Order in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Combined Order, the Debtor or the Reorganized Debtor, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A Holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder.

5.	Effect of Confirmation on Modifications

Entry of the Combined Order shall constitute (a) approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code; and (b) a finding that such modifications to the Plan do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

6.	Revocation or Withdrawal of Plan

The Debtor reserves the right to revoke or withdraw the Plan prior to the Effective Date and to File subsequent chapter 11 plans. If the Debtor revokes or withdraws the Plan, or if Confirmation or the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims, Equity Interests, or Causes of Action by any Entity, (ii) prejudice in any manner the rights of the Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor or any other Entity.

7.	Successors and Assigns

The Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

8.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order and the Consummation occurs. Neither the Filing of the Plan, any statement or provision contained in the Plan, nor the taking of any action by the Debtor or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (a) the Debtor with respect to the Holders of Claims or Equity Interests or any other Entity; or (b) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

9.	Further Assurances

The Debtor or the Reorganized Debtor, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Combined Order.

10.	Severability

If, prior to Confirmation, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

11.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by the Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtor:

Vroom, Inc.

3600 West Sam Houston Pkwy S., Floor 4

Houston, TX 77042

Attn: Thomas Shortt

   Anna-Lisa Corrales

Email: tom.shortt@vroom.com

    annalisa@vroom.com

with a copy (which shall not constitute Notice) to:

Porter Hedges LLP

1000 Main St., 36th Floor

Houston, TX 77002

Attn:  John F. Higgins

    Eric M. English

    M. Shane Johnson

Telephone: (713) 226-6000

Email: jhiggins@porterhedges.com

   eenglish@porterhedges.com

   sjohnson@porterhedges.com

If to Mudrick:

Wachtell Lipton Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:  Joshua A. Feltman

Email: JAFeltman@wlrk.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by electronic mail, when transmitted by the sender. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to the Debtor’s or Reorganized Debtor’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party.

12.	Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from the Debtor to the Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtor or the Reorganized Debtor;

(b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales or use tax, or other similar tax or governmental assessment. All appropriate state or local governmental officials, agents, or filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

13.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

14.	Tax Reporting and Compliance

The Reorganized Debtor is authorized, on behalf of the Debtor, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods ending after the Petition Date through and including the Effective Date.

15.	Entire Agreement

Except as otherwise provided therein, the Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan and the Restructuring Documents.

16.	Closing of Chapter 11 Case

The Reorganized Debtor shall, promptly after the full administration of the Chapter 11 Case, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Case.

17.	2002 Notice Parties

After the Effective Date, the Debtor and the Reorganized Debtor, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

18.	Default by a Holder of a Claim or Equity Interest

An act or omission by a Holder of a Claim or an Equity Interest in contravention of the provisions of the Plan shall be deemed an event of default under the Plan. Upon an event of default, the Reorganized Debtor may seek to hold the defaulting party in contempt of the Combined Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtor in remedying such default. Upon the finding of such a default by a Holder of a Claim or Equity Interest, the Bankruptcy Court may: (a) designate a party to appear, sign, and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting Holder of a Claim or Equity Interest in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtor for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

VII.	FINANCIAL INFORMATION AND PROJECTIONS

The Debtor believes that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtor or any successor under the Plan. In connection with the planning and development of the Plan, and for the purposes of determining whether such Plan would satisfy this feasibility standard, the Debtor analyzed its ability to satisfy its financial obligations while maintaining sufficient liquidity and capital resources. Management, with the support of its advisors, has prepared financial projections (the “Financial Projections”) for the fiscal years 2025 through 2029. The Financial Projections are attached hereto as Exhibit E and are incorporated by reference herein.

VIII.	VALUATION ANALYSIS

Attached hereto as Exhibit F is a valuation analysis of the Reorganized Debtor (the “Valuation Analysis”), which was performed and prepared by Stout Risius Ross, LLC, and is incorporated by reference herein.

IX.	TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER U.S. FEDERAL SECURITIES LAWS

On and after the Effective Date, the Debtor and the Reorganized Debtor, as applicable, are authorized to and shall provide or issue the Plan Securities (including the Post-Effective Date Equity Awards or the MIP Equity, but excluding the New Common Stock issuable upon exercise of the New Warrants) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with the Plan, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offering, issuance, and distribution of Plan Securities (including the New Common Stock, Post-Effective Date Equity Awards, the MIP Equity, and the issuance of New Common Stock upon exercise of the New Warrants) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities pursuant to section 1145(a) of the Bankruptcy Code. The Reorganized Debtor reserves the right to register Plan Securities, including the shares of New Common Stock underlying the New Warrants, with the U.S. Securities and Exchange Commission by filing a registration statement on Form S-1 in its discretion if it determines that doing so would be necessary or desirable in connection with the trading of such Plan Securities. The New Warrants will not be exercisable for a period of one (1) year after the Effective Date.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, or an affiliate of the debtor participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an equity interest in, the debtor or such affiliate, or principally in such exchange and partly for Cash or property. In reliance upon this exemption, the Plan Securities issued in respect of Unsecured Notes Claims and Equity Interests contemplated by the Plan generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws, unless the holder is an “affiliate” of the Reorganized Debtor as determined in accordance with applicable U.S. securities law and regulations, or an “underwriter” with respect to such securities, as that term is defined in Section 1145(b) of the Bankruptcy Code. Notwithstanding the foregoing, such resales will be subject to any transfer restrictions in the New Governance Documents as well as the receipt of applicable regulatory approvals.

Section 1145(b) of the Bankruptcy Code defines “underwriter” under section 2(a)(11) of the Securities Act, as an entity that is not an issuer and, except with respect to ordinary trading transactions, if such entity: (a) purchases a claim against a debtor with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the Holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities if the offer to buy is made with a view to distribution and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control persons or affiliates who are underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such persons, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be underwriters as defined in Section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

The Plan Securities issued pursuant to Section 4(a)(2), Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration (or an applicable exemption from such registration requirements) under the Securities Act and other applicable law. Such securities will also be subject to any transfer restrictions in the New Governance Documents and the receipt of applicable regulatory approvals.

In any case, recipients of the Plan Securities are advised (i) to review the applicable exemptions referenced above, as to which this section is a summary and (ii) to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

X.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain material U.S. federal income tax consequences of the implementation of the Plan to the Debtor and to certain Holders (which, solely for purposes of this discussion, means the beneficial owners for U.S. federal income tax purposes) of Claims or Equity Interests. The following summary does not address the U.S. federal income tax consequences to Holders of Claims or Equity Interests who are unimpaired, deemed to accept or reject the Plan, or otherwise entitled to payment in full in Cash under the Plan. In addition, this discussion does not address any consideration that is received on account of a person’s capacity other than as a Holder of such Claims or Equity Interests.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), regulations promulgated by the United States Department of the Treasury under the Tax Code (the “Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement, and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtor has not requested an opinion of counsel or a ruling from the IRS or any other taxing authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or any court. Accordingly, there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position as to the U.S. federal income tax consequences described herein.

This summary does not address non-U.S., state, local, gift, or estate tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax, or to a Holder that may be subject to special tax rules (such as persons who are related to the Debtor within the meaning of one of various provisions of the Tax Code; broker-dealers; banks; mutual funds; insurance companies; financial institutions; small business investment companies; real estate investment trusts; regulated investment companies; tax-exempt organizations; trusts; governmental authorities or agencies; dealers and traders in securities; retirement plans; controlled foreign corporations; passive foreign investment companies; individual retirement and other tax-deferred accounts; Holders that are, or hold Claims or Equity Interests through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes; persons whose functional currency is not the U.S. dollar; dealers in foreign currency; Holders who hold Claims or Equity Interests, or who will hold New

Common Stock or New Warrants, as part of a straddle, hedge, conversion transaction or other integrated investment; Holders using a mark-to-market method of accounting; Holders of Claims or Equity Interests who are themselves in bankruptcy; Holders participating in a “nonqualified deferred compensation plan” or holding nonqualified deferred compensation subject to section 409A of the Tax Code; and Holders who are accrual method taxpayers that report income on an “applicable financial statement”). In addition, this discussion does not address U.S. federal taxes other than income taxes.

Furthermore, this discussion assumes that the various debt and other arrangements to which the Debtor is a party will be respected for U.S. federal income tax purposes in accordance with their form and that, except where otherwise indicated, the Claims or Existing Equity Interests are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code.

The following summary of certain material U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon a Holder’s individual circumstances. Each Holder of a Claim or Equity Interest is urged to consult its tax advisor for the U.S. federal, state and local, non-U.S., and other tax consequences applicable under the Plan.

A.	Consequences to Debtor

For U.S. federal income tax purposes, the Debtor is the common parent of an affiliated group of corporations that files a consolidated U.S. federal income tax return (the “Vroom Group”). As of December 31, 2023, the Vroom Group had carryforwards of federal consolidated net operating losses (“NOLs”) of approximately $1.5 billion (together with certain other tax attributes, the “Tax Attributes”). The Debtor expects to generate additional amounts of Tax Attributes prior to the Effective Date. The amount of any such Tax Attributes remains subject to further analysis of the Debtor and potential audit and adjustment by the IRS. Certain equity trading and the claiming of certain worthless stock deductions prior to the Effective Date could result in an ownership change of the Debtor independent of the Plan, which could adversely affect the ability to utilize the Vroom Group’s Tax Attributes. In an attempt to minimize the likelihood of such an ownership change occurring, the Debtor intends to obtain at the inception of the Chapter 11 Case an interim order and, subsequently, a final order from the Bankruptcy Court authorizing protective procedures with respect to certain equity trading and worthless stock deductions.

As discussed below, in connection with the implementation of the Plan, the Debtor expects that the amount of certain of the Tax Attributes will be reduced. In addition, the subsequent utilization of NOLs and other Tax Attributes remaining following the Effective Date may be limited.

1.	Cancellation of Debt

In general, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the sum of (i) the amount of cash paid and (ii) the fair market value of any consideration (including equity of a debtor or a party related to such debtor) given, in each case, in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange. However, COD income should not arise to the extent that payment of the indebtedness would have given rise to a deduction. The Plan provides that Holders of Unsecured Notes Claims will receive New Common Stock in exchange for their Claims, so the amount of COD income for the Vroom Group will depend in part on the fair market value of the New Common Stock on the Effective Date. Accordingly, the estimated amount of COD income is uncertain at this time.

Under section 108 of the Tax Code, a taxpayer is not required to include COD in gross income (i) if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding or (ii) to the extent that the taxpayer is insolvent immediately before the discharge. As a consequence of such an exclusion, a debtor generally must reduce its tax attributes by the amount of COD income that it excluded from gross income. In general, such tax attributes are reduced in the following order: (a) NOLs; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject immediately after the cancellation of indebtedness); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a taxpayer with excluded COD income may elect first to reduce the basis of its depreciable assets (a “Section 108(b)(5) Election”), in which case the limitation described in (e) does not apply to the reduction in basis of depreciable property and, following such reduction, any remaining COD income that is excluded from gross income reduces any remaining tax attributes in the order specified in the prior sentence. The reduction of the taxpayer’s tax attributes occurs at the end of the taxable year for which the excluded COD income is realized, but only after the taxpayer’s net income or loss for the taxable year of the debt discharge has been determined; in this way, the attribute reduction is generally effective as of the start of the taxable year following the discharge. If the amount of excluded COD income exceeds available tax attributes, the excess generally is not subject to U.S. federal income tax. Where a taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that certain tax attributes of other members of the group also be reduced.

In connection with the implementation of the Plan, the Debtor expects to realize a substantial amount of excluded COD income for U.S. federal income tax purposes. The Debtor currently does not intend to make a Section 108(b)(5) Election and expects that the Vroom Group NOLs allocable to the Debtor, and potentially additional Tax Attributes of the Debtor or Tax Attributes of other members of the Vroom Group, will be reduced as a result of the COD attribute reduction arising in connection with the Plan.

2.	Limitation on NOLs and Other Tax Attributes

Following the Effective Date, any NOLs and certain other Tax Attributes, if any, allocable to tax periods or portions thereof ending on or prior to the Effective Date (collectively, “Pre-Change Losses”) may be subject to certain limitations under section 382 of the Tax Code. Any such limitations apply in addition to, and not in lieu of, the attribute reduction that results from the exclusion of COD income arising in connection with the Plan.

If a corporation or consolidated group undergoes an “ownership change” as defined under section 382 of the Tax Code, the amount of its “pre-change losses” that may be utilized to offset future taxable income generally is subject to an annual limitation. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “5-percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the 5-percent shareholders at any time during the applicable testing period. The testing period generally is the shorter of (a) the three (3)-year period preceding the testing date and (b) the period of time since the most recent ownership change of the corporation. The Debtor anticipates that the distribution of the New Common Stock pursuant to the Plan will result in an ownership change of the Reorganized Debtor for these purposes, and that the Reorganized Debtor’s use of its Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Tax Code applies.

(a)	General Annual Limitation

In general, the amount of the annual limitation to which a corporation or consolidated group that undergoes an ownership change would be subject is equal to the product of (a) the fair market value of the stock of the corporation (or parent of the consolidated group) immediately before the ownership change (with certain adjustments) and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three (3)-calendar-month period ending with the calendar month in which the ownership change occurs, e.g., 3.31% for ownership changes occurring in November 2024). For a corporation or consolidated group in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, unless the special exception described below applies, the annual limitation is generally determined by reference to the fair market value of the stock of the corporation (or the parent of the consolidated group) immediately after (rather than before) the ownership change and after giving effect to the discharge of creditors’ claims, subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the assets of the corporation. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

Under certain circumstances, the annual limitation otherwise computed may be increased if the corporation or consolidated group has an overall built-in gain in its assets at the time of the ownership change. If a loss corporation (as defined in section 382(k)(1) of the Tax Code) or consolidated group has such “net unrealized built-in gain” (“NUBIG”) at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss, and deduction), any built-in gains recognized (or, according to a currently effective IRS notice, treated as recognized) during the following sixty (60)-month period (up to the amount of the original NUBIG) generally will increase the annual limitation in the year of such recognition, such that the loss corporation or consolidated group would be permitted to use its pre-change losses against such built-in gain income in addition to its otherwise applicable annual limitation. Alternatively, if a loss corporation or consolidated group has a “net unrealized built-in loss” (“NUBIL”) at the time of an ownership change, then any built-in losses existing at such time that are recognized (including, but not limited to, amortization or depreciation deductions attributable to such built-in losses) during the sixty (60)-month period following the ownership change (up to the amount of the original NUBIL) will be treated as pre-change losses, the deductibility of which will be subject to the annual limitation. In general, the NUBIG or NUBIL will be deemed to be zero unless it is greater than the lesser of (a) $10 million or (b) fifteen percent (15%) of the fair market value of the corporation’s or consolidated group’s assets (with certain adjustments) before the ownership change. It is currently expected that the Vroom Group will have a NUBIL as of the Effective Date.

If the corporation or consolidated group does not continue its historic business or use a significant portion of its historic assets in a new business for at least two (2) years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses (subject to potential increase for recognized built-in gains in the manner described above if the corporation is in a NUBIG position at the time of the ownership change).

Currently, the Debtor anticipates that the Vroom Group NOLs allocable to the Debtor, and potentially additional Tax Attributes of the Debtor or Tax Attributes of other members of the Vroom Group, in each case, generated on or prior to the Effective Date, will be reduced as a result of the COD attribute reduction arising in connection with the consummation of the Plan. In addition, section 382 of the Tax Code may restrict the subsequent utilization of the remaining NOLs and other Tax Attributes.

(b)	Section 382(l)(5) Bankruptcy Exception

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies when, among other requirements, so-called “qualified creditors” and shareholders of a debtor corporation in chapter 11 receive, in respect of their claims or equity interests, respectively, at least fifty percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). The IRS has in private letter rulings applied the 382(l)(5) Exception on a consolidated basis where the parent corporation is in bankruptcy. Generally, qualified creditors are creditors who (a) held their claims continuously for at least eighteen (18) months at the time the bankruptcy petition is filed and continue to hold thereafter, (b) hold claims incurred in the ordinary course of the debtor’s business continuously since they were incurred, or (c) in certain cases, do not become five percent (5%) shareholders of the reorganized corporation.

Under the 382(l)(5) Exception, a debtor’s pre-change losses are not subject to the annual limitation. However, if the 382(l)(5) Exception applies, the amount of the debtor’s pre-change losses is re-determined as if no interest deductions were allowable during the three (3) taxable years preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtor thereafter undergoes another ownership change within two (2) years after the Effective Date, the base limitation with respect to such later ownership change would be zero, effectively precluding the utilization of any Pre-Change Losses at the time of such later ownership change against subsequent income of the Reorganized Debtor. Any ownership change after such two (2)-year period would subject the Reorganized Debtor to the general limitations under section 382 of the Tax Code. A debtor that qualifies for the 382(l)(5) Exception may, if it so desires, elect not to have the 382(l)(5) Exception apply and instead remain subject to the annual limitation described above.

The Debtor believes that the application of the 382(l)(5) Exception could result in significant future cash tax savings and is seeking to protect the continued existence of its significant Tax Attributes (including NOLs and NUBIL) without annual limitations on their use. However, it is uncertain whether the consummation of the Plan will satisfy all of the requirements of the 382(l)(5) Exception, as such determination will depend on several factors, including the extent to which Holders of the Unsecured Notes Claims immediately prior to consummation of the Plan may be treated as qualified creditors of the Debtor for purposes of section 382(l)(5) of the Tax Code and whether the stockholders and qualified creditors of the Debtor will be treated as receiving at least 50% of the stock (by vote and value) of the Debtor as a result of being creditors or shareholders of the Debtor. Furthermore, even if the Plan satisfies the requirements of section 382(l)(5) of the Tax Code, the Debtor may elect not to apply the 382(l)(5) Exception, in which case, the Vroom Group’s Pre-Change Losses remaining after reduction for excluded COD income arising during the recognition period may be subject to an annual limitation pursuant to the rules described above.

B.	Consequences to Holders of Claims or Equity Interests

Except as otherwise discussed herein, the summary below generally assumes that Holders of the applicable Claims or Equity Interests will, each as a Class, vote to accept the Plan. As used herein, the term “U.S. Holder” means a beneficial owner of Unsecured Notes Claims, Existing Equity Interests, Existing Equity Awards, New Common Stock, New Warrants, or Post-Effective Date Equity Awards that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of Unsecured Notes Claims, Existing Equity Interests, Existing Equity Awards, New Common Stock, New Warrants, or Post-Effective Date Equity Awards that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds such Unsecured Notes Claims, Existing Equity Interests, Existing Equity Awards, New Common Stock, New Warrants, or Post-Effective Date Equity Awards, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner-level. Each U.S. Holder that is a partnership or a partner in a partnership holding any of such instruments should consult its tax advisor.

1.	U.S. Holders of Unsecured Notes Claims, Existing Equity Interests, or Existing Equity Awards

(a)	U.S. Holders of Unsecured Notes Claims—Recognition of Gain or Loss

Pursuant to the Plan, each Holder of Allowed Unsecured Notes Claims will receive in satisfaction of its Claims its Pro Rata share of the New Common Stock, as more fully described in the Plan.

Each U.S. Holder of Allowed Unsecured Notes Claims should realize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the New Common Stock received in respect of the Claim and (ii) the sum of the U.S. Holder’s adjusted tax basis in the Claims exchanged therefor. Whether a U.S. Holder of Allowed Unsecured Notes Claims will recognize any such realized gain or loss will depend on whether the receipt of the New Common Stock in exchange for such Claims constitutes a taxable exchange or a tax-deferred (or partially tax-deferred) exchange for such Holder, which will in part depend on whether the Claims surrendered in the exchange constitute “securities” for U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or in the Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. In addition, an instrument that is convertible into equity of the issuer should be more likely to constitute a “security” than an instrument that is not convertible into equity of the issuer. Accordingly, although not free from doubt, the Debtor currently intends to take the position that the Unsecured Notes (with a term in excess of five (5) years) constitute securities. Each Holder of an Unsecured Notes Claim is urged to consult its tax advisor regarding the appropriate status for U.S. federal income tax purposes of such a Claim.

If the exchange of Allowed Unsecured Notes Claims constitutes a tax-deferred transaction to a U.S. Holder, such U.S. Holder generally would not recognize any gain or loss and would have a tax basis in the New Common Stock received equal to such Holder’s tax basis in the Claims, and the U.S. Holder’s holding period in the New Common Stock received as part of the tax-deferred exchange generally would include the period the U.S. Holder held its Allowed Unsecured Notes Claims. If the exchange of Allowed Unsecured Notes Claims constitutes a taxable transaction to a U.S. Holder, such U.S. Holder generally should recognize all realized gain or loss and should have a tax basis in the New Common Stock equal to the fair market value of the New Common Stock on the Effective Date, and the holding period in the New Common Stock should commence on the day following the Effective Date.

For a discussion as to the possible recognition of accrued interest income and original issue discount (“OID”) in connection with an exchange of Allowed Unsecured Notes Claims and related tax basis and holding period considerations, see “—Distributions with Respect to Accrued But Unpaid Interest or OID” below.

(b)	U.S. Holders of Existing Equity Interests—Recognition of Gain or Loss

Pursuant to the Plan, each Holder of Allowed Existing Equity Interests will receive (i) its Pro Rata share of the New Common Stock and (ii) its Pro Rata share of the New Warrants, as more fully described in the Plan.

The exchange of Allowed Existing Equity Interests for New Common Stock and New Warrants, which will include an adjustment reducing the number of shares held by each Holder under the New Governance Documents, should be treated as a “recapitalization” for U.S. federal income tax purposes. In a recapitalization, a U.S. Holder of Allowed Existing Equity Interests generally should not recognize any gain or loss and would have an aggregate tax basis in the New Common Stock and New Warrants equal to such Holder’s tax basis in the Allowed Existing Equity Interests (allocated among the New Common Stock and New Warrants received based on their relative fair market values as of the Effective Date), and the holding period in the New Common Stock and New Warrants generally should include the period the U.S. Holder held its Allowed Existing Equity Interests. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of Existing Equity Interests surrendered pursuant to the Plan to New Common Stock received pursuant to the Plan. U.S. Holders holding Existing Equity Interests that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such equity interests.

However, alternative characterizations of the receipt of the New Warrants pursuant to the Plan are possible. For example, the New Warrants could be treated for U.S. federal income tax purposes as received by a U.S. Holder in a distribution with respect to its Allowed Existing Equity Interests or its New Common Stock (i.e., separately from the exchange of Allowed Existing Equity Interests for New Common Stock, to which exchange the above discussion of a “recapitalization” would still apply). Under such characterization, a U.S. Holder would not recognize any income or gain upon receipt of such New Warrants, would have a tax basis in such New Warrants equal to zero (unless (a) the fair market value of the New Warrants so received is at least equal to fifteen percent (15%) of the Existing Equity Interests or the New Common Stock, as the case may be, with respect to which the New Warrants were distributed or (b) the Holder timely elects to allocate tax basis of its Existing Equity Interests or its New Common Stock, as the case may be, among the Existing Equity Interests or the New Common Stock, as applicable, and the New Warrants, in each case, held after such distribution, in which case the tax basis in the Allowed Existing Equity Interests or New Common Stock, as applicable, would be allocated among the Allowed Existing Equity Interests or New Common Stock, as applicable, and the New Warrants in proportion to the fair market values thereof as of the date of the distribution), and the holding period in the New Warrants generally would include the period the U.S. Holder held its Allowed Existing Equity Interests or its New Common Stock, as applicable.

U.S. Holders of Existing Equity Interests are urged to consult their tax advisors with respect to the tax treatment and the tax consequences to them of the receipt of the New Common Stock and New Warrants pursuant to the Plan.

(c)	U.S. Holders of Existing Equity Awards—Recognition of Income

Pursuant to the Plan, all Allowed Existing Equity Awards will be converted to Post-Effective Date Equity Awards, as more fully described in the Plan.

U.S. Holders of Existing Equity Awards generally should not realize any income, gain or loss in connection with the conversion of the Allowed Existing Equity Awards into the Post-Effective Date Equity Awards. For a discussion as to the tax consequences with respect to the Post-Effective Date Equity Awards, see “—U.S. Holders of Unsecured Notes Claims, Existing Equity Interests, or Existing Equity Awards—Holders of Post-Effective Date Equity Awards” below.

(d)	Ownership and Disposition of New Common Stock

If the Reorganized Debtor makes cash distributions with respect to the New Common Stock, the distributions generally will be includible as ordinary dividend income on the day on which the dividends are actually or constructively received by a U.S. Holder to the extent of the Reorganized Debtor’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent the amount of any such distribution exceeds such current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent, and in reduction, of the U.S. Holder’s adjusted tax basis in the New Common Stock, and as gain from the sale or exchange of such stock to the extent it exceeds the U.S. Holder’s adjusted tax basis. Non-corporate U.S. Holders may be eligible for reduced rates of taxation on dividends. Dividends paid to corporate U.S. Holders that meet certain holding period and other requirements may be eligible for a dividends received deduction.

U.S. Holders generally will recognize gain or loss upon the sale or taxable disposition of the New Common Stock in an amount equal to the difference, if any, between (i) the U.S. Holder’s adjusted tax basis in the New Common Stock exchanged and (ii) the sum of the cash and the fair market value of any property received in such disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its New Common Stock exceeds one (1) year at the time of the sale or exchange and, in the case of New Common Stock issued to a U.S. Holder pursuant to an Option that qualifies as an ISO (each as defined below), such Holder disposes of such New Common Stock more than two (2) years after the grant of the Option. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. In the event a U.S. Holder that received New Common Stock pursuant to an Option that qualifies as an ISO disposes of such New Common Stock within one (1) year of receiving such New Common Stock or two (2) years of being granted such Option, the difference, if any, between the exercise price of the Option and the fair market value of the New Common Stock on the date of exercise generally will be taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

In general, any gain recognized by a U.S. Holder upon a disposition of the New Common Stock received in exchange for an Unsecured Notes Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions previously claimed as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash-basis Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

(e)	Exercise and Disposition of New Warrants

A U.S. Holder generally will not recognize gain or loss when the New Warrants are exercised for cash to acquire the underlying New Common Stock, and the U.S. Holder’s aggregate tax basis in the New Common Stock acquired generally will be equal to the U.S. Holder’s aggregate tax basis in the exercised New Warrants increased by the exercise price. It is unclear whether a U.S. Holder’s holding period in the New Common Stock received upon exercise of a New Warrant will commence on the day of exercise of such New Warrant or the day following the exercise of such New Warrant. Upon the lapse of a New Warrant, a U.S. Holder generally will recognize loss equal to its tax basis in the New Warrant.

Unless a nonrecognition provision applies, U.S. Holders generally will recognize gain or loss upon the sale or exchange of the New Warrants in an amount equal to the difference, if any, between (i) the U.S. Holder’s adjusted tax basis in the New Warrants exchanged and (ii) the sum of the cash and the fair market value of any property received in such disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its New Warrants exceeds one year at the time of the sale or exchange. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to limitations.

The exercise price of the New Warrants is subject to adjustment under certain circumstances. Treasury Regulations promulgated under section 305 of the Tax Code would treat a U.S. Holder of the New Warrants as having received a constructive distribution includible in such U.S. Holder’s income if and to the extent that certain adjustments to the exercise price increase the proportionate interest of a U.S. Holder in the Reorganized Debtor’s assets or earnings and profits. For example, a reduction in the exercise price to reflect a taxable dividend to Holders of the Reorganized Debtor’s equity generally will give rise to a deemed taxable dividend to the Holders of the New Warrants to the extent of the Reorganized Debtor’s current or accumulated earnings and profits. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the exercise price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interest of the U.S. Holders of the New Warrants, however, generally will not be considered to result in a constructive dividend distribution.

(f)	Holders of Post-Effective Date Equity Awards

The Post-Effective Date Equity Awards are comprised of options (“Options”) and restricted stock units (“RSUs”) representing rights to purchase or receive New Common Stock upon the satisfaction of their respective terms and conditions. The U.S. federal income tax considerations with respect to the Options depend in part upon whether the particular Option qualifies for U.S.

federal income tax purposes as an “incentive stock option” (“ISO”) or does not so qualify and is instead treated as a “nonqualified stock option” (“NSO”). Upon the exercise of an Option that constitutes an NSO, a U.S. Holder generally will recognize ordinary income in an amount equal to the difference, if any, between (i) the fair market value of the New Common Stock received (as of the date of such exercise) and (ii) the exercise price. The U.S. Holder’s tax basis in the New Common Stock received should be equal to the fair market value of the New Common Stock received on the date of exercise, and the holding period in the New Common Stock received should commence on the date of the exercise. Upon the exercise of an Option that qualifies as an ISO, a U.S. Holder generally will not recognize any income, gain or loss. Gain realized by a Holder on the sale of shares underlying an ISO is taxable at capital gains rates, unless the Holder disposes of the shares within (a) two years after the date of grant of the Option or (b) one year after the date the shares were transferred to the Holder. If such shares are sold or otherwise disposed of before the end of either the one (1)-year or two (2)-year period specified above, the difference between the Option exercise price and the fair market value of the shares on the date of the Option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates. An Option that qualifies as an ISO that is exercised more than three (3) months after the U.S. Holder terminates employment, other than by reason of death or disability, will be treated for U.S. federal income tax purposes as an NSO, and such U.S. Holder will be deemed to have received ordinary income upon the exercise of the Option.

Upon the issuance of New Common Stock pursuant to the vesting and settlement of an RSU, a U.S. Holder generally will recognize ordinary income equal to the sum of the fair market value of the New Common Stock issued, the U.S. Holder’s tax basis in the New Common Stock received should be equal to the ordinary income recognized upon the issuance of such New Common Stock, and the holding period in the New Common Stock received should commence on the date of the issuance.

For a discussion as to the tax consequences of holding and dispositions of New Common Stock, see “—U.S. Holders of Unsecured Notes Claims, Existing Equity Interests, or Existing Equity Awards—Ownership and Disposition of New Common Stock” above. U.S. Holders of Post-Effective Date Equity Awards are urged to consult their tax advisors with respect to the tax considerations of the participation in the applicable Post-Closing Equity Awards in their particular circumstances.

(g)	Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder in an exchange of Allowed Claims or Allowed Equity Interests pursuant to the Plan, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of such U.S. Holder, whether the Claims or Equity Interests constitute capital assets in the hands of such U.S. Holder and how long they have been held, whether the Claims were acquired at a market discount, and whether and to what extent the Holder previously claimed a worthlessness deduction with respect to the Claims. In general, any gain or loss generally should be long-term capital gain or loss if the U.S. Holder held the Claims or Equity Interests, as applicable, as capital assets and such U.S. Holder’s holding period in the Claims or Equity Interests is more than one (1) year at the time of the relevant exchange. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with market discount if the Holder’s adjusted tax basis in the debt instrument is less than (i) its “stated redemption price at maturity” (which generally would be equal to the stated principal amount if all stated interest was required to be paid in cash or property at least annually) or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by more than a de minimis amount. Under these rules, any gain recognized on the exchange of Claims (which, as discussed below, does not include amounts received in respect of accrued but unpaid interest or OID, if any) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) during the U.S. Holder’s period of ownership, unless such U.S. Holder elected to include the market discount in income as it accrued. If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts generally should become deductible at the time of the exchange in which gain is recognized. To the extent that Claims acquired with a market discount are exchanged in a tax-deferred transaction for other property, any market discount that accrued on such Claims but was not recognized by the U.S. Holder generally is carried over to the property received therefor, and any gain recognized on the subsequent sale or other disposition of the property generally should be treated as ordinary income to the extent of the accrued, but not recognized, market discount with respect to such Claims. U.S. Holders who acquired their Claims other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules.

(h)	Distributions with Respect to Accrued But Unpaid Interest or OID

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of Allowed Claims is received in satisfaction of interest accrued or OID accrued, in each case during such U.S. Holder’s holding period, such amount will be taxable to the U.S. Holder as ordinary interest income (if not previously included in the U.S. Holder’s gross income under such U.S. Holder’s normal method of accounting). Conversely, a U.S. Holder may be entitled to recognize a loss to the extent any accrued interest or amortized OID was previously included in its gross income and is not paid in full. It is unclear whether a U.S. Holder would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full. In addition, tax basis in the consideration received by a U.S. Holder pursuant to the Plan in satisfaction of interest accrued or OID accrued generally will be equal to the fair market value of such consideration, and such U.S. Holder’s holding period in such consideration should commence on the day following the Effective Date.

Article VII., clause H. of the Plan provides that distributions to U.S. Holders with respect to any Allowed Claim will, to the extent permitted by applicable law, be allocated first to the principal amount of such Allowed Claims, with any excess allocated to the remaining portion of such Allowed Claim. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.

Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan, as well as the character of any loss claimed with respect to accrued but unpaid interest (including OID) previously included in income for U.S. federal income tax purposes.

2.	Non-U.S. Holders of Unsecured Notes Claims, Existing Equity Interests, or Existing Equity Awards

The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state, and local and non-U.S. tax consequences of the consummation of the Plan to such Non-U.S. Holders and the ownership and disposition of any consideration received pursuant to or in connection with the Plan.

(a)	Recognition of Gain or Loss

Whether a Non-U.S. Holder of Unsecured Notes Claims or Existing Equity Interests recognizes gain or loss on the exchange of Claims or Equity Interests pursuant to the Plan or upon a subsequent disposition of the consideration received under the Plan, as well as the amount of such gain or loss, is determined in the same manner as set forth above in connection with U.S. Holders of the applicable Claims. See “—U.S. Holders of Unsecured Notes Claims—Recognition of Gain or Loss” and “—U.S. Holders of Existing Equity Interests—Recognition of Gain or Loss” above. Any gain recognized (which, as discussed above, does not include amounts received in respect of accrued but unpaid interest or OID, if any) by a Non-U.S. Holder on the exchange of its Claim or Existing Equity Interest generally will not be subject to U.S. federal income taxation unless (i) the Non-U.S. Holder is an individual who was present in the United States for one hundred and eighty-three (183) days or more during the taxable year in which the gain is realized and certain other conditions are met, (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), or (iii) solely with respect to the sale, exchange or other disposition of the New Common Stock (or, under certain circumstances, the New Warrants), such New Common Stock (or, if applicable, New Warrants) constitutes a U.S. real property interest (“USRPI”) by reason of the Reorganized Debtor’s status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five (5)-year period preceding such disposition or the period in which the Non-U.S. Holder held the New Common Stock (or, if applicable, New Warrants).

If the exception in clause (i) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or such lower rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year. If the exception in clause (ii) above applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to such gain. In addition, if such a Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to thirty percent (30%) (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

If the exception in clause (iii) above applied and certain other requirements were met, a Non-U.S. Holder generally would be subject to U.S. federal income tax on any gain recognized on the sale or disposition of all or a portion of its New Common Stock (or, if applicable, New Warrants). The Debtor does not believe that it is or has been a USRPHC and it does not anticipate becoming a USRPHC. Because the determination of whether the Debtor or the Reorganized Debtor is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its real property interests outside the United States and its other business assets, there can be no assurance the Debtor currently is not a USRPHC or that the Debtor or the Reorganized Debtor will not become one in the future. Even if the Debtor is or the Debtor or the Reorganized Debtor were to become a USRPHC, gain arising from the sale or other taxable disposition of New Common Stock (or, if applicable, New Warrants) by a Non-U.S. Holder will not be subject to U.S. federal income tax if the New Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, five percent (5%) or less of the New Common Stock (or, in the case of New Warrants, if applicable, New Warrants of fair market value as of the date of their acquisition equal to the fair market value of five percent (5%) or less of the New Common Stock) throughout the shorter of the five (5)-year period ending on the date of the taxable disposition and the Non-U.S. Holder’s holding period.

(b)	Ownership and Disposition of New Common Stock

Distributions on New Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent of the Reorganized Debtor’s current year earnings and profits and earnings and profits accumulated as of the end of the prior year, as determined under U.S. federal income tax principles. To the extent the amount of any such distribution exceeds such current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent, and in reduction, of the Non-U.S. Holder’s adjusted tax basis in the equity and as gain from the sale or exchange of such equity to the extent such excess exceeds the Non-U.S. Holder’s adjusted tax basis. Dividends paid to a Non-U.S. Holder of New Common Stock will generally be subject to withholding of U.S. federal income tax at a thirty percent (30%) rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a thirty percent (30%) rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New Common Stock who wishes to claim the benefit of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends, will be required (a) to complete the applicable IRS Form W-8BEN or Form W-8BEN-E (or other applicable documentation) and certify under penalty of perjury that such Holder is not a United States person and is eligible for treaty benefits or (b) if such equity is held through certain intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are passthrough entities rather than corporations or individuals. A Non-U.S. Holder of New Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

For a discussion of the rules applicable to the recognition of gain or loss in connection with sales, exchanges or other dispositions of New Common Stock by Non-U.S. Holders, see “—Non-U.S. Holders of Unsecured Notes Claims, Existing Equity Interests, or Existing Equity Awards—Recognition of Gain or Loss” above.

(c)	Exercise and Disposition of New Warrants

Whether a Non-U.S. Holder recognizes gain or loss on the exercise, lapse, sale, exchange or other disposition of, or otherwise incurs income in connection with the adjustment of the exercise price of, New Warrants, and the amount of any such gain, loss or income, is determined in the same manner as set forth above in connection with U.S. Holders. See “—U.S. Holders of Unsecured Notes Claims, Existing Equity Interests, or Existing Equity Awards—Exercise and Disposition of New Warrants” above. For a discussion of the rules applicable to the recognition of any such gain, loss or income, see “—Non-U.S. Holders of Unsecured Notes Claims, Existing Equity Interests, or Existing Equity Awards—Recognition of Gain or Loss” above.

(d)	Holders of Post-Effective Date Equity Awards

Whether a Non-U.S. Holder recognizes ordinary income for U.S. federal income tax purposes in connection with the exercise of an Option or the issuance of New Common Stock pursuant to the vesting and settlement of an RSU is determined in the same manner as set forth above in connection with U.S. Holders. See “—U.S. Holders of Unsecured Notes Claims, Existing Equity Interests, or Existing Equity Awards—Holders of Post-Effective Date Equity Awards” above. Any such ordinary income generally will be subject to U.S. federal income taxation to the extent (a) such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, such income is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) or (b) such income constitutes gross income from sources within the United States (and, if required by an applicable income tax treaty, such income may be taxed in the United States). The source of income arising in connection with the performance of services partly within the United States and partly outside the United States generally depends on the facts and circumstances analysis of the particular case, which in the case of Options may take into account the portion of the period between the grant of the Option and the vesting of the Option during which the Non-U.S. Holder performed services within the United States.

The determination of whether a Non-U.S. Holder is treated as engaged in a trade or business in the United States, whether income is effectively connected with such trade or business, or whether income constitutes gross income from sources within the United States is complex, and Non-U.S. Holders are urged to consult their tax advisors regarding such determinations, as well as the tax consequences of the exercise of an Option or the receipt of New Common Stock in connection with the vesting and settlement of an RSU in their particular circumstances.

3.	Information Reporting and Backup Withholding

All distributions to Holders of Allowed Claims or Allowed Equity Interests under the Plan are subject to any applicable tax withholding and information reporting requirements. Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” (currently at a rate of twenty-four percent (24%)) if a recipient of those payments fails to furnish to the payor certain identifying information, fails properly to report interest or dividends, or, under certain circumstances, fails to provide a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as certain corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. Holders of Claims or Equity Interests are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. Holders of Claims or Equity Interests are urged to consult their tax advisors regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on their tax returns.

4.	Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Tax Code (such sections, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a thirty percent (30%) withholding tax may be imposed on dividends or interest or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of stock or debt instruments, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold thirty percent (30%) on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends or interest. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of such instruments on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the potential application of withholding under FATCA.

The foregoing summary has been provided for informational purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder of a Claim or an Equity Interest. All Holders of Claims or Equity Interests are urged to consult their tax advisors concerning the U.S. federal, state and local, non-U.S., and other tax consequences applicable under the Plan.

XI.	CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, Holders of Claims or Equity Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement and in any attachments, exhibits, and documents incorporated by reference thereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation.

A.	Certain Bankruptcy Law Considerations

1.	General

Although the Plan is designed to minimize the length of the Chapter 11 Case, it is impossible to predict with certainty the amount of time that the Debtor may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if the Plan is confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtor’s business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtor’s relationships with its key customers and employees or those of the Non-Debtor Affiliates, which in turn could affect the Debtor’s business. The bankruptcy proceedings will also involve additional expense and may distract the Debtor’s management from business operations.

2.	The Debtor Will Be Subject to the Risks and Uncertainties Associated with Chapter 11 Proceedings

As a consequence of the Debtor’s filing for relief under chapter 11 of the Bankruptcy Code, the Debtor’s operations, its ability to develop and execute its business plan, and its continuation as a going concern will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following:

•	the Debtor’s ability to prosecute, confirm, and consummate the Plan or another plan of reorganization through the chapter 11 proceeding;

•	the high costs of bankruptcy proceedings and related fees;

•	the Debtor’s ability to maintain sufficient cash reserves or obtain sufficient financing, if necessary, to allow it to emerge from bankruptcy and execute its business plan post-emergence;

•	the Debtor’s ability to maintain its relationships with service providers, employees, and other third parties, as applicable;

•	the Debtor’s ability to maintain contracts that are critical to its business;

•	the Debtor’s ability to attract, motivate, and retain leadership;

•	the ability of third parties to seek and obtain court approval to terminate contracts and other agreements with the Debtor;

•	the ability of third parties to seek and obtain court approval to convert the chapter 11 proceeding to a chapter 7 proceeding; and

•

the actions and decisions of the Debtor’s creditors and other third parties who have interests in the Chapter 11 Case that may be inconsistent with the Debtor’s goals generally and the Plan specifically.

Delays in the Chapter 11 Case would increase the risk of the Debtor being unable to reorganize its business and emerge from bankruptcy and might increase the costs associated with the bankruptcy process.

These risks and uncertainties could affect the Debtor’s business and operations in various ways. For example, negative events associated with the Chapter 11 Case could adversely affect both its and the Non-Debtor Affiliates’ relationships with third parties, including service providers, vendors, and customers, which in turn could adversely affect the Debtor’s business and financial condition. In addition, the Debtor needs the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtor’s ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Case, the Debtor cannot accurately predict or quantify the ultimate impact of events that occur during its Chapter 11 Case that may be inconsistent with its plans.

3.	Risk of Non-Confirmation of the Plan

Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation, or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtor can make no assurances that it will receive the requisite acceptances to confirm the Plan, and even if all Voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for confirmation are not met. If the Bankruptcy Court does not confirm the Plan, it is unclear what distributions Holders of Claims ultimately would receive with respect to their Claims in a subsequent plan of reorganization or liquidation.

4.	Risk of Failing to Satisfy the Vote Requirement

Although the parties to the Restructuring Support Agreement have agreed to support the Plan, in the event that the Debtor is nevertheless unable to obtain sufficient votes from the Classes entitled to vote, the Debtor reserves the right to seek to accomplish an alternative chapter 11 plan or seek to “cram down” (i.e., achieve non-consensual confirmation of) the Plan on non-accepting Classes. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to Holders of Allowed Claims as those proposed in the Plan.

5.	Risk of Re-Solicitation of Votes

The Bankruptcy Code provides that a debtor may solicit votes prior to the commencement of a chapter 11 case if solicitation is conducted in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitation or, if there is no such non-bankruptcy law, after disclosure of “adequate information,” as defined in the Bankruptcy Code. Additionally, the Bankruptcy Code provides that a holder of a claim will not be deemed to have accepted or rejected the plan before commencement of a chapter 11 case if the Bankruptcy Court finds that the Plan was not transmitted to substantially all creditors and other equity interest holders of that same class entitled to vote or that an unreasonably short time was prescribed for voting.

If the Bankruptcy Court concludes that the requirements of the Bankruptcy Code have not been met, then the Bankruptcy Court could deem votes solicited prior to the commencement of the Chapter 11 Case invalid. If the Bankruptcy Court so concludes, the Plan could not be confirmed without a re-solicitation of votes to accept or reject the Plan. While the Debtor believes that the requirements of the Bankruptcy Code will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

If a re-solicitation of the Plan is required, there can be no assurance that such re-solicitation would be successful. In addition, re-solicitation could delay confirmation of the Plan and result in termination of the Restructuring Support Agreement. Non-confirmation of the Plan and loss of the benefits under the Restructuring Support Agreement could result in a lengthy bankruptcy proceeding, the outcome of which would be uncertain.

6.	Non-Consensual Confirmation

If any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one (1) impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class) and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the Plan, then these requirements must be satisfied with respect to such rejecting Class(es). The Debtor believes that the Plan would satisfy these requirements, but there can be no assurance that the Bankruptcy Court will reach the same conclusion.

7.	Risks Related to Parties in Interest Objecting to the Debtor’s Classification of Claims and Equity Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtor believes that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

8.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtor believes that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

9.	Releases, Injunctions, or Exculpation Provisions Might Not Be Approved

Article X of the Plan provides for certain releases, injunctions, and exculpations for claims and causes of action that may otherwise be asserted against the Debtor, the Reorganized Debtor, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

10.	Risk of Non-Occurrence of the Effective Date

Although the Debtor believes that the Effective Date will occur on the timeline contemplated by the Restructuring Support Agreement, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX.B of the Plan, then the Combined Order may be vacated, in which event no distributions would be made under the Plan, the Debtor and all Holders of Claims or Equity Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtor’s obligations with respect to Claims and Equity Interests would remain unchanged.

11.	Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Required Noteholders the right to terminate the Restructuring Support Agreement under certain conditions. Termination of the Restructuring Support Agreement could result in the loss of support for the Plan by important creditor constituencies and could result in protracted chapter 11 proceedings, which could significantly and detrimentally impact the Debtor’s relationships with vendors, suppliers, employees, and major customers. If the Restructuring Support Agreement is terminated, the Debtor’s ability to confirm and consummate the Plan could be materially and adversely affected.

12.	Contingencies Might Affect Votes of the Voting Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims and Equity Interests under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Equity Interests under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Voting Classes.

The estimated Claims and recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated amounts contained in this Disclosure Statement. Moreover, the Debtor cannot determine with any certainty at this time the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

13.	A Protracted Chapter 11 Proceeding Could Adversely Affect the Debtor’s Business and Distract the Debtor’s Management

Although the Plan is designed to minimize the length of the Chapter 11 Case, it is impossible to predict with certainty the amount of time that the Debtor will spend in bankruptcy or to assure parties in interest that the Bankruptcy Court will confirm the Plan. The requirements of the Chapter 11 Case have consumed and will continue to consume a substantial portion of the Debtor’s management’s time and attention and leave them with less time to devote to the operations of its business. This diversion of management’s attention may have a material adverse effect on the conduct of the Debtor’s business and, as a result, on its financial condition, particularly if the Chapter 11 Case is protracted. If the Chapter 11 Case were to cause attrition among the Debtor’s management, the loss of services of any such members of the Debtor’s management team could impair the Debtor’s ability to execute its strategy and implement operational initiatives, which would likely have a material adverse effect on the Debtor’s financial condition and liquidity.

14.	Conversion to Chapter 7 Case

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interests of Holders of Claims and Equity Interests, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Liquidation Analysis attached hereto as Exhibit D contains a discussion of the anticipated effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Equity Interests.

15.	The Debtor May Object to the Amount or Classification of a Claim or Equity Interest

Except as otherwise provided in the Plan, the Debtor reserves the right to object to the amount or classification of any Claim or Equity Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim or Equity Interest where such Claim or Equity Interest is subject to an objection. Any Holder of a Claim or Equity Interest that is subject to an objection thus may not receive their expected share of the estimated distributions described in this Disclosure Statement.

16.	The Debtor May Seek to Amend, Waive, Modify, or Withdraw the Plan at Any Time Prior to Confirmation

The Debtor reserves the right, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement, and consistent with the terms of the Plan, to amend the terms of the Plan or waive any conditions thereto if and to the extent such amendments or waivers are consistent with the terms of the Restructuring Support Agreement and necessary or desirable to consummate the Plan. The potential impact of any such amendment or waiver on the Holders of Claims and Equity Interests cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes. All Holders of Claims and Equity Interests will receive notice of such amendments or waivers required by applicable Law and the Bankruptcy Court. If, after receiving sufficient acceptances, but prior to Confirmation of the Plan, the Debtor seeks to modify the Plan, the previously solicited acceptances will be valid only if: (a) all Classes of adversely affected Holders of Claims and Equity Interests accept the modification in writing; or (b) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims and Equity Interests, or is otherwise permitted by the Bankruptcy Code.

17.

Transfers of Unsecured Notes Claims During the Chapter 11 Case Could Impair the Debtor’s Ability to Utilize Its U.S. Federal Income Tax Net Operating Loss Carryforwards and Other Tax Attributes in Future Years

Under the Plan, each Holder of Allowed Unsecured Notes Claims will receive its Pro Rata share of the New Common Stock, as more fully described in the Plan. As a result, the consummation of the Plan is expected to result in an “ownership change” of the Debtor and all other members of the Vroom Group. The Debtor believes that the application of the 382(l)(5) Exception could result in significant future cash tax savings and may seek to qualify for such an exception to protect the continued existence of the Pre-Change Losses (each as defined below) without annual limitations on their use. See Article X hereof under the caption “Certain U.S. Federal Income Tax Consequences of the Plan—Consequences to Debtor” for a discussion on section 382 of the Tax Code (as defined below) and the 382(l)(5) Exception.

Transfers of Unsecured Notes Claims by certain Holders during the pendency of the Chapter 11 Case could result in the Restructuring not meeting the requirements of the 382(l)(5) Exception. In such an event, the Pre-Change Losses of the Vroom Group remaining after the COD attribute reduction (discussed below) arising in connection with the consummation of the Plan could be subject to material restrictions on their use after the Effective Date. The rules relating to the use of pre-bankruptcy tax attributes by a corporation emerging from a bankruptcy are inherently uncertain. Accordingly, there cannot be any assurance that the Debtor will be entitled to use such attributes following its emergence from the bankruptcy.

B.	Additional Factors Affecting the Value of the Reorganized Debtor

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause recoveries on a per-creditor basis to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate amounts of such Claims. Therefore, the actual amount of Allowed Claims may vary from the Debtor’s projections and feasibility analysis, and the variation may be material.

2.	Contract Payment Obligations Could Be More Than Projected

There can be no assurance that the payment obligations of the Debtor or the Reorganized Debtor arising or otherwise resulting from the assumption of executory contracts or unexpired leases will not be significantly more than projected, which, in turn, could cause recoveries on a per-creditor basis to be reduced substantially. Such payment obligations could be significant and material and, if the Debtor is unsuccessful in challenging such amounts, confirmation or the effectiveness of the Plan may be jeopardized.

3.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtor’s operations, including the Financial Projections, that are, by their nature, forward-looking, and which projections are necessarily based on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future results of the Reorganized Debtor may turn out to be different from the Financial Projections, and such differences may be material.

Specifically, the Financial Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtor, some of which may not materialize, including, without limitation, assumptions concerning: (a) the timing of Confirmation and Consummation of the Plan in accordance with its terms; (b) the anticipated future performance of the Reorganized Debtor, including its ability to maintain or increase revenue and gross margins, control future operating expenses, or make necessary capital expenditures; (c) general business and economic conditions; (d) overall industry performance and trends; (e) the Debtor’s and the Reorganized Debtor’s ability to maintain market strength and retain client relationships; and (f) future regulatory developments.

DUE TO THE INHERENT UNCERTAINTIES ASSOCIATED WITH PROJECTING FINANCIAL RESULTS GENERALLY, THE FINANCIAL PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSIDERED ASSURANCES OR GUARANTEES OF THE AMOUNT OF FUNDS OR THE AMOUNT OF CLAIMS THAT MAY BE ALLOWED IN THE VARIOUS CLASSES. WHILE THE DEBTOR BELIEVES THAT SUCH FINANCIAL PROJECTIONS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT THEY WILL BE REALIZED.

C.	Factors Relating to Securities to Be Issued Under the Plan

1.	Market for Securities

There is currently no public market for the New Common Stock. The Debtor and the Reorganized Debtor intend to list the New Common Stock on Nasdaq, the New York Stock Exchange or a comparable nationally recognized securities exchange following the Effective Date. In such event, the Debtor makes no assurance that it will be able to obtain a listing or, even if the Debtor is able to do so, that liquid trading markets for shares of New Common Stock will develop. The liquidity of any market for shares of New Common Stock will depend upon, among other things, the number of holders of shares of New Common Stock, the Reorganized Debtor’s financial performance, and the market for similar securities, none of which can be determined or predicted. Accordingly, there can be no assurance that active trading markets for New Common Stock will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event active trading markets do not develop or are not maintained, holders of the New Common Stock may experience substantial difficulty in transferring or reselling such securities or may be unable to transfer or sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtor. Accordingly, holders of the New Common Stock may bear certain risks associated with holding securities for an indefinite period of time.

If the New Common Stock is delisted in the future based on a continued listing requirement, it is unlikely that the Reorganized Debtor will be able to list New Common Stock on another national securities exchange and, as a result, securities may be quoted on an over-the-counter market. If this were to occur, the Reorganized Debtor and holders of New Common Stock could face significant material adverse consequences, including limited availability of market quotations and analyst coverage for New Common Stock and reduced liquidity for the trading of such stock.

Delisting also could result in, among other things, a loss of investor confidence or interest in strategic transactions or opportunities, the Reorganized Debtor being subject to regulation in each state in which the Reorganized Debtor offers securities, and difficulty in recruiting and retaining personnel through equity incentive awards.

2.	Dilution

The ownership percentage represented by the New Common Stock distributed on the Effective Date under the Plan will be subject to dilution from any other equity that may be issued post-emergence, including in connection with the MIP or in settlement of Post-Effective Date Equity Awards, the New Warrants, and the exercise or conversion of any other options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

Any future equity financings or other equity issuances by the Reorganized Debtor could adversely affect the value of the New Common Stock. The amount and dilutive effect of any of the foregoing could be material.

3.	Significant Holders

Certain Holders of Unsecured Notes Claims are expected to acquire a significant ownership interest in the New Common Stock pursuant to the Plan. Such Holders may be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtor and, consequently, have an impact upon the value of the New Common Stock. The significant ownership stake may allow these Holders to appoint a majority of the board of directors, potentially influencing the Company’s management and strategic direction. This could lead to changes in corporate governance practices, business strategies, and capital allocation policies that align with the interests of the major shareholders. The concentrated ownership might also affect the liquidity of the New Common Stock in the market, potentially impacting its trading price and volatility. The interests of these significant Holders may not always align with those of other shareholders or the Reorganized Debtor, potentially leading to conflicts in decision-making. Lastly, this ownership structure could either attract potential acquirers due to the ease of negotiating with a small group of major shareholders or deter them if the Holders are not interested in selling their stakes. Notably, a single party alone would likely hold sufficient voting power to control stockholder approval on most matters, potentially marginalizing minority shareholders.

4.	Interests Subordinated to the Reorganized Debtor’s Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtor, the New Common Stock would rank below all debt claims against the Reorganized Debtor. As a result, holders of the New Common Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtor until after all applicable holders of debt have been paid in full.

5.	Estimated Valuations of the Debtor and the New Common Stock Are Not Intended to Represent Potential Market Values

The Debtor’s estimated recoveries set forth in this Disclosure Statement are not intended to represent the market value of the Debtor’s securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtor), including, among others: (a) the successful reorganization of the Debtor; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtor’s ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtor’s ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions.

6.	Dividends

The Reorganized Debtor might not pay any dividends on the New Common Stock. In such circumstances, the success of an investment in the New Common Stock will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

D.	Risks Relating to the Capital Structure of the Reorganized Debtor

1.	The Debtor’s Historical Financial Information May Not Be Indicative of Its Financial Performance Following Emergence from Bankruptcy

The Debtor’s capital structure will be significantly altered under the Plan. Under fresh-start reporting rules that may apply to the Debtor upon the Effective Date of the Plan (or any alternative plan of reorganization), the Debtor’s assets and liabilities will be adjusted to fair values and its accumulated deficit will be restated to zero. Accordingly, fresh-start reporting rules apply, and the Debtor’s financial condition and results of operations following its emergence from chapter 11 may not be comparable to the financial condition and results of operations reflected in its historical financial statements. Furthermore, the Plan (or any alternative plan of reorganization) could materially change the amounts and classifications reported in the Debtor’s consolidated historical financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.

2.	The Reorganized Debtor May Not Be Able to Achieve Projected Financial Results

Although the Financial Projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtor, there is no guarantee that the Financial Projections will be realized. The Reorganized Debtor may not be able to meet its projected financial results or achieve projected revenues and Cash flows assumed in projecting future business prospects. To the extent the Reorganized Debtor does not meet its projected financial results or achieve projected revenues and Cash flows, the Reorganized Debtor may lack sufficient liquidity to meet its operational needs and continue operating as planned after the Effective Date.

Indebtedness of the Non-Debtor Affiliates could have significant negative consequences for the Debtor’s results of operations and financial condition to the extent such indebtedness:

•	constrains the Reorganized Debtor’s ability to obtain additional financing;

•	limits the Reorganized Debtor’s flexibility to plan for, or react to, changes in the businesses of its subsidiaries, which could adversely affect the Reorganized Debtor’s financial results; and

•	places the Reorganized Debtor at a possible competitive disadvantage with competitors that are less leveraged than the Company as a whole or that have better access to capital.

Further, a failure of the Reorganized Debtor to meet its projected financial results or achieve projected revenues and Cash flows could lead to Cash flow and working capital constraints, which constraints may require the Reorganized Debtor to seek additional working capital. The Reorganized Debtor may not be able to obtain such working capital when it is required.

E.	Risks Associated with the Debtor’s Business and Industry

1.	The Debtor’s Results May be Impacted by Economic Trends and Inflation

The current macroeconomic environment, characterized by sustained inflation and increased interest rates, poses significant risks to the Debtor’s businesses. Higher automotive finance rates and borrowing costs may reduce consumer access to and willingness to undertake vehicle financing, directly impacting UACC’s operations and potentially affecting demand for CarStory’s services. Although the Federal Reserve has indicated potential interest rate cuts in the future, uncertainty remains regarding the timing and impact of such changes. In addition, geopolitical conflicts and economic disruptions could further affect consumer spending and inflationary costs, potentially having a material adverse effect on their business throughout 2024. The Debtor is actively monitoring these developments, but prolonged disruptions could continue to negatively impact its subsidiaries’ operations and, in turn, the Company’s business.

2.	The Debtor’s Business Has Been, and May Continue to Be, Impacted by Seasonality in Vehicle Sales

The used vehicle market is subject to seasonal fluctuations, with sales typically peaking in the first quarter due to income tax refunds. The Debtor’s funding activity aligns with these trends, experiencing increased activity during tax season. This seasonality, however, can lead to variability in the Debtor’s financial performance, with potential declines in sales and increased delinquencies in the latter half of the year. These fluctuations may not fully reflect the underlying performance of the Debtor’s business and could adversely impact its results of operations.

3.	The Debtor’s Operations May Be Adversely Affected by Non-Debtor Affiliate UACC’s Ability to Optimize Its Dealer Network and Vehicle Finance Offerings

UACC is a prominent automotive captive finance company that historically serviced RICs and provided other financial services to consumers purchasing vehicles from Vroom as well as unaffiliated dealerships, with a focus on non-prime lending. UACC was acquired by the Debtor in February 2022 and remains a wholly owned subsidiary of the Debtor. UACC’s current business relies on third-party dealers of both new and used vehicles. As of the date hereof, UACC has approximately 6,300 independent dealers in 49 states in its network.

UACC’s ability to optimize its dealer network to broadcast its offerings and increase vehicle finance originations is crucial for its growth strategy. While UACC aims to moderately expand its automotive financing business with a focus on profitability, there are inherent risks, including market competition and changes in consumer demand. Additionally, certain initiatives related to expansion into additional target markets may not yield the anticipated results, and technological innovations intended to enhance dealer and customer engagement may also encounter unforeseen obstacles.

UACC’s reliance on debt financing to maintain and grow its business presents additional risks. UACC depends on borrowings under senior secured warehouse credit facilities to finance the origination of finance receivables and support general operating activities. These facilities typically mature within two years, and UACC currently has four Warehouse Credit Facilities with terms expiring in 2025. Discussions with lenders are underway to amend and extend these facilities beyond their current expiration dates. However, failure to secure warehouse borrowing capacity beyond 2025 could materially affect UACC’s ability to finance its lending operations, impacting results of operations and liquidity.

The availability of additional financing is contingent on various factors, including (i) market conditions, (ii) credit availability, (iii) losses in UACC’s loan portfolio, and (iv) UACC’s financial position. If financing alternatives become limited or unavailable, UACC may be unable to maintain or grow origination volume as anticipated, which would adversely affect both UACC’s and the Company’s financial condition and results of operations.

4.	The Discontinuation of the Company’s E-Commerce Operations and Wind-Down of Its Used Vehicle Business Could Have a Material Adverse Effect on the Debtor’s Business

On January 22, 2024, the Debtor announced its Value Maximization Plan, pursuant to which the Company wound down its e-commerce operations and used vehicle dealership business while certain Non-Debtor Affiliates continued to operate their separate businesses. This decision aimed to preserve cash and maximize stakeholder value through the remaining businesses. However, there can be no assurance that the Debtor will succeed in achieving profitability and creating meaningful stakeholder value. During the nine months ended September 30, 2024, the Company faced approximately $15.8 million in severance costs and $13.9 million in contract termination costs. Actual costs may exceed estimates due to ongoing negotiations and unforeseen factors, potentially impacting the Debtor’s financial position and cash flows.

Although the Company successfully completed the wind-down of its e-commerce operations and used vehicle dealership business on March 29, 2024, the Company may continue to incur additional wind-down costs through the end of 2024. In addition, the wind-down involves risks such as retaining qualified personnel, potential operational disruptions, exposure to liabilities, and negative impacts on business relationships, all of which could limit the economic upside of such wind-down. Moreover, if these risks or others impair the Debtor’s ability to successfully minimize ongoing costs of the wind-down or distract the Debtor’s management, the Debtor may not be able to realize other business opportunities as it may be required to divert time and funds that otherwise would be used on the development, expansion and profitability of other businesses, which in turn could adversely impact the Debtor’s business, operational results, financial position and Cash flows.

5.	The Loss of, or Difficulty Attracting, Motivating, and Retaining, Key Personnel Could Have a Material Adverse Effect on the Debtor’s Business

The Debtor’s business depends upon the continued efforts, abilities, and expertise of its executive officers and other key personnel. The Debtor believes that the loss of one or more of these individuals could adversely impact the Debtor’s business, financial condition, results of operations, and Cash flows. If the Debtor fails to retain key personnel or attract new talent, its business and growth prospects could be adversely affected.

6.	The Reorganized Debtor May Be Adversely Impacted by Pending and Potential Litigation

While certain prepetition litigation Claims will be treated as Class 5 – 510(b) Claims, the Debtor is involved in certain other litigation, which, so long as it remains unresolved, represents legal issues of uncertain outcome and potential Claims for monetary damages. If the outcomes of such litigation are unfavorable, they could have a material impact on the Debtor’s operations and financial health.

Additionally, there is a risk of future litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtor’s financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims and Equity Interests under the Plan. It is not possible to predict with certainty what, if any, future litigation the Reorganized Debtor may become involved in, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtor’s businesses and financial stability, however, could be material.

7.	Upon Emergence from Bankruptcy, the Board of Directors of the Reorganized Debtor May Differ Significantly from the Current Composition of the Debtor’s Board of Directors

Upon emergence from bankruptcy, the composition of the Reorganized Debtor’s board of directors may differ significantly from the current composition of the Debtor’s board of directors. Any new directors are likely to have different backgrounds, experiences, and perspectives from those individuals who previously served on the Debtor’s board and, thus, may have different views on the issues that will determine the future of the Debtor. As a result, the future strategy and plans of the Debtor may differ materially from those of the past.

F.	Disclosure Statement Disclaimers

1.	The Debtor Could Withdraw Plan

Subject to the terms of, and without prejudice to the rights of any party to, the Restructuring Support Agreement, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtor.

2.	The Debtor Has No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtor as of the date hereof, unless otherwise specified in the Plan, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtor has no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtor, the Chapter 11 Case, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Equity Interest should consult its legal counsel and accountant as to legal, tax, and other matters concerning its Claim or Equity Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or whether to object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtor or Holders of Claims or Equity Interests.

6.	Certain Tax Consequences of the Restructuring

The potential U.S. federal income tax consequences of the Restructuring to the Debtor and Holders of Unsecured Notes Claims, Existing Equity Interests, and Existing Equity Awards (including the ownership and disposition of consideration to be received pursuant to the Restructuring) are complex and, in certain instances, subject to uncertainty. All Holders should carefully review the materials in “Certain U.S. Federal Income Tax Consequences of the Plan” and independently consult with their tax advisors regarding the Restructuring.

XII.	VOTING PROCEDURES AND REQUIREMENTS

A.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or equity interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

If, however, the holder of an impaired claim or equity interest will not receive or retain any distribution under the plan on account of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and equity interests do not actually vote on the plan. If a claim or equity interest is not impaired by the plan, the Bankruptcy Code conclusively presumes the holder of such claim or equity interest to have accepted the plan and, accordingly, holders of such claims and equity interests are not entitled to vote on the plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan as (i) with respect to a class of claims, acceptance by creditors holding at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims in such class held by creditors that cast ballots for acceptance or rejection of the plan; and (ii) with respect to a class of equity interests, acceptance by equity interest holders that hold at least two-thirds (2/3) in dollar amount of the equity interests in such class held by holders that cast ballots for acceptance or rejection of the plan.

The following Classes are Impaired under the Plan, and Holders of Claims and Equity Interests in such Classes are entitled to vote to accept or reject the Plan:

•	Class 3 (Unsecured Notes Claims);

•	Class 7 (Existing Equity Interests); and

•	Class 8 (Existing Equity Awards).

B.	Voting Deadlines

Before voting to accept or reject the Plan, each Holder of an Allowed Unsecured Notes Claim, Existing Equity Interest, or Existing Equity Award (each, a “Voting Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

IF YOU ARE A HOLDER OF AN ALLOWED UNSECURED NOTES CLAIM, EXISTING EQUITY INTEREST, OR EXISTING EQUITY AWARD, FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE SOLICITATION AGENT (AS DEFINED BELOW) ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M., PREVAILING CENTRAL TIME, ON DECEMBER 30, 2024, UNLESS EXTENDED BY THE DEBTOR IN ACCORDANCE WITH THE RESTRUCTURING SUPPORT AGREEMENT.

IF YOU ARE A HOLDER OF AN UNSECURED NOTES CLAIM AND YOU HOLD YOUR CLAIMS THROUGH A NOMINEE (AS DEFINED BELOW), PLEASE FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR NOMINEE FOR RETURNING YOUR BALLOT. UNLESS OTHERWISE INSTRUCTED, PLEASE RETURN YOUR BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE, OR YOUR VOTE WILL NOT BE COUNTED.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the applicable voting record date for voting purposes, and the applicable standards for tabulating Ballots. The Debtor has engaged Kurtzman Carson Consultants, LLC d/b/a Verita Global as its solicitation agent (the “Solicitation Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan.

Ballots must be returned by the Voting Deadline in accordance with the procedures set forth herein. Ballots may also be delivered by First Class Mail, Overnight Courier, or Personal Delivery to the following address:

Vroom Processing Center

c/o Kurtzman Carson Consultants, LLC d/b/a Verita Global, LLC

El Segundo, CA 90245

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED. THE DEBTOR MAY REQUEST THAT THE SOLICITATION AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

UNLESS A BALLOT IS SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTOR RESERVES THE RIGHT TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

C.	Voting Procedures

The Debtor shall provide copies of this Disclosure Statement (including all exhibits and appendices), related materials and the applicable Ballot(s) (collectively, the “Solicitation Package”) to all Holders of Unsecured Notes Claims, Existing Equity Interests, and Existing Equity Awards as of the Voting Record Date.

1.	Voting Procedures with Respect to Holders of Class 3 Unsecured Notes Claims

(a)	Registered Holders

A Voting Holder who holds Unsecured Notes Claims as a record holder in its own name should vote on the Plan by (i) completing and signing a Ballot (a “Registered Holder Ballot”) and returning it directly to the Solicitation Agent on or before the Voting Deadline using the self-addressed, postage-paid envelope enclosed therewith or (ii) completing and submitting an electronic version of the Registered Holder Ballot through the electronic balloting platform (the “E-Ballot Platform”) on the Solicitation Agent’s website by visiting https://www.veritaglobal.net/vrm and clicking on the “Submit Electronic Ballot (E-Ballot)” link.

(b)	Beneficial Holders

Record Holders of Unsecured Notes Claims may include brokers, dealers, commercial banks, trust companies, or other agent nominees (“Nominees”). If such entities do not hold Unsecured Notes Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Voting Holders thereof as of the Voting Record Date. Any Voting Holder of Unsecured Notes Claims who has not received a Ballot should contact his, her, or its Nominee or the Solicitation Agent.

A Voting Holder holding Unsecured Notes Claims in “street name” through a Nominee may vote on the Plan by one of the following two (2) methods (as selected by such Voting Holder’s Nominee):

•

Completing and signing the Ballot included in the Solicitation Package received from the applicable Nominee (the “Beneficial Holder Ballot”). Voting Holders should return the Beneficial Holder Ballot to their respective Nominees as promptly as possible, in the envelope provided or as otherwise in accordance with the instructions provided by such Nominees, and in sufficient time to allow such Nominees to process the Voting Holders’ instructions and return a completed Master Ballot to the Solicitation Agent before the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, Voting Holders should contact the Solicitation Agent for instructions.

•

Completing the pre-validated Beneficial Holder Ballot (as described below) provided to the Voting Holder by his, her, or its Nominee. Voting Holders should return the pre-validated Beneficial Holder Ballot to the Solicitation Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by a Voting Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Voting Holder.

If any Voting Holder owns Unsecured Notes Claims through more than one Nominee, such Voting Holder may receive multiple mailings containing Beneficial Holder Ballots. The Voting Holder should execute a separate Beneficial Holder Ballot for each block of Unsecured Notes Claims that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith. Voting Holders who execute multiple Beneficial Holder Ballots with respect to Unsecured Notes Claims in a single class held through more than one (1) Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Unsecured Notes Claims so held and voted.

(c)	Nominees

A Nominee that, on the Voting Record Date, is the record Holder of Unsecured Notes Claims for one (1) or more Voting Holders may obtain the votes of the Voting Holders of such Unsecured Notes Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(i)	Pre-Validated Ballots

The Nominee may “pre-validate” a Beneficial Holder Ballot by signing the Beneficial Holder Ballot and including its DTC participant number, indicating the account number of the Beneficial Holder and the principal amount of Claims held by the Nominee for such Beneficial Holder, and marking the Beneficial Holder Ballot with a medallion guarantee stamp certifying the Beneficial Holder’s position as of the Voting Record Date, and then forwarding the Beneficial Holder Ballot, together with the Disclosure Statement, a preaddressed, postage-paid return envelope addressed to and provided by the Solicitation Agent, and any other materials requested to be forwarded, to the Voting Holder for voting. In order to vote, the Beneficial Holder then must complete the remaining information requested on the Beneficial Holder Ballot and return the Beneficial Holder Ballot directly to the Solicitation Agent so that it is RECEIVED by the Solicitation Agent on or before the Voting Deadline. A list of the Voting Holders to whom “pre-validated” Beneficial Holder Ballots were delivered should be maintained by Nominees for inspection for at least one (1) year from the Voting Deadline.

(ii)	Master Ballots

If the Nominee elects not to pre-validate Beneficial Holder Ballots, the Nominee may obtain the votes of Voting Holders by forwarding to the Voting Holders the unsigned Beneficial Holder Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by and addressed to the Nominee, and any other materials requested to be forwarded. Each such Voting Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, provide the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballots, execute the Master Ballot, and deliver the Master Ballot to the

Solicitation Agent so that it is RECEIVED by the Solicitation Agent on or before the Voting Deadline. All Beneficial Holder Ballots returned by Voting Holders should either be forwarded to the Solicitation Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one (1) year from the Voting Deadline.

EACH NOMINEE SHOULD ADVISE ITS VOTING HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT ON OR BEFORE THE VOTING DEADLINE. FOR THE AVOIDANCE OF DOUBT, NOMINEES MAY RETURN MASTER BALLOTS VIA EMAIL TO VROOMBALLOTS@VERITAGLOBAL.COM WITH A REFERENCE TO “VROOM MASTER BALLOTS” IN THE SUBJECT LINE.

Tabulation of Pre-Validated Beneficial Holder Ballots and Master Ballots:

•

Votes cast by a Voting Holder on a pre-validated Beneficial Holder Ballot or on a Master Ballot through a Nominee will be applied against the positions held by such entities in the applicable security as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee pursuant to a Master Ballot or pre-validated Beneficial Holder Ballots will not be counted in excess of the amount of such securities held by such Nominee.

•	To the extent that conflicting votes or “overvotes” are submitted by a Nominee, the Solicitation Agent, in good faith, will attempt to reconcile discrepancies with the Nominee.

•

To the extent that any overvotes are not reconcilable prior to the preparation of the vote certification, the Solicitation Agent will apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and reject the Plan submitted on the Master Ballot or pre-validated Beneficial Holder Ballots that contained the overvote, but only to the extent of the Nominee’s position in the applicable security as of the Voting Record Date.

•

For the purposes of tabulating votes with respect to Unsecured Notes Claims, each Voting Holder will be deemed to have voted the principal amount relating to such security, although the Solicitation Agent may adjust such principal amount to reflect the applicable claim amount, including prepetition interest.

•

A single Nominee may complete and deliver to the Solicitation Agent multiple Master Ballots. Votes reflected on multiple Master Ballots shall be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last properly completed Master Ballot received prior to the Voting Deadline shall, to the extent of such inconsistency, supersede any prior Master Ballot.

2.	Voting Procedures With Respect to Holders of Class 7 Existing Equity Interests and Class 8 Existing Equity Awards

A Voting Holder of Existing Equity Interests or Existing Equity Awards should vote on the Plan by (i) completing and returning its paper Ballot(s) in accordance with the instructions set forth therein and returning it directly to the Solicitation Agent on or before the Voting Deadline using the self-addressed, postage-paid envelope enclosed therewith or (ii) completing and submitting an electronic Ballot through the E-Ballot Platform on the Solicitation Agent’s website by visiting https://www.veritaglobal.net/vrm and clicking on the “Submit Electronic Ballot (E-Ballot)” link.

HOLDERS OF CLASS 7 EXISTING EQUITY INTERESTS AND CLASS 8 EXISTING EQUITY AWARDS ARE STRONGLY ENCOURAGED TO SUBMIT THEIR BALLOTS VIA THE E-BALLOT PLATFORM.

3.	Miscellaneous

All Ballots must be signed by the record Holder of the Unsecured Notes Claim, Existing Equity Interest, or Existing Equity Award, as applicable, or by a beneficial owner who has the power and authority to vote on behalf of the record Holder of the Unsecured Notes Claim, Existing Equity Interest, or Existing Equity Award, as applicable, on such date. If you return more than one (1) Ballot voting different Unsecured Notes Claims, Existing Equity Interests, or Existing Equity Awards, and the Ballots are not voted in the same manner, and you do not correct this before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot (other than a Master Ballot) that attempts to partially accept and partially reject the Plan will likewise not be counted. If you cast more than one (1) Ballot voting the same Claim(s) or Equity Interest(s) before the Voting Deadline, the last valid Ballot received on or before the applicable Voting Deadline will be deemed to reflect your intent, and thus, supersede any prior Ballot. If you cast Ballots that are received by the Solicitation Agent on the same day, but which are voted inconsistently, such Ballots will not be counted.

The Ballots provided to Voting Holders will reflect the principal amount of such Voting Holder’s Claim or Equity Interest; however, when tabulating votes, the Solicitation Agent may adjust the amount of such Voting Holder’s Claim or Equity Interest by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date, including, without limitation, interest.

Except as provided below, unless a Ballot is timely submitted to the Solicitation Agent before the Voting Deadline, together with any other documents required by such Ballot, the Debtor may reject such Ballot as invalid and decline to utilize it in connection with seeking confirmation of the Plan.

All pleadings and notices relating to the Chapter 11 Case that are Filed with the Bankruptcy Court (including notices of the date and time of hearings and the Plan Supplement, once Filed) will be made available for review on the case information website of the Solicitation Agent at https://www.veritaglobal.net/vrm (the “Case Website”). The Debtor reserves the right to modify, amend, supplement, restate, or withdraw the Plan Supplement after it is Filed. The Debtor will file and make available on the Case Website any modified, amended, supplemented, or restated Plan Supplement as promptly as possible.

4.	Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtor of authority to so act. Authorized signatories should submit a separate Ballot for each Voting Holder for whom they are voting.

5.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor or interest holder with respect to such Ballot to accept (a) all of the terms of, and conditions to, this Solicitation; and (b) the terms of the Plan, including the injunction, releases, and exculpation set forth in Article X therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Support Agreement.

6.	Change of Vote

Any party who has previously submitted to the Solicitation Agent a properly completed Ballot prior to the Voting Deadline may revoke such Ballot and change its vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent properly completed, valid Ballot for acceptance or rejection of the Plan; provided, however, that the Debtor has discretion on whether to accept any such changed Ballot after the Voting Deadline.

D.	Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Solicitation Agent and/or the Debtor, which determination will be final and binding. The Debtor reserves the right to reject any and all Ballots submitted by any Holders of Claims or Equity Interests entitled to vote that are not in proper form, the acceptance of which would, in the opinion of the Debtor or its counsel be unlawful. The Debtor further reserves its right to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any Holder of Claims or Equity Interests. The interpretation of the Ballots and the respective instructions thereto by the Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtor (or the Bankruptcy Court) determines. Neither the Debtor nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots, nor will any of them incur any liability for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Further Information; Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claims or Equity Interests, or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents, please contact the Solicitation Agent.

XIII.	CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

On or around the Petition Date, the Debtor will seek entry of orders of the Bankruptcy Court granting (i) conditional approval of the Disclosure Statement and the other Solicitation Materials and (ii) approval of the Disclosure Statement and the other Solicitation Materials on a final basis and confirmation of the Plan. The Debtor anticipates that notice of the hearing to consider final approval of the Disclosure Statement and Solicitation Materials and confirmation of the Plan (the “Confirmation Hearing”) will be published and mailed to all known Holders of Claims and Equity Interests at least twenty-eight (28) days before the date by which objections must be Filed with the Bankruptcy Court.

B.	Requirements for Confirmation of the Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

(a)	General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied, including, among others, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtor has complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)

any payment made or promised by the Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses accruing during or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)

the Debtor has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtor, an affiliate of the Debtor participating in the Plan with the Debtor, or a successor to the Debtor under the Plan, as applicable, and the appointment to, or continuance in, such office of such individual is consistent with the interests Holders of Claims and Equity Interests and with public policy, and the Debtor has disclosed the identity of any insider who will be employed or retained by the Reorganized Debtor and the nature of any compensation for such insider;

(vi)

with respect to each Class of Claims or Equity Interests, each Holder of an Impaired Claim or Impaired Equity Interest has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtor were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)

each Class of Claims or Equity Interests either accepted the Plan or is not Impaired under the Plan, or the Plan otherwise meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below) with respect to such Class;

(viii)	the Plan’s treatment of Administrative Claims and Priority Tax Claims complies with the requirements of section 1129(a)(9) of the Bankruptcy Code;

(ix)	at least one (1) Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan; and

(xi)

all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

(b)	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each holder thereof either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtor believes that, under the Plan, all Holders of Impaired Claims and Equity Interests will receive property with a value not less than the value each such Holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtor’s belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the proceeds ultimately available for distribution to Holders of Impaired Claims and Equity Interests and (ii) the liquidation analysis attached hereto as Exhibit D (the “Liquidation Analysis”).

The Debtor believes that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtor. The Liquidation Analysis provided in Exhibit D is solely for the purpose of disclosing to Holders of Claims and Equity Interests the effects of a hypothetical chapter 7 liquidation of the Debtor, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that the Bankruptcy Court will accept the Debtor’s conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(c)	Feasibility

In addition, as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet their obligations under the Plan. As part of this analysis, the Debtor has prepared the Financial Projections set forth in Exhibit E hereto. Based upon such Financial Projections, the Debtor believes that it will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Section XI hereof sets forth certain risk factors that could impact the feasibility of the Plan.

(d)	Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents of the Debtor will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, provisions (i) prohibiting the issuance of non-voting equity securities and (ii) setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

2.	Additional Requirements for Non-Consensual Confirmation

As to Class 3, Class 7 and Class 8, should any or all of such Classes vote to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtor (and to the extent consistent with the Restructuring Support Agreement) if, as to each Impaired Class that rejects the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

(a)	Unfair Discrimination Test

The “unfair discrimination” test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or equity interests receives more than it legally is entitled to receive for its claims or equity interests. This test does not require that the treatment be the same or equivalent, but that such treatment is “fair.” Courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class. The Debtor believes the Plan satisfies the “unfair discrimination” test.

(b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtor believes that the Plan satisfies the “fair and equitable” test with respect to any rejecting class as further explained below.

(i)	Secured Creditors

Class 2 (Secured Claims) is Unimpaired. Subject to Article VIII of the Plan, to the extent any Allowed Secured Claim has not already been paid in full during the Chapter 11 Case, on the Effective Date, or as soon as reasonably practicable thereafter, the Holder of such Allowed Secured Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Secured Claim, at the option of the Debtor or the Reorganized Debtor, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Secured Claim; (b) delivery of the Collateral securing such Allowed Secured Claim; (c) reinstatement of such Allowed Secured Claim; or (d) such other treatment rendering such Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that Secured Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business by the Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(ii)	Unsecured Creditors

Class 3 (Unsecured Notes Claims) is Impaired. Except to the extent that a Holder of an Allowed Unsecured Notes Claim agrees to less favorable treatment, on the Effective Date, each Holder of Allowed Unsecured Notes Claims will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Unsecured Notes Claim, its Pro Rata share of 92.94% of the New Common Stock (subject to dilution by (i) the New Warrants, (ii) the MIP Equity, and (iii) the Post-Effective Date Equity Awards).

Class 4 (General Unsecured Claims) is Unimpaired. Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtor agree to less favorable treatment on account of such Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, either, in the sole discretion of the Debtor, (a) payment in full in Cash, or (b) such other treatment as to render such Holder Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

Class 5 (510(b) Claims) is Unimpaired. On the Effective Date, each 510(b) Claim shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Class 6 (Intercompany Claims) is Unimpaired. On the Effective Date, each Intercompany Claim shall be, at the option of the Debtor or the Reorganized Debtor, as applicable, reinstated, compromised, or canceled and released without any distribution.

It is expected that the “fair and equitable” test need not be met with respect to unsecured creditors because (i) Class 4, Class 5, and Class 6 are Unimpaired by the Plan and are conclusively presumed to accept the Plan and (ii) Class 3 is expected to vote in favor of the Plan.

(iii)	Equity Interests

Class 7 (Existing Equity Interests) is Impaired. Except to the extent that a Holder of an Allowed Existing Equity Interest agrees to less favorable treatment, on the Effective Date, each Holder of an Allowed Existing Equity Interest shall receive: (a) its Pro Rata share of 7.06% of the New Common Stock (subject to dilution by (1) the New Warrants, (2) the MIP Equity, and (3) the Post-Effective Date Equity Awards); and (b) the right to receive the New Warrants in an amount equal to their Pro Rata share of Existing Equity Interests.

Class 8 (Existing Equity Awards) is Impaired. Except to the extent that a Holder of an Allowed Existing Equity Award agrees to less favorable treatment, on the Effective Date, all Allowed Existing Equity Awards shall be converted into the Post-Effective Date Equity Awards.

It is expected that the “fair and equitable” test need not be met with respect to Holders of Existing Equity Interests because Class 7 and Class 8 are expected to vote in favor of the Plan.

XIV.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtor has evaluated several alternatives to the Plan. After studying these alternatives, the Debtor has concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtor’s assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtor (or, if the Debtor’s exclusive periods in which to file and obtain acceptance of a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtor’s business or an orderly liquidation of its assets. The Debtor, however, submits that the Plan, as described herein, enables its creditors to realize the most value under the circumstances.

B.	Sale of All or Substantially All Assets Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtor could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell all or substantially all of its assets under section 363 of the Bankruptcy Code. Holders of Secured Claims would be entitled to credit bid on any property to which their security interest is attached and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtor’s assets held by Holders of Secured Claims would attach to the proceeds of any sale of the Debtor’s assets. After these Claims were satisfied, the remaining funds could be used to pay Holders of Unsecured Claims and Equity Interests. Upon analysis and consideration of this alternative, the Debtor does not believe a sale of all or substantially all of its assets under section 363 of the Bankruptcy Code would yield a higher recovery for Holders of Claims and Equity Interests than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, in which a trustee would be elected or appointed to liquidate the assets of the Debtor for distribution to its creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of Holders of allowed Claims and Equity Interests is set forth in the Liquidation Analysis attached hereto as Exhibit D.

Per the Liquidation Analysis, the Debtor believes that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for under the Plan and no distribution to equity holders because of the delay resulting from the conversion of the case and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Case.

XV.	CONCLUSION AND RECOMMENDATION

The Debtor believes the Plan is in the best interests of all stakeholders and urges the Holders of Unsecured Notes Claims, Existing Equity Interests, and Existing Equity Awards to vote in favor thereof.

Dated: November 12, 2024

Respectfully submitted,

VROOM, INC.

By:	/s/ Thomas H. Shortt
Title:	Chief Executive Officer

1

Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
VROOM, INC.,	§	Case No. 24-[ • ] ([ • ])
§
Debtor.[1]	§
§

PREPACKAGED PLAN OF REORGANIZATION FOR

VROOM, INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Porter Hedges LLP

John F. Higgins Eric M. English M. Shane Johnson 1000 Main St., 36th Floor Houston, TX 77002 Telephone: (713) 226-6000

Proposed Counsel for the Debtor and Debtor in Possession

Dated: November 12, 2024

[1]

The Debtor in this case, along with the last four digits of the Debtor’s federal tax identification numbers, is Vroom, Inc. (2566). The Debtor’s address is 3600 West Sam Houston Pkwy S., Floor 4, Houston, Texas 77042.

THE CHAPTER 11 CASE HAS NOT BEEN COMMENCED AT THIS TIME. THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. UPON COMMENCEMENT OF THE CHAPTER 11 CASE, THE DEBTOR EXPECTS TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT, (2) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE; AND (3) CONFIRMING THIS PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1

A.	Rules of Interpretation	1
B.	Computation of Time	2
C.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS		14

A.	Administrative Claims	14
B.	Priority Tax Claims	16
C.	Statutory Fees	16

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		17

A.	Summary	17
B.	Classification and Treatment of Claims and Equity Interests	17
C.	Special Provision Governing Unimpaired Claims	21
D.	Elimination of Vacant Classes	21

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN		21

A.	Presumed Acceptance of Plan	21
B.	Voting Classes	21
C.	Presumed Acceptance by Non-Voting Classes	21
D.	Acceptance by Impaired Class	21
E.	Controversy Concerning Impairment	22
F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down	22
G.	Votes Solicited in Good Faith	22

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		22

A.	Restructuring Transactions	22
B.	Continued Corporate Existence	23
C.	Vesting of Assets in the Reorganized Debtor Free and Clear of Liens and Claims	24
D.	Issuance and Distribution of Plan Securities	24
E.	Plan Securities; Securities Act Registration and Section 1145 and Private Placement Exemptions	25
F.	Management Incentive Plan	26
G.	Subordination	26
H.	Release of Liens and Claims	26
I.	Organizational Documents of the Reorganized Debtor	27
J.	Corporate Action	27
K.	Directors and Officers of the Reorganized Debtor	28
L.	Cancellation of Notes, Certificates, and Instruments	28
M.	Sources of Cash for Plan Distributions	29
N.	Preservation and Reservation of Causes of Action	29
O.	Payment of Fees and Expenses of Certain Creditors	30

i

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		31

A.	Assumption or Rejection of Executory Contracts and Unexpired Leases	31
B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	32
C.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	32
D.	D&O Liability Insurance Policies	33
E.	Indemnification Provisions	33
F.	Employment Plans	34
G.	Insurance Contracts	34
H.	Extension of Time to Assume or Reject	34
I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	35
J.	Contracts and Leases Entered into After the Petition Date	35
K.	Reservation of Rights	35

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		35

A.	Timing and Calculation of Amounts to Be Distributed	35
B.	Distribution Agent	36
C.	Rights and Powers of Distribution Agent	36
D.	Special Rules for Distributions to Holders of Disputed Claims and Disputed Interests.	37
E.	Delivery of Distributions	37
F.	No Postpetition Interest on Claims	39
G.	Compliance with Tax Requirements	40
H.	Allocation of Plan Distributions Between Principal and Interest	40
I.	Means of Cash Payment	40
J.	Timing and Calculation of Amounts to Be Distributed	41
K.	Claims Paid or Payable by Third Parties	41
L.	Setoffs	42

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		42

A.	Resolution of Disputed Claims	42
B.	Adjustment to Claims Without Objection	44
C.	No Distributions Pending Allowance	44
D.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	44
E.	No Interest	44

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		45

A.	Conditions Precedent to Consummation	45
B.	Waiver of Conditions	46

ii

ARTICLE X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		46

A.	General	46
B.	Release of Claims and Causes of Action	47
C.	Waiver of Statutory Limitations on Releases	49
D.	Discharge of Claims and Equity Interests	49
E.	Exculpation	50
F.	Permanent Injunction	50
G.	Binding Nature of Plan	51
H.	Protection Against Discriminatory Treatment	52
I.	Recoupment	52
J.	Integral Part of Plan	52

ARTICLE XI. RETENTION OF JURISDICTION		52

ARTICLE XII. MISCELLANEOUS PROVISIONS		54

A.	Substantial Consummation	54
B.	Post-Effective Date Fees and Expenses	55
C.	Conflicts	55
D.	Modification of Plan	55
E.	Effect of Confirmation on Modifications	55
F.	Revocation or Withdrawal of Plan	55
G.	Successors and Assigns	56
H.	Reservation of Rights	56
I.	Further Assurances	56
J.	Severability	56
K.	Service of Documents	57
L.	Exemption from Certain Taxes and Fees	57
M.	Governing Law	58
N.	Tax Reporting and Compliance	58
O.	Entire Agreement	58
P.	Closing of Chapter 11 Case	58
Q.	2002 Notice Parties	59
R.	Default by a Holder of a Claim or Equity Interest	59

iii

EXHIBITS

Exhibit A	Restructuring Support Agreement

iv

PREPACKAGED PLAN OF REORGANIZATION FOR

VROOM, INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Vroom, Inc. (the “Debtor”) proposes the following prepackaged plan of reorganization (this “Plan”) for the treatment of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, the Debtor. The Debtor is the proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtor’s history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which shall be Filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement. The Plan Supplement Documents (as defined below) are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and the terms and conditions set forth in this Plan, the Debtor reserves the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time (in accordance with the Restructuring Support Agreement and this Plan, in each case, to the extent applicable); (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided, that nothing in this clause (c) shall affect any party’s consent rights over the Definitive Documents (as defined in the Restructuring Support Agreement) or any amendments thereto, as provided for in the Restructuring Support Agreement; (d) any reference to an Entity as a Holder of a Claim or an Equity Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections hereof or hereto; (f) unless otherwise stated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (i) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection in effect as of the date of this Plan; (j) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (m) any reference in this Plan to “$” or “dollars” shall mean U.S. dollars; and (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Case, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtor” or to “the Reorganized Debtor” shall mean “the Debtor and the Reorganized Debtor”, as applicable, to the extent the context requires.

B.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Unless otherwise specified herein, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“510(b) Claim” means any Claim subject to section 510(b) of the Bankruptcy Code. For the avoidance of doubt, 510(b) Claims include the Existing Securities Litigation Claims.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Case that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estate and operating the businesses of the Debtor; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; and (c) all fees and charges assessed against the Estate under section 1930, chapter 123, of title 28, United States Code.

“Affiliate” shall, with respect to an Entity, have the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

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“Allowed” means, with respect to a Claim or Equity Interest (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Equity Interest as to which the liability of the Debtor and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly deemed Allowed by this Plan.

“Alternate/Supplemental Distribution Process” means alternate, additional or supplemental procedures in consultation with the Unsecured Notes Indenture Trustee in its capacity as Distribution Agent, to make distributions to Holders of Unsecured Notes and to eliminate such Unsecured Notes, including all book entry positions relating thereto, from DTC’s books and records.

“Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid or recover a transfer of property or an obligation incurred by the Debtor arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code and applicable non-bankruptcy law.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Case.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having jurisdiction over the Chapter 11 Case.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Case.

“Business Day” means any day, other than a Saturday, Sunday, “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks are required or authorized by law or executive order to be closed for commercial business with the public in New York City, New York.

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee, expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal

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securities laws). For the avoidance of doubt, Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Equity Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any Avoidance Actions.

“Chapter 11 Case” means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court.

“Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against the Debtor.

“Claims Register” means the official register of Claims maintained by the Solicitation Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Collateral” means any property or interest in property of the Debtor’s Estate that is subject to a valid and enforceable Lien to secure a Claim.

“Combined Hearing” means the combined hearing to be held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (a) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (b) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Combined Order” means the order of the Bankruptcy Court (a) approving the Disclosure Statement as containing adequate information as required by the Bankruptcy Code and (b) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code.

“Confirmation” means the Bankruptcy Court’s entry of the Combined Order on the docket of the Chapter 11 Case.

“Confirmation Date” means the date upon which Confirmation occurs.

“Consenting Equity Interest Holders” means the Holders of Existing Equity Interests that are party to the Restructuring Support Agreement as “Consenting Equity Interest Holders” thereunder.

“Consenting Noteholders” means the Holders of Unsecured Notes Claims that are party to the Restructuring Support Agreement as “Consenting Noteholders” thereunder.

“Consenting Stakeholders” means, collectively, the Consenting Equity Interest Holders and the Consenting Noteholders.

“Consummation” means the occurrence of the Effective Date.

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“Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon the Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by the Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) in effect as of the Petition Date and providing coverage for liability of the Debtor’s directors, managers, and officers.

“D&O Tail” means that certain directors’ and officers’ liability insurance policy tail endorsement purchased by the Debtor.

“Debtor” means Vroom, Inc., as the debtor and debtor in possession in the Chapter 11 Case.

“Debtor Release” has the meaning set forth in B hereof.

“Disclosure Statement” means the Disclosure Statement for the Prepackaged Plan of Reorganization for Vroom, Inc. Under Chapter 11 of The Bankruptcy Code, dated as of November 12, 2024 (as amended, supplemented, or modified from time to time).

“Disputed” means any Claim, Equity Interest, or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

“Distribution Agent” means the Reorganized Debtor or any party designated by the Reorganized Debtor to serve as distribution agent under this Plan. For purposes of distributions under this Plan to Holders of Allowed Unsecured Notes Claims, the Unsecured Notes Indenture Trustee will be and shall act as the Distribution Agent.

“Distribution Record Date” means, other than with respect to publicly held securities, the date for determining which Holders of Claims or Equity Interests are eligible to receive distributions under this Plan, which date shall be the Effective Date, subject to Article VII.E of this Plan. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities, which shall receive distributions, if any, in accordance with the applicable procedures of DTC.

“DTC” means The Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article VI of this Plan have been satisfied or waived in accordance with the terms of Article VI.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means any Equity Security or other ownership interest in the Debtor.

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“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“ESO Grants” means stock options to purchase New Common Stock to be granted to management employees of the Reorganized Debtor under the MIP, which shall (a) constitute (on an as-converted to common stock basis) five percent (5%) of the Fully-Diluted New Common Stock as of immediately following the Effective Date; (b) be allocated in good faith by the New Board in consultation with the Reorganized Debtor’s chief executive officer; and (c) otherwise be consistent with the MIP Term Sheet.

“Estate” means the estate of the Debtor created under section 541 of the Bankruptcy Code.

“Exculpated Party” means the Debtor.

“Exculpation” means the exculpation provision set forth in E hereof.

“Executory Contract” means a contract to which the Debtor is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

“Existing Equity Awards” means options or restricted stock units representing rights to purchase or acquire Equity Securities of the Debtor in existence immediately before the Effective Date in an aggregate amount equivalent to no more than 135,000 shares of common stock of the Debtor underlying restricted stock units and 25,911 shares of common stock of the Debtor underlying stock options, as of September 30, 2024, with a weighted average exercise price of $514.33.

“Existing Equity Interest” means any Equity Security or other ownership interest in the Debtor as in existence immediately before the Effective Date, but excluding any Existing Equity Awards.

“Existing Securities Litigation Claims” means any Claims against the Debtor in the following matters: (a) In re Vroom, Inc. Securities Litigation, 21-cv-2477-PGG (S.D.N.Y. Mar. 22, 2021); (b) In re Vroom, Inc. Shareholder Derivative Litigation, 21-cv-6933-PGG (S.D.N.Y. Apr. 17, 2021); (c) Godlu v. Vroom, Inc., 22-cv-00569-MN (D. Del. Apr. 28, 2022); and (d) Hudda v. Vroom, Inc., 24-cv-00449-MN (D. Del. Apr. 15, 2024).

“Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Case.

“Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which (a) has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration or rehearing has expired and as to which no appeal,

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petition for certiorari, or other proceeding for a new trial, reargument, reconsideration or rehearing has been timely taken, or (b) as to which any appeal that has been taken or any petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, reconsideration or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“Fully-Diluted New Common Stock” means, collectively, (a) the New Common Stock issued on the Effective Date; (b) the New Warrants; (c) the MIP Equity; and (d) the Post-Effective Date Equity Awards, in each case, on an as-converted-to-common-stock basis.

“General Unsecured Claim” means any Unsecured Claim against the Debtor that is not an Administrative Claim, a Priority Tax Claim, a Restructuring Expense, a Cure Claim, an Other Priority Claim, an Unsecured Notes Claim, a 510(b) Claim, or an Intercompany Claim. For the avoidance of doubt, General Unsecured Claims include (a) Claims resulting from the rejection of Executory Contracts and Unexpired Leases and (b) Claims resulting from litigation against the Debtor (other than 510(b) Claims).

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means any Entity that is the record or beneficial owner of any Claim or Equity Interest, including any nominees, investment managers, investment advisors, sub-advisors, or managers of funds or discretionary accounts that hold, or trustees of trusts that hold, any Claim or Equity Interest.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means the Debtor’s indemnification obligations to the Indemnified Parties in effect as of the Petition Date, howsoever documented, whether in the Debtor’s bylaws, certificate of incorporation, other organizational documents, board resolutions, indemnification agreements, employment contracts, or as provided in and by applicable law or otherwise.

“Indemnified Parties” means any of the Debtor’s current and former directors, officers, managers, members, employees, accountants, investment bankers, attorneys, and other professionals of the Debtor, each of the foregoing solely in their capacity as such.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, the Debtor and all agreements, documents, or instruments relating thereto.

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“Intercompany Claim” means any Claim against the Debtor held by a non-Debtor Affiliate, other than an Administrative Claim.

“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

“Litigation Claims” means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtor or the Estate, in each case solely to the extent of the Debtor’s or its Estate’s interest therein. A non-exclusive list of the Litigation Claims held by the Debtor as of the Effective Date will be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against the Debtor as of the Effective Date. For the avoidance of doubt, “Litigation Claims” shall exclude any Claims or Causes of Action subject to the Debtor Release set forth in B hereof.

“Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas and the Procedures for Complex Cases in the Southern District of Texas.

“MIP” means a post-emergence equity-based management incentive plan implemented by amending and restating the Vroom, Inc. 2020 Incentive Award Plan, which shall be comprised of the RSU Awards and the ESO Grants.

“MIP Equity” means, collectively, the RSU Awards and the ESO Grants.

“MIP Term Sheet” means the term sheet governing the MIP, attached as Annex A to the Restructuring Term Sheet.

“Mudrick” means Mudrick Capital Management, L.P. on behalf of its funds and/or accounts in their capacities as Holders of Unsecured Notes Claims.

“Mudrick Advisors” means Wachtell Lipton Rosen & Katz, McGuireWoods LLP and such other professional advisors as are retained by Mudrick with the prior written consent of the Debtor, in each case, in such advisor’s capacity as an advisor to Mudrick.

“New Board” means the new board of directors of the Reorganized Debtor, as further described in the New Governance Documents, whose appointment and powers shall be as set forth in the New Governance Documents. The members of the New Board shall be acceptable to the Required Consenting Noteholders in their discretion and Filed with the Plan Supplement or a supplement thereto and in any event identified prior to the Effective Date.

“New Common Stock” means the new common stock to be issued by the Reorganized Debtor on the Effective Date.

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“New Governance Documents” means any organizational or constitutional documents, including charters, bylaws, operating agreements, option agreements, shareholder agreement, registration rights agreements or other governance documents, in each case, relating to the Reorganized Debtor.

“New Warrants” means the warrants to purchase shares of New Common Stock to be issued in accordance with this Plan pursuant to section 1145 of the Bankruptcy Code. The New Warrants will be subject to the terms and conditions set forth in the New Warrants Agreement and shall: (a) be for the purchase of an aggregate of 1,808,243 shares of New Common Stock, equal to the number of existing outstanding shares of common stock of the Debtor immediately prior to the Effective Date; (b) have an exercise price equal to the Strike Price; (c) expire on the fifth anniversary of the Effective Date; (d) contain customary anti-dilution protection for stock splits, stock dividends, and similar events but will not have Black-Scholes protections; and (e) be freely transferable, subject to applicable securities laws.

“New Warrants Agreement” means the agreement governing the New Warrants to be entered into between the Debtor or Reorganized Debtor, as applicable, and a warrant agent on or prior to the Effective Date.

“New Warrants Documents” means, collectively, the New Warrants Agreement and a form of the New Warrants.

“Non-Voting Classes” means, collectively, Classes 1, 2, 4, 5, and 6.

“Notice” has the meaning set forth in K of this Plan.

“Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a Cure Claim, or a Priority Tax Claim.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, government, governmental agency or other Entity, whether acting in an individual, fiduciary, or other capacity, or other Entity or organization.

“Petition Date” means the date on which the Debtor commences the Chapter 11 Case.

“Plan” means this Prepackaged Plan of Reorganization for Vroom, Inc Under Chapter 11 of the Bankruptcy Code, dated as of the date hereof, including the exhibits and all supplements, appendices, and schedules thereto (including, without limitation, the Plan Supplement Documents), either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Securities” means, collectively, the New Common Stock, the Post-Effective Date Equity Awards, and the New Warrants.

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“Plan Supplement” means, collectively, the compilation of the Plan Supplement Documents, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time.

“Plan Supplement Documents” means, collectively, documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents, and instruments referred to in the Plan Supplement, ancillary or otherwise, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time. The Plan Supplement Documents will include, without limitation, the following documents: the Restructuring Transaction Steps Memorandum (if applicable), the New Governance Documents (including, but not limited to, the charter and bylaws for the Reorganized Debtor), the New Warrants Documents, certain documents governing the MIP, the Schedule of Retained Causes of Action, the identity of the members of the New Board and any officers of the Reorganized Debtor, and the Schedule of Rejected Executory Contracts and Unexpired Leases.

“Post-Effective Date Equity Awards” means new equity awards convertible into New Common Stock on the same terms and conditions, and for the same number of units, applicable to the Existing Equity Awards in respect of the Existing Equity Interests as of immediately prior to the Effective Date.

“Priority Tax Claim” means any Unsecured Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means, with respect to any Allowed Claim or Allowed Equity Interest of a particular Class, (a) the proportion that such Allowed Claim or Allowed Equity Interest bears to the aggregate amount of Allowed Claims or Allowed Equity Interests in such Class or (b) a proportionate allocation.

“Professional” means any Person or Entity retained by the Debtor in the Chapter 11 Case pursuant to section 327, 328, or 363 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for accrued professional compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Professional Fee Escrow Account” means a separate escrow account established, maintained, and funded by the Reorganized Debtor with Cash on the Effective Date in an amount equal to the Professional Fee Reserve Amount, as set forth in Article V.O.

“Professional Fee Reserve Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtor prior to and as of the Effective Date.

“Proof of Claim” means a proof of Claim Filed against the Debtor in the Chapter 11 Case.

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“Release Opt-Out Form” means the form to be provided to Holders of Claims in Non-Voting Classes through which such Holders may elect to affirmatively opt out of the Third-Party Release.

“Released Parties” means collectively: (a) the Debtor; (b) the Reorganized Debtor; (c) the Debtor’s current and former officers, directors, and managers; (d) the Consenting Stakeholders; (e) the Unsecured Notes Indenture Trustee; and (f) with respect to each of the foregoing Entities in clauses (a) through (e), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), interest holders, predecessors, participants, successors, and assigns, subsidiaries, affiliates, managed accounts or funds, and each of their respective current and former equity holders, officers, directors, managers, principals, shareholders, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, underwriters of any securities issued by the Debtor, consultants, representatives, and other professionals; provided, that any Entity that would otherwise be a “Released Party” that votes to reject this Plan, objects to this Plan, or objects to or opts out of the Third-Party Release contained herein, shall not be a “Released Party.”

“Releases” means, collectively, the Debtor Release and the Third-Party Release.

“Releasing Party” means collectively: (a) the Released Parties; (b) all Holders of Claims and Equity Interests that vote to accept this Plan; (c) all Holders of Claims and Equity Interests that abstain from voting on this Plan and who do not affirmatively opt out of the releases provided by this Plan by checking the box on the applicable form indicating that they opt not to grant the releases provided in this Plan; (d) all Holders of Claims and Equity Interests that (i) vote to reject this Plan or (ii) are presumed to accept this Plan and who do not affirmatively opt out of the releases provided by this Plan by checking the box on the applicable form indicating that they opt not to grant the releases provided in this Plan in accordance with the procedures set forth in the Solicitation Procedures Order; and (e) with respect to the Debtor, the Reorganized Debtor, and each of the foregoing Entities in clauses (a) through (d), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), interest holders, predecessors, successors, and assigns, subsidiaries, affiliates, managed accounts or funds, and each of their respective current and former equity holders, officers, directors, managers, principals, shareholders, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, underwriters of any securities issued by the Debtor, consultants, representatives, and other professionals, each in their capacity as such collectively.

“Reorganized Debtor” means the Debtor, as reorganized pursuant to and under this Plan or any successor thereto on or after the Effective Date, and its successors.

“Representatives” means, with respect to a Person, such Person’s current and former (a) officers, (b) directors, (c) managers, (d) principals, (e) members, (f) employees, (g) agents, (h) advisory board members, (i) financial advisors, (j) partners, (k) attorneys, (l) accountants, (m) investment bankers, (n) consultants, (o) representatives, and (p) other professionals, each in their capacity as such.

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“Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Restructuring Documents” means collectively, the documents and agreements (and the exhibits, schedules, annexes, and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement Documents, the New Governance Documents, the New Warrants Documents, and any other “Definitive Documents” (as defined in the Restructuring Support Agreement).

“Restructuring Expenses” means (a) the reasonable and documented fees and expenses of the Mudrick Advisors, in each case payable in accordance with the terms hereof, any applicable engagement letters with the Debtor, the Restructuring Support Agreement and/or the Unsecured Notes Documents, as applicable and (b) the Unsecured Notes Indenture Trustee Fees and Expenses.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of November 12, 2024, by and among the Debtor, the Consenting Noteholders, and any other parties thereto (as amended, supplemented, or modified from time to time), attached as Exhibit A to this Plan.

“Restructuring Term Sheet” means the term sheet attached as Exhibit 2 to the Restructuring Support Agreement.

“Restructuring Transaction Steps Memorandum” means the document setting forth the sequence of certain Restructuring Transactions, if any.

“Restructuring Transactions” has the meaning ascribed thereto in Article V.A of this Plan.

“RSU Awards” means restricted stock units with respect to New Common Stock to be granted to employees of the Reorganized Debtor, which shall: (a) constitute (on an as-converted to common stock basis) ten percent (10%) of the Fully-Diluted New Common Stock as of immediately following the Effective Date; (b) be allocated in good faith by the New Board in consultation with the Reorganized Debtor’s chief executive officer; and (c) otherwise be consistent with the MIP Term Sheet.

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases, if any, to be rejected by the Debtor pursuant to this Plan.

“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtor that are not released, waived, or transferred pursuant to this Plan.

“Secured Claim” means a Claim that is secured by a Lien on property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

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“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Solicitation” means the solicitation of votes on this Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Solicitation Agent” means Kurtzman Carson Consultants, LLC dba Verita Global, in its capacity as solicitation, notice, claims and balloting agent for the Debtor.

“Solicitation Materials” means any materials used in connection with Solicitation, including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to Solicitation pursuant to the Solicitation Procedures Order.

“Solicitation Procedures Order” means the order of the Bankruptcy Court approving, among other things, the Solicitation procedures and scheduling the Combined Hearing.

“Specified Employee Plans” means all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtor applicable to any of their respective officers, directors, employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement (SERP) plans, healthcare plans, disability plans, retention plans, life and accidental death and dismemberment insurance plans, health and welfare plans, and 401(k) plans.

“Strike Price” means $12.19 per share.

“Third-Party Release” has the meaning set forth in B hereof.

“Unexpired Lease” means a lease to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

“Unimpaired” means, with respect to a Class of Claims, a Claim that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unsecured Claim” means any Claim that is not a Secured Claim.

“Unsecured Notes” means Vroom, Inc.’s 0.750% unsecured convertible senior notes due 2026 issued pursuant to the Unsecured Notes Indenture.

“Unsecured Notes Claims” means any Claim on account of, arising under, derived from, or based on the Unsecured Notes Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the Unsecured Notes Documents.

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“Unsecured Notes Documents” means the Unsecured Notes Indenture together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“Unsecured Notes Indenture” means that certain indenture governing the Unsecured Notes, dated as of June 18, 2021 (as amended, restated, amended and restated, supplemented, or modified from time to time), between Vroom, Inc., as issuer, and U.S. Bank National Association, as trustee.

“Unsecured Notes Indenture Trustee” means U.S. Bank National Association, solely in its capacity as trustee under the Unsecured Notes Documents (as applicable), including to the extent serving as a Distribution Agent (provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies)) or, as applicable, any successors, assignees, or delegees thereof.

“Unsecured Notes Indenture Trustee Fees and Expenses” means the reasonable documented fees and out-of-pocket expenses of the Unsecured Notes Indenture Trustee, including the reasonable and documented fees and out-of-pocket expenses of its counsel.

“Voting Classes” means Classes 3, 7, and 8.

“Voting Record Date” means the applicable date for determining (a) which Holders of Claims and Equity Interests in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan, and (b) which Holders of Claims in the Non-Voting Classes are entitled, as applicable, to receive a Release Opt-Out Form.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.	Administrative Claims

1.	Generally

Subject to the paragraph below regarding Professional Fee Claims, to the extent such Claim has not already been paid in full during the Chapter 11 Case, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim or fees and charges assessed against the Estate under section 1930, chapter 123, of title 28, United States Code), in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive, at the option of the Debtor or the Reorganized Debtor, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Administrative Claim or (b) such other less favorable treatment as to which the Debtor or the Reorganized Debtor, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; or (c) such other treatment as permitted by section 1129(a)(9) of the Bankruptcy Code; provided that Administrative Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business by the Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

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2.	Professional Fee Claims

(a)	Final Fee Applications

All final requests for Professional Fee Claims shall be Filed no later than thirty (30) days after the Effective Date. After notice in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtor and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim.

(b)	Professional Fee Escrow Account

No later than the Effective Date, the Debtor or the Reorganized Debtor, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained by the Reorganized Debtor, in trust solely for the benefit of the Professionals. The Reorganized Debtor shall not commingle any funds contained in the Professional Fee Escrow Account. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estate, the Debtor, or the Reorganized Debtor. The amount of Professional Fee Claims owing to the Professionals shall be paid in full in Cash to such Professionals by the Reorganized Debtor from the Professional Fee Escrow Account within five (5) Business Days after such Professional Fee Claims are Allowed by a Final Order; provided that the Debtor’s and the Reorganized Debtor’s obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Professionals, the Reorganized Debtor shall pay such amounts within ten (10) Business Days after entry of the order approving such Professional Fee Claims. When all such Professional Fee Claims have been resolved (either because they are Allowed Professional Fee Claims that have been paid or because they have been disallowed, expunged, or withdrawn), any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtor without any further action or order of the Bankruptcy Court and distributed as set forth herein.

(c)	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate their accrued and unpaid Professional Fee Claims prior to and as of the Effective Date and shall deliver such estimate to the Debtor within five (5) days of the Effective Date. If a Professional does not provide such estimate, the Reorganized Debtor shall estimate the accrued and unpaid fees and expenses of such Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount; provided that the Reorganized Debtor shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

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(d)	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in this Plan, from and after the Confirmation Date, the Reorganized Debtor shall in the ordinary course of business pay (subject to the receipt of an invoice) in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtor or Reorganized Debtor (as applicable) after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Priority Tax Claims

Subject to Article V hereof, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive, if legally required, interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Reorganized Debtor and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

C.	Statutory Fees

All fees due and payable pursuant to section 1930 of chapter 123 of the Judicial Code prior to the Effective Date shall be paid by the Debtor. On and after the Effective Date, the Reorganized Debtor shall pay any and all such fees when due and payable and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. The Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of the Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

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ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

Except for the Claims addressed in Article II of this Plan, all Claims and Equity Interests are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtor has not classified Administrative Claims and Priority Tax Claims, as described in Article II.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, Confirmation, and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of that Class, and such Claim or Equity Interest shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed, or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Presumed to Accept

2.	Secured Claims	Unimpaired	Presumed to Accept

3.	Unsecured Notes Claims	Impaired	Entitled to Vote

4.	General Unsecured Claims	Unimpaired	Presumed to Accept

5.	510(b) Claims	Unimpaired	Presumed to Accept

6.	Intercompany Claims	Unimpaired	Presumed to Accept

7.	Existing Equity Interests	Impaired	Entitled to Vote

8.	Existing Equity Awards	Impaired	Entitled to Vote

B.	Classification and Treatment of Claims and Equity Interests

1.	Class 1 – Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

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(b)

Treatment: Subject to Article V hereof, to the extent such Allowed Other Priority Claim has not already been paid in full during the Chapter 11 Case, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Other Priority Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Other Priority Claim, at the option of the Debtor or the Reorganized Debtor, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Other Priority Claim; (b) such other less favorable treatment as to which the Debtor or Reorganized Debtor, as applicable, and the Holder of such Allowed Other Priority Claim shall have agreed upon in writing; or (c) such other treatment such that such Allowed Other Priority Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that Other Priority Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business by the Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 1 will be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

2.	Class 2 – Secured Claims

(a)	Classification: Class 2 consists of the Secured Claims. Class 2 consists of separate subclasses for each Secured Claim.

(b)

Treatment: Subject to Article V hereof, except to the extent that a Holder of an Allowed Secured Claim agrees to less favorable treatment of its Allowed Secured Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed Secured Claim, on the Effective Date, each Holder of such Allowed Secured Claim shall receive either (a) payment in full in Cash; (b) delivery of the Collateral securing such Allowed Secured Claim; (c) reinstatement of such Allowed Secured Claim; or (d) such other treatment rendering such Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that Secured Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business by the Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 2 will be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

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3.	Class 3 – Unsecured Notes Claims

(a)	Classification: Class 3 consists of the Unsecured Notes Claims.

(b)

Treatment: Except to the extent that such Holder of an Allowed Unsecured Notes Claim agrees to less favorable treatment, on the Effective Date, each Holder of Allowed Unsecured Notes Claims will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Unsecured Notes Claim, its Pro Rata share of 92.94% of the New Common Stock (subject to dilution by (i) the New Warrants, (ii) the MIP Equity, and (iii) the Post-Effective Date Equity Awards).

(c)	Voting: Class 3 is Impaired, and Holders of Claims in Class 3 are entitled to vote to accept or reject this Plan.

4.	Class 4 – General Unsecured Claims

(a)	Classification: Class 4 consists of the General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtor agree to less favorable treatment on account of such Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, in the sole discretion of the Debtor, either (a) payment in full in Cash, or (b) such other treatment as to render such Holder Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

(c)

Voting: Class 4 is an Unimpaired Class, and the Holders of Claims in Class 4 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 4 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 4 will be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

5.	Class 5 – 510(b) Claims

(a)	Classification: Class 5 consists of the 510(b) Claims.

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(b)	Treatment: On the Effective Date, each 510(b) Claim shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 5 is an Unimpaired Class, and the Holders of Claims in Class 5 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 5 will be provided a Release Opt-Out Form solely for purposes of affirmatively opting out of the Third-Party Release.

6.	Class 6 – Intercompany Claims

(a)	Classification: Class 6 consists of the Intercompany Claims.

(b)

Treatment: On the Effective Date, each Intercompany Claim shall be, at the option of the Debtor or the Reorganized Debtor, as applicable, reinstated, compromised, or canceled and released without any distribution.

(c)

Voting: Class 6 is an Unimpaired Class, and the Holders of Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6 are not entitled to vote to accept or reject this Plan.

7.	Class 7 – Existing Equity Interests

(a)	Classification: Class 7 consists of the Existing Equity Interests.

(b)

Treatment: Except to the extent that a Holder of an Allowed Existing Equity Interest agrees to less favorable treatment, on the Effective Date, each Holder of an Allowed Existing Equity Interest shall receive:

(i)	its Pro Rata share of 7.06 % of the New Common Stock (subject to dilution by (1) the New Warrants, (2) the MIP Equity, and (3) the Post-Effective Date Equity Awards); and

(ii)	its Pro Rata share of the New Warrants.

(c)	Voting: Class 7 is Impaired, and Holders of Claims in Class 7 are entitled to vote to accept or reject this Plan.

8.	Class 8 – Existing Equity Awards

(a)	Classification: Class 8 consists of the Existing Equity Awards.

(b)

Treatment: Except to the extent that a Holder of an Allowed Existing Equity Award agrees to less favorable treatment, on the Effective Date, all Allowed Existing Equity Awards shall be converted into the Post-Effective Date Equity Awards.

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(c)	Voting: Class 8 is Impaired, and Holders of Claims in Class 8 are entitled to vote to accept or reject this Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtor’s or the Reorganized Debtor’s rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims or Equity Interests that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 4, 5, and 6 are Unimpaired under this Plan. Therefore, the Holders of Claims in such Classes are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Notwithstanding their non-voting status, Holders of Claims in Classes 1, 2, 4, and 5 will receive a Release Opt-Out Form to allow such Holders to affirmatively opt out of the Third-Party Release.

B.	Voting Classes

Classes 3, 7, and 8 are Impaired under this Plan. The Holders of Claims or Equity Interests in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

C.	Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Equity Interests eligible to vote and no Holder of Claims or Equity Interests eligible to vote in such Class votes to accept or reject this Plan, this Plan shall be presumed accepted by the Holders of such Claims or Equity Interests, as applicable, in such Class.

D.	Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

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Pursuant to section 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Equity Interests has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount of the Allowed Equity Interests in such Class actually voting have voted to accept this Plan.

E.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, is Impaired or properly classified under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy at or before the Combined Hearing.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by Class 3. The Debtor requests confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtor reserves the right, subject to the terms of the Restructuring Support Agreement, to modify this Plan or the Plan Supplement in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

G.	Votes Solicited in Good Faith

The Debtor has, and upon Confirmation shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with Solicitation. Accordingly, the Debtor, the Reorganized Debtor, and each of their respective Representatives shall be entitled to, and upon Confirmation are granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE II.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtor or Reorganized Debtor under this Plan or applicable law, the entry of the Combined Order shall constitute authorization for the Debtor and Reorganized Debtor, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, subject to the consent rights and agreements and obligations contained in the Restructuring Support Agreement. Such restructuring may include one or more

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issuances, transfers, mergers, amalgamations, consolidations, restructurings, dispositions, liquidations, conversions, elections, dissolutions, cancellations, formations, or creations of one or more new Entities, as may be determined by the Debtor (in consultation with the Required Consenting Noteholders) or Reorganized Debtor, to be necessary or appropriate (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Combined Order. The actions to effectuate the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, conversion, elections, cancellation, formation, creation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of issuance, transfer, assignment, assumption, distribution, contribution, direction, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, cancellation, formation, creation, conversion, or dissolution, or the filing of elections, pursuant to applicable state law; (d) the creation of one or more new Entities; and (e) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable state law in connection with such transactions.

The Restructuring Transactions shall include the Restructuring Transactions set forth herein, as well as those which may be set forth in the Restructuring Transaction Steps Memorandum (if applicable). Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Combined Order shall and shall be deemed to authorize the Restructuring Transactions, including, without limitation and to the extent applicable, those set forth in the Restructuring Transaction Steps Memorandum, which shall and shall be deemed to occur in the sequence set forth therein.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, after the Effective Date, the Reorganized Debtor shall continue to exist as a separate legal Entity in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to its certificate or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificate and/or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated, cancelled, or otherwise modified by this Plan, the Plan Supplement, or otherwise, and to the extent any such document is amended, such document is deemed amended pursuant to this Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

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C.	Vesting of Assets in the Reorganized Debtor Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Combined Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Debtor’s Estate, all claims, rights, and Litigation Claims of the Debtor, and any other assets or property acquired by the Debtor or the Reorganized Debtor during the Chapter 11 Case or under or in connection with this Plan (other than Claims or Causes of Action subject to the Debtor Release, the Professional Fee Escrow Account and any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtor free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens that survive the occurrence of the Effective Date as described in Article III of this Plan. On and after the Effective Date, the Reorganized Debtor may (a) operate its businesses, (b) use, acquire, and dispose of its property and (c) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Combined Order.

D.	Issuance and Distribution of Plan Securities

On the Effective Date or as soon as reasonably practicable thereafter, subject to Article V.E and the terms and conditions of the Restructuring Transactions, the Reorganized Debtor shall issue the applicable Plan Securities to (a) Holders of Allowed Unsecured Notes Claims in Class 3 and (b) Holders of Allowed Equity Interests in Class 7 and Class 8. For avoidance of doubt: (a) the New Common Stock issued to Holders of Allowed Unsecured Notes Claims in Class 3 and Allowed Equity Interests in Class 8 shall be subject to dilution by the Post-Effective Date Equity Awards, the New Warrants, and the MIP Equity; (b) the Post-Effective Date Equity Awards issued to Holders of Existing Equity Awards in Class 8 shall be subject to dilution by the New Warrants and the MIP Equity; (c) the New Warrants shall be subject to dilution by the Post-Effective Date Equity Awards and the MIP Equity; and (d) the MIP Equity will be issued on a fully-diluted basis after giving effect to the issuance, vesting or exercise, as applicable, of all Plan Securities. The New Common Stock shall carry voting rights in accordance with the New Governance Documents.

Distribution of the Plan Securities may be made by delivery of stock certificates or book-entry transfer thereof by (or at the direction or consent of) the applicable Distribution Agent in accordance with this Plan, the New Warrants Agreement, and the New Governance Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of the Reorganized Debtor shall be the number of shares of common stock of the Reorganized Debtor as may be designated in the New Governance Documents and/or the New Warrants Agreement.

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E.	Plan Securities; Securities Act Registration and Section 1145 and Private Placement Exemptions

On and after the Effective Date, the Debtor and the Reorganized Debtor, as applicable, are authorized to and shall provide or issue the Plan Securities (including the Post-Effective Date Equity Awards or the MIP Equity and the New Common Stock issuable upon exercise of the New Warrants) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offering, issuance, and distribution of Plan Securities (including the New Common Stock, Post-Effective Date Equity Awards, the MIP Equity, and the issuance of New Common Stock upon exercise of the New Warrants) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities pursuant to section 1145(a) of the Bankruptcy Code. The Reorganized Debtor reserves the right to register Plan Securities, including the shares of New Common Stock underlying the New Warrants, with the U.S. Securities and Exchange Commission by filing a registration statement on Form S-1 in its discretion if it determines that doing so would be necessary or desirable in connection with the trading of such Plan Securities. The New Warrants will not be exercisable for a period of one (1) year after the Effective Date.

The Plan Securities shall be freely transferable by the recipients thereof, subject to (a) any limitations that may be applicable to any Person receiving such securities that is an “affiliate” of the Reorganized Debtor as determined in accordance with applicable U.S. securities law and regulations or is otherwise an “underwriter” as defined in section 1145(b) of the Bankruptcy Code; (b) any transfer restrictions of such securities and instruments in the New Governance Documents; and (c) the receipt of any applicable regulatory approvals.

The Plan Securities issued pursuant to Section 4(a)(2), Regulation D and/or Regulation S and not subject to Section 1145(a) of the Bankruptcy Code, if any, will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration (or an applicable exemption from such registration requirements) under the Securities Act and other applicable law. Such securities will also be subject to any transfer restrictions in the New Governance Documents and the receipt of any applicable regulatory approvals.

The Plan Securities will be made eligible for clearance and trading through the book entry facilities of DTC, subject to restrictions on transfer, including any restrictions under the applicable non-bankruptcy law, on or as promptly as practicable after the Effective Date, and the Reorganized Debtor shall not be required to provide any further evidence other than this Plan or Combined Order with respect to the treatment of such applicable portion of the New Common Stock or the New Warrants, and this Plan or Combined Order shall be deemed to be legal and binding obligations of the Reorganized Debtor in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon this Plan and Combined Order in lieu of a legal opinion regarding whether the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

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Notwithstanding anything to the contrary in this Plan, neither DTC nor any stock transfer agent may require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the Plan Securities (including the New Common Stock, the New Warrants, the Post-Effective Date Equity Awards, or the MIP Equity) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

To the extent de-listed from a nationally recognized securities exchange in connection with the Chapter 11 Case, the Reorganized Debtor shall use commercially reasonable efforts to list the New Common Stock for trading on Nasdaq, the New York Stock Exchange or a comparable nationally recognized securities exchange following the Effective Date.

F.	Management Incentive Plan

Promptly following the Effective Date, the New Board shall approve and implement the MIP consistent with the MIP Term Sheet. The RSU Awards and the ESO Grants shall be granted subject to approval by the New Board, with the allocation of such grants to be determined in good faith by the New Board in consultation with the Reorganized Debtor’s chief executive officer.

G.	Subordination

The allowance, classification, and treatment of satisfying all Claims and Equity Interests proposed under this Plan takes into consideration any and all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. On the Effective Date, any and all subordination rights or obligations that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be enjoined permanently. Accordingly, distributions under this Plan to Holders of Allowed Claims and Allowed Equity Interests will not be subject to turnover or payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights; provided that any such subordination rights shall be preserved in the event the Combined Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or this Plan is revoked or withdrawn.

H.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtor or the Estate shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Combined Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be

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required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtor such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtor.

I.	Organizational Documents of the Reorganized Debtor

On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtor’s certificate of incorporation and bylaws shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of this Plan and the Bankruptcy Code. To the extent required under this Plan or applicable non-bankruptcy law, the Reorganized Debtor will file the New Governance Documents with the applicable Secretary of State and/or other applicable authorities in any applicable state, province, or country of incorporation in accordance with the corporate or other applicable laws of such states, provinces, or countries. The New Governance Documents shall, among other things: (a) authorize the issuance of the Plan Securities; and (b) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities. Subject to Article VI.E of this Plan, after the Effective Date, the Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Governance Documents, and this Plan.

J.	Corporate Action

The Debtor and the Reorganized Debtor may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the provisions of this Plan, including, without limitation, the issuance, transfer, or distribution of the Plan Securities to be issued pursuant hereto, and without further notice to or order of the Bankruptcy Court, any act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtor or the Reorganized Debtor or by any other Person (except for those expressly required pursuant hereto).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtor (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Person or Entity, or the need for any approvals, authorizations, actions or consents of or from any such Person or Entity.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtor or the Reorganized Debtor (including, without limitation, the adoption of the New Governance Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtor), and

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any legal or corporate action required by the Debtor or the Reorganized Debtor in connection with this Plan including, without limitation, in connection with the authorization, execution and delivery of the New Warrants Agreement shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtor and the Reorganized Debtor are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions, and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtor and the Reorganized Debtor, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtor and the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

Prior to or on the Effective Date, the Debtor is authorized, in its sole discretion, to change its name and to take any other such action as required to effectuate a change of name in its jurisdiction of incorporation. To the extent the Debtor changes its name prior to the closing of the Chapter 11 Case, the Debtor shall change the case caption accordingly.

K.	Directors and Officers of the Reorganized Debtor

From and after the Effective Date, each director or officer of the Reorganized Debtor shall serve pursuant to the terms of the charters and bylaws or other constituent documents of the Reorganized Debtor and applicable state corporation law. Additionally, in accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the New Board and any Person proposed to serve as an officer of the Reorganized Debtor shall be disclosed in the Plan Supplement.

L.	Cancellation of Notes, Certificates, and Instruments

On the Effective Date, except to the extent otherwise provided in this Plan, all notes, stock, instruments, certificates, credit agreements and other agreements and documents evidencing or relating to the Unsecured Notes Claims, any Impaired Claim, and/or any Impaired Equity Interest (including Existing Equity Interests and Existing Equity Awards), shall be canceled and the obligations of (a) the Debtor thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity, and (b) the Unsecured Notes Indenture Trustee shall be discharged and its duties deemed satisfied except (to the extent applicable) with respect to serving as the Distribution Agent with respect to the applicable Unsecured Notes Claims; provided that the Unsecured Notes Documents shall continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Unsecured Notes Indenture Trustee or other applicable Distribution Agent thereunder to make (or cause to be made),

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distributions under this Plan. Except to the extent otherwise provided in this Plan and the Restructuring Documents, upon completion of all such distributions the Unsecured Notes Documents and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered.

Notwithstanding Confirmation or the occurrence of the Effective Date, except as otherwise provided herein, only such provisions that, by their express terms, survive the termination or the satisfaction and discharge of the Unsecured Notes Documents shall survive the occurrence of the Effective Date, including the rights of the Unsecured Notes Indenture Trustee to assert, pursue, and be paid with respect to any charging liens, expense reimbursement, indemnification, and similar amounts.

M.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtor or the Reorganized Debtor, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations. Cash payments to be made pursuant to this Plan will be made by the Reorganized Debtor. The Debtor or the Reorganized Debtor, as applicable, may transfer funds from its non-Debtor Affiliates to itself through its integrated cash management system and/or intercompany transactions as it determines to be necessary or appropriate to enable the Reorganized Debtor to make the payments and distributions contemplated by this Plan. To the extent consistent with any applicable limitations set forth in any applicable post-Effective Date agreement, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtor’s historical intercompany account settlement practices and will not violate the terms of this Plan.

From and after the Effective Date, the Reorganized Debtor, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the New Board deems appropriate.

N.	Preservation and Reservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Article X.B and the Exculpation contained in Article X.E of this Plan), the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including, without limitation, any actions specifically identified in the Plan Supplement or the Schedule of Retained Causes of Action, and the Reorganized Debtor’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtor, as the successor-in-interest to the Debtor and the Estate, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer, or assign (or decline to do any of the foregoing) any or all of such Causes of Action without notice to or approval from the Bankruptcy Court.

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No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement (including the Schedule of Retained Causes of Action), or the Disclosure Statement to any Cause of Action against it as any indication that the Debtor or the Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action of the Debtor against it. Except as otherwise set forth herein, the Debtor and the Reorganized Debtor expressly reserve all rights to prosecute any and all Causes of Action against any Entity.

The Debtor expressly reserves all Causes of Action and Litigation Claims for later adjudication by the Debtor or the Reorganized Debtor (including, without limitation, Causes of Action and Litigation Claims not specifically identified in the Plan Supplement or the Schedule of Retained Causes of Action or of which the Debtor may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtor at this time or facts or circumstances that may change or be different from those the Debtor now believes to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Combined Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in B and Exculpation contained in E hereof) or any other Final Order (including, without limitation, the Combined Order). In addition, the Debtor and the Reorganized Debtor expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtor is a plaintiff, defendant, or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

For the avoidance of doubt, the Debtor and the Reorganized Debtor do not reserve any Causes of Action or Litigation Claims that have been expressly released (including, for the avoidance of doubt, Claims otherwise released pursuant to the Debtor Releases provided in Article X.B and the Exculpation contained in Article X.E of this Plan).

O.	Payment of Fees and Expenses of Certain Creditors

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Case) in accordance with, and subject to, the terms set forth herein and in the Restructuring Support Agreement, as applicable, without any requirement to File a fee application with the Bankruptcy Court or for Bankruptcy Court review or approval. On or before the date that is five (5) days prior to the Effective Date, invoices for all Restructuring Expenses incurred or estimated to be incurred prior to and as of the Effective Date shall be submitted to the Debtor and paid by the Debtor or the Reorganized Debtor, as applicable, in accordance with, and subject to, the terms set forth herein and in the Restructuring Support Agreement. In addition, the Debtor and the Reorganized Debtor (as applicable) shall continue to pay, when due and payable in the ordinary course, the Restructuring Expenses related to this Plan and implementation, Consummation, and defense of the Restructuring Transactions, whether incurred before, on, or after the Effective Date, in accordance with any applicable engagement letter.

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ARTICLE III.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption or Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtor will be assumed by the Debtor in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

1. have been assumed or rejected by the Debtor by prior order of the Bankruptcy Court;

2. are the subject of a motion to reject Filed by the Debtor pending on the Effective Date;

3. are identified as rejected Executory Contracts and Unexpired Leases by the Debtor on the Schedule of Rejected Executory Contracts and Unexpired Leases to be Filed in the Plan Supplement, which may be amended by the Debtor up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by Filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties; or

4. are rejected or terminated pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Combined Order shall constitute an order of the Bankruptcy Court approving such assumptions and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (a) the commencement of the Chapter 11 Case or the insolvency or financial condition of the Debtor at any time before the closing of the Chapter 11 Case, (b) the Debtor’s or the Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (c) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the confirmation of this Plan.

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Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by the Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that the Debtor has any liability thereunder.

B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, that after the Confirmation Date, the Debtor or the Reorganized Debtor, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

C.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Combined Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Combined Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 4 General Unsecured Claim.

Any Person or Entity that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped, and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtor, the Reorganized Debtor, or the Estate, and the Debtor, its Estate, and the Reorganized Debtor, and their respective assets and property, shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in F hereof.

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D.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and will be assumed by the Debtor (and assigned to the Reorganized Debtor, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or Cure Claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies will survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Debtor’s assumption of each of the D&O Liability Insurance Policies.

In furtherance of the foregoing, the Reorganized Debtor shall maintain and continue in full force and effect the D&O Liability Insurance Policies for the benefit of the insured Persons for the full term of such policies, and all insured Persons, including without limitation, any members, managers, directors, and officers of the Reorganized Debtor who served in such capacity at any time prior to the Effective Date or any other individuals covered by such D&O Liability Insurance Policies, shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such insured Persons remain in such positions after the Effective Date. Notwithstanding the foregoing, after assumption of the D&O Liability Insurance Policies, nothing in this Plan or the Combined Order alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtor under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

The Debtor is further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

E.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtor (and assigned to the Reorganized Debtor, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or Cure Claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Debtor’s assumption of each of the Indemnification Provisions. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtor or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

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F.	Employment Plans

Subject to the provisions of this Plan, all Specified Employee Plans (other than awards of stock options, restricted stock, restricted stock units, performance stock units, and other equity awards, including stock rights under any stock purchase plan) shall be treated as Executory Contracts under this Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Specified Employee Plans shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in this Plan. All Specified Employee Plans to which contributions are made will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtor reserves all of its rights under such agreements. For the avoidance of doubt, the Debtor and the Reorganized Debtor, as applicable, shall honor all its obligations under section 1114 of the Bankruptcy Code. After the Effective Date, the New Board shall, in its discretion, implement employee incentive or bonus plans as and when it deems appropriate in accordance with the terms of any applicable New Governance Document; provided, that the MIP shall be implemented pursuant to and in accordance with the terms of this Plan, including Article V.F hereof. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Debtor’s assumption of each of the Specified Employee Plans.

G.	Insurance Contracts

On the Effective Date, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtor (and assigned to the Reorganized Debtor, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or Cure Claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the Debtor’s assumption of each of the Insurance Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtor or any insurer under the Insurance Contracts.

H.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtor to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

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I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtor or the Reorganized Debtor shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

J.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by the Debtor may be performed by the Debtor or Reorganized Debtor in the ordinary course of business without further approval of the Bankruptcy Court.

K.	Reservation of Rights

Nothing contained in this Plan or the Plan Supplement shall constitute an admission by the Debtor or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtor or the Reorganized Debtor, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

ARTICLE IV.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan, on the Effective Date (or if a Claim or Equity Interest is not an Allowed Claim or Allowed Equity Interest on the Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest (as applicable) shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Allowed Equity Interests (as applicable) in the applicable Class; provided, that any Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case or assumed by the Debtor prior to the Effective Date shall be paid or performed in the ordinary course of business.

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In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in Article VIII.

B.	Distribution Agent

Except as otherwise provided in the Combined Order, all distributions under this Plan shall be made by the Distribution Agent on the Effective Date, except as otherwise set forth herein. The Reorganized Debtor may employ or contract with other Entities to assist in or make the distributions required by this Plan and may pay the reasonable and documented fees and expenses of such Entities and the Distribution Agent in the ordinary course of business. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Distribution Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.

C.	Rights and Powers of Distribution Agent

1. Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

Distributions on account of the Allowed Unsecured Notes Claims shall be made to (or in coordination with) the Unsecured Notes Indenture Trustee and the Unsecured Notes Indenture Trustee will be, and shall act as, the Distribution Agent with respect to the Unsecured Notes Claims in accordance with the terms and conditions of this Plan and the Unsecured Notes Documents. All distributions to Holders of Allowed Unsecured Notes Claims shall be deemed completed when made by the Debtor or Reorganized Debtor to (or at the direction or consent of) the Unsecured Notes Indenture Trustee.

2. Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable and documented fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes), and any reasonable and documented compensation and expense reimbursement claims (including reasonable and documented attorney fees and expenses) made by the Distribution Agent, shall be paid in Cash by the Debtor or the Reorganized Debtor, as applicable, and as of the date of such completion with respect to distributions made to Holders of Allowed Unsecured Notes Claims, the duties of the Unsecured Notes Indenture Trustee with respect to such distributions shall be deemed satisfied and discharged.

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For the avoidance of doubt, if and to the extent the Unsecured Notes Indenture Trustee serves as the Distribution Agent with respect to the Unsecured Notes Claims, (a) the Unsecured Notes Indenture Trustee shall incur no liability and be held harmless by the Reorganized Debtor, except for its fraud, gross negligence, or willful misconduct, and (b) the Distribution Agent shall be deemed to be an additional capacity of the Unsecured Notes Indenture Trustee under the applicable Unsecured Notes Documents entitling it to all rights, privileges, benefits, immunities, and protections provided under such documents.

D.	Special Rules for Distributions to Holders of Disputed Claims and Disputed Interests.

Except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Equity Interest until all such disputes in connection with such Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim or Allowed Equity Interest and a Disputed Claim or Disputed Equity Interest shall not receive any distribution on the Allowed Claim or Allowed Equity Interest unless and until all objections to the Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order or such Claims or Equity Interests have been Allowed or expunged.

E.	Delivery of Distributions

1. Delivery of Distributions in General

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims and Allowed Equity Interests as of the Distribution Record Date, or, if applicable, to such Holders’ respective designees, as appropriate: (a) at the address for each such Holder as indicated on the Debtor’s records as of the Distribution Record Date (or of a designee designated by a Holder of Unsecured Notes Claims); (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other Representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtor has not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtor or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Case on the Holder’s behalf; provided, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtor.

2. Delivery of Distributions on Account of Unsecured Notes Claims

The Unsecured Notes Indenture Trustee shall be deemed to be the Holder of all Allowed Unsecured Notes Claims for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be made to or at the direction of the Unsecured Notes Indenture Trustee. As soon as practicable following compliance with the requirements set forth in Article VII, if applicable, the Unsecured Notes Indenture Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of Allowed Unsecured Notes Claims in accordance with the terms of the Unsecured Notes Indenture and this Plan.

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The Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, may transfer or facilitate the transfer of distributions to Holders of Unsecured Notes Claims through the facilities of DTC in exchange for the relevant Unsecured Notes. If it is necessary to adopt alternate, additional, or supplemental distribution procedures for any reason, including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under this Plan, the Debtor or Reorganized Debtor, as applicable, shall implement the Alternate/Supplemental Distribution Process.

Notwithstanding anything in this Plan to the contrary and without limiting the exculpation and release provisions of this Plan, the Unsecured Notes Indenture Trustee shall not have any liability to any Entity with respect to distributions made or directed to be made by the Unsecured Notes Indenture Trustee.

3. Minimum Distributions

No fractional shares or units of New Common Stock or Post-Effective Date Equity Awards shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. Whenever any payment or distribution of a fraction of a dollar, share, or unit of New Common Stock or Post-Effective Date Equity Awards under this Plan would otherwise be called for, the actual payment or distribution will reflect (a) with respect to New Common Stock, a rounding of such fraction to the nearest whole dollar, share, or unit of New Common Stock or Post-Effective Date Equity Awards (up or down), with half dollars, shares, or units of New Common Stock or less being rounded down; and (b) with respect to Post-Effective Date Equity Awards, a rounding of such fraction down to the nearest whole dollar, share, or unit of Post-Effective Date Equity Awards. The total number of authorized shares of New Common Stock or shares or units of Post-Effective Date Equity Awards, as applicable, shall be adjusted as necessary to account for the foregoing rounding.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim or Allowed Equity Interest that is Impaired under this Plan if the amount to be distributed to the specific Holder of an Allowed Claim or Allowed Equity Interest on the Effective Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article I.A.4 below.

4. Undeliverable Distributions

(a) Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim or Allowed Equity Interest is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) hereof, at which time (or as soon as reasonably practicable thereafter) all currently due but missed distributions shall be made to such Holder. Undeliverable distributions shall remain in the possession of the Reorganized Debtor, subject to Article IV(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends, or other accruals of any kind on account of their distribution being undeliverable.

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(b) Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim or an Allowed Equity Interest (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtor or its Estate, the Reorganized Debtor or their respective assets or property, or any Distribution Agent. In such case, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim shall become the property of the Reorganized Debtor free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash, Plan Securities, and/or other property, as applicable, shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan. Nothing contained in this Plan shall require the Debtor, the Reorganized Debtor, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

(c) Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtor, its Estate, the Reorganized Debtor, or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall become the property of the Reorganized Debtor, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

F.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Combined Order, or another Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim or Equity Interest shall be entitled to interest accruing on or after the Petition Date on any Claim.

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G.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtor or other applicable Distribution Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder and under all related agreements shall be subject to any such withholding and reporting requirements. The Reorganized Debtor or other applicable Distribution Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (a) withholding distributions and amounts therefrom pending receipt of information necessary to facilitate such distributions, including properly executed withholding certification forms, and (b) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Notwithstanding any provision in this Plan to the contrary, upon request of the Debtor, the Reorganized Debtor or any other applicable Distribution Agent, all Persons holding Claims or Equity Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes (or to establish eligibility for a reduction of or an exemption from the withholding of any taxes), and each Holder of an Allowed Claim or Allowed Equity Interest will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VII.G. shall be treated as if distributed to the Holder of the Allowed Claim or Allowed Equity Interest.

Any Person or Entity entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the Reorganized Debtor or other applicable Distribution Agent, or such other Person designated by the Reorganized Debtor or the Distribution Agent, an IRS Form W-9 or, if the payee is a foreign Person or Entity, an applicable IRS Form W-8, or any other forms or documents reasonably requested by the Reorganized Debtor or Distribution Agent to reduce or eliminate any withholding required by any applicable Governmental Unit.

The Reorganized Debtor reserves the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

H.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law (as reasonably determined by the Reorganized Debtor), be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

I.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent. Cash payments to foreign creditors may be made, at the option of such Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

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J.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim or Allowed Equity Interest shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Equity Interests in the applicable Class. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in the applicable Class treatment or in Article V hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

K.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not the Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2. Claims Payable by Insurance Carriers

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtor’s insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtor’s insurers agrees to satisfy, in full or in part, a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

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3. Applicability of Insurance Policies

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary herein, nothing contained in this Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtor or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

L.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtor and the Reorganized Debtor under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtor and the Reorganized Debtor may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any Claims, Causes of Action and Litigation Claims of any nature that the Debtor or the Reorganized Debtor may hold against the Holder of any such Allowed Claim; provided, that at least ten (10) days prior to effectuating such withholding, the Debtor or the Reorganized Debtor, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such Claims or Causes of Action are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtor and the Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved Claims or Causes of Action. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such Claims or Causes of Action, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Combined Order.

ARTICLE V.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims

1. Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtor shall have and shall retain any and all available rights and defenses that the Debtor had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code. The Debtor and the Reorganized Debtor may contest the amount and validity of any Disputed or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved, or adjudicated if the Chapter 11 Case had not been commenced.

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2. Disallowance of Certain Claims

Any Holders of Claims disallowed pursuant to section 502(d) of the Bankruptcy Code, unless and until expressly Allowed pursuant to this Plan, shall not receive any distributions on account of such Claims until such time as such Causes of Action against that Holder have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtor by that Holder have been turned over or paid to the Reorganized Debtor.

3. Prosecution of Objections to Claims

After Confirmation but before the Effective Date, the Debtor, and after the Effective Date, the Reorganized Debtor, in each case, shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided that this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in the Chapter 11 Case. From and after the Effective Date, the Reorganized Debtor may settle or compromise any Disputed Claim without any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtor shall have the sole authority to administer and adjust the Claims Register and its books and records to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court.

4. Claims Estimation

After Confirmation but before the Effective Date, the Debtor, and after the Effective Date, the Reorganized Debtor, may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. § 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.

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5. No Filings of Proofs of Claim

Except as otherwise provided in this Plan, Holders of Claims will not be required to File a Proof of Claim, and except as provided in this Plan, no parties should File a Proof of Claim. The Debtor does not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided that the Debtor and the Reorganized Debtor, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtor intends to make distributions, as required by this Plan, in accordance with the books and records of the Debtor. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtor will constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtor’s books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtor in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim, in which event the Claim will become a Disputed Claim. The Debtor intends to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtor may, in its discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided that the Debtor may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

B.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted on the Claims Register by the Reorganized Debtor without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	No Distributions Pending Allowance

If an objection to a Claim is Filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

D.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

The Reorganized Debtor or other applicable Distribution Agent shall make distributions on account of any Disputed Claim that has become Allowed after the Effective Date at such time that such Claim becomes Allowed (or as soon as reasonably practicable thereafter). Such distributions will be made pursuant to the applicable provisions of Article IV of this Plan.

E.	No Interest

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

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ARTICLE VI.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of B hereof.

1. The Combined Order shall be consistent with the Restructuring Support Agreement and otherwise in compliance with the consent rights contained therein; shall have been entered by the Bankruptcy Court; shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered; and shall not be subject to any pending appeal, and the appeals period for the Combined Order shall have expired;

2. The Bankruptcy Court shall have entered one or more Final Orders (which may include the Combined Order) authorizing the assumption, assumption, and assignment and/or rejection of the Executory Contracts and Unexpired Leases by the Debtor as contemplated in this Plan and the Plan Supplement;

3. This Plan, the Disclosure Statement and the other Restructuring Documents, and all other documents contained in any supplement to this Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein, shall be in full force and effect and in form and substance consistent with the Restructuring Support Agreement, and otherwise in compliance with the consent rights of the Required Consenting Noteholders, each to the extent required in the Restructuring Support Agreement;

4. Any and all governmental and regulatory approvals, including Bankruptcy Court approval, that are legally required for the consummation of this Plan shall have been obtained, not subject to unfulfilled conditions, and be in full force and effect;

5. Subject only to the occurrence of the Effective Date, the New Governance Documents and the New Warrants Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

6. The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

7. The Professional Fee Escrow Account shall have been funded in full in Cash by the Debtor in accordance with the terms and conditions of this Plan and in an amount sufficient to pay the Restructuring Expenses and reasonable and documented fees and expenses after the Effective Date, including those of (a) Porter Hedges LLP, as counsel to the Debtor, (b) Latham & Watkins LLP, as special counsel to the Debtor, (c) Stout Risius Ross, LLC, as financial advisor to the Debtor, (d) Kurtzman Carson Consultants, LLC dba Verita Global, as claims, noticing, and solicitation agent to the Debtor, and (e) The Overture Alliance, LLC, as compensation consultant to the Debtor; pending approval of the Professional Fee Claims by the Bankruptcy Court; and

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8. The Restructuring Expenses shall have been paid in full in Cash.

B.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Consummation of this Plan set forth in this Article VI may be waived in writing by the Debtor and the Required Consenting Noteholders (the consent of the Required Consenting Noteholders not to be unreasonably withheld or delayed) and without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to consummate this Plan. The failure of the Debtor, the Reorganized Debtor, or the Required Consenting Noteholders to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE VII.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	General

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests, and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtor, its Estate, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan.

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B.	Release of Claims and Causes of Action

1. Debtor Release. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the obligations contemplated by this Plan and the Restructuring Documents, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released, to the maximum extent permitted by law, by the Debtor, the Reorganized Debtor, and the Estate, in each case on behalf of themselves and their respective successors, assigns, and Representatives and any and all other Persons that may purport to assert any Causes of Action derivatively, by or through the foregoing Persons, from any and all Claims and Causes of Action (including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or the Estate), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtor, the Reorganized Debtor, the Estate, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person (collectively, the “Debtor Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, (a) the Debtor, the Debtor’s capital structure, the Reorganized Debtor, the Estate, the Chapter 11 Case (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), and the Unsecured Notes and Unsecured Notes Documents, (b) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (c) the business or contractual arrangements between the Debtor and any Released Parties, (d) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the New Warrants Documents, the Plan Securities and any related documentation, the New Governance Documents, and any other Restructuring Documents, or related agreements, instruments or other documents, (e) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Case, (f) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtor or the Reorganized Debtor, (g) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan, and/or (h) any other act or omission; provided, that the foregoing “Debtor Release” shall not operate to waive or release, and the “Debtor Released Claims” shall not include, any Cause of Action of the Debtor or its Estate: (1) against a Released Party arising from any obligations owed to the Debtor pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtor pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date; (2) expressly set forth in and preserved by this Plan or related documents; (3) that is of a commercial nature and arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed; (4) against a Holder of a Disputed Claim to the extent necessary to administer and resolve such Disputed Claim solely in accordance with this

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Plan; or (5) arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the “Debtor Release” set forth above does not release any post-Effective Date obligations of any Entity under this Plan or any document, instrument or agreement executed in connection with this Plan with respect to the Debtor, the Reorganized Debtor, or the Estate.

2. Release By Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, and the obligations contemplated by this Plan and the Restructuring Documents, or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released, to the maximum extent permitted by law, by the Releasing Parties, in each case from any and all Claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or its Estate), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, Representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person (collectively, the “Third-Party Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, (a) the Debtor, the Debtor’s capital structure, the Reorganized Debtor, the Estate, the Chapter 11 Case (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Unsecured Notes and Unsecured Notes Documents, (b) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (c) the business or contractual arrangements between the Debtor and any Released Parties, (d) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the New Warrants Documents, the Plan Securities and any related documentation, the New Governance Documents, and any other Restructuring Documents, or related agreements, instruments or other documents, (e) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Case, (f) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtor or the Reorganized Debtor, (g) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan, and/or (h) any other act or omission; provided, that the foregoing Third-Party Release shall not operate to waive or release, and the “Third-Party Released Claims” shall not include, any Cause of Action of any Releasing Party: (1) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtor or the Reorganized Debtor; (2) expressly set forth in and preserved by this Plan or related documents; or (3) arising

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from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, gross negligence, willful misconduct or criminal conduct. Notwithstanding anything to the contrary in the foregoing, the “Third-Party Release” set forth above does not release any post-Effective Date obligations of any Entity under this Plan or any document, instrument or agreement executed in connection with this Plan.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the Releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above Releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The Releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected, or unsuspected, foreseen, or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan or the Combined Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtor or any of its respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan or the Combined Order, upon the Effective Date, the Debtor and its Estate shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before Confirmation, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtor or the Reorganized Debtor at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan or the Combined Order, upon the Effective Date: (a) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor or any of its respective assets,

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property, or Estate; (b) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (c) all Entities shall be precluded from asserting against the Debtor, the Estate, the Reorganized Debtor, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

To the fullest extent permitted by applicable law, and without affecting or limiting the Releases set forth in Article X.B. of this Plan, effective as of the Effective Date, the Exculpated Party shall neither have nor incur any liability to any Person or Entity for any claims, causes of action or for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with or arising out of: (a) the administration of the Chapter 11 Case, commencement of the Chapter 11 Case, pursuit of Confirmation and consummation of this Plan, making distributions, the Disclosure Statement, the Restructuring Transactions, the New Warrants Documents, or the solicitation of votes for, or confirmation of, this Plan; (b) the occurrence of the Effective Date; (c) the administration of this Plan or the property to be distributed under this Plan; (d) the issuance of securities under or in connection with this Plan; (e) the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtor; or (f) the transactions in furtherance of any of the foregoing; provided, that none of the foregoing provisions shall operate to waive or release (x) any Claims or Causes of Action arising out of or related to any act or omission of the Exculpated Party that constitutes intentional fraud, criminal conduct, or willful misconduct, as determined by a Final Order, and (y) the Exculpated Party’s rights and obligations under this Plan, the Restructuring Documents, and the Combined Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Party has acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of votes on this Plan and, therefore, are not, and will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or distributions made pursuant to this Plan. The Exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Party from liability.

F.	Permanent Injunction

The Combined Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including the Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan or the Combined Order.

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No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtor, the Reorganized Debtor, the Exculpated Party, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article X.B, Article X.C, Article X.D, Article X.E, and Article X.F hereof, without the Bankruptcy Court (a) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (b) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against the Debtor, the Reorganized Debtor, the Exculpated Party, or any Released Party, as applicable. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if the Debtor, the Reorganized Debtor, the Exculpated Party, any Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any claims or causes of action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such claims to the maximum extent provided by the law.

Nothing in this Plan, Combined Order, or other related Plan documents shall affect a release of any Claim by the United States Government or any of its agencies or any state and local authority whatsoever, including without limitation any Claim arising under the enforcement, regulatory activities, or police powers of such governmental agencies, nor shall anything in this Plan, Combined Order, or other related Plan documents enjoin the United States or any of its agencies or any state and local authority whatsoever from exercising the enforcement, regulatory activities, or police powers of such governmental agencies, nor shall anything in this Plan, Combined Order, or other related Plan documents exculpate any party or Person in connection with the enforcement, regulatory activities, or police powers of such governmental agencies.

G.	Binding Nature of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTOR, THE REORGANIZED DEBTOR, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, EXCULPATIONS, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THIS PLAN, EACH PERSON AND ENTITY ACQUIRING PROPERTY UNDER THIS PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTOR AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND

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NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (A) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASE OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN OR AFFIRMATIVELY VOTED TO REJECT THIS PLAN.

H.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtor or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtor, or another Person or Entity with whom the Reorganized Debtor has been associated, solely because the Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Case (or during the Chapter 11 Case but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Case.

I.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder actually has performed such recoupment and provided Notice thereof in writing to the Debtor on or before Confirmation, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification, and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE VIII.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Case and all Entities with respect to all matters arising out of or related to the Chapter 11 Case, the Debtor and this Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

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2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided that, from and after the Effective Date, the Reorganized Debtor shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4. resolve any issues related to any matters adjudicated in the Chapter 11 Case;

5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtor after the Effective Date; provided that the Reorganized Debtor shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement, or the Disclosure Statement;

8. resolve any cases, controversies, suits, or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

11. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

12. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

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13. issue injunctions and enforce them, enter, and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

14. enforce the terms and conditions of this Plan, the Combined Order, and the Restructuring Documents;

15. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article VII hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

16. hear and determine all Litigation Claims;

17. enter and implement such orders or take such other actions as may be necessary or appropriate if the Combined Order is modified, stayed, reversed, revoked, or vacated;

18. resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Combined Order or any release or exculpation adopted in connection with this Plan;

19. enter an order or final decree concluding or closing the Chapter 11 Case;

20. enforce all orders previously entered by the Bankruptcy Court; and

21. hear any other matter not inconsistent with the Bankruptcy Code.

Notwithstanding the foregoing, (a) any dispute arising under or in connection with the New Governance Documents shall be dealt with in accordance with the provisions of the applicable document and (b) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in this Article XI of this Plan, the provisions of this Article VIII shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

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B.	Post-Effective Date Fees and Expenses

The Reorganized Debtor shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Combined Order, the provision of this Plan and the Combined Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Combined Order, the provision of the Combined Order shall govern and control to the extent of such conflict.

D.	Modification of Plan

Effective as of the date hereof: (a) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Combined Order in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Combined Order, the Debtor or the Reorganized Debtor, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder.

E.	Effect of Confirmation on Modifications

Entry of the Combined Order shall constitute (a) approval of all modifications to this Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code; and (b) a finding that such modifications to this Plan do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

F.	Revocation or Withdrawal of Plan

The Debtor reserves the right to revoke or withdraw this Plan prior to the Effective Date and to File subsequent chapter 11 plans. If the Debtor revokes or withdraws this Plan, or if Confirmation or the Effective Date does not occur, then: (a) this Plan will be null and void in all respects; (b) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by this Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims, Equity Interests, or Causes of Action by any Entity, (ii) prejudice in any manner the rights of the Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor or any other Entity.

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G.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

H.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order and the Consummation occurs. Neither the Filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtor or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (a) the Debtor with respect to the Holders of Claims or Equity Interests or other Entity; or (b) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

I.	Further Assurances

The Debtor or the Reorganized Debtor, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder, and all other Entities shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Combined Order.

J.	Severability

If, prior to Confirmation, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

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K.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtor:

Vroom, Inc.

3600 West Sam Houston Pkwy S., Floor 4

Houston, TX 77042

Attn: Thomas Shortt

   Anna-Lisa Corrales

Email: tom.shortt@vroom.com

   annalisa@vroom.com

with a copy (which shall not constitute Notice) to:

Porter Hedges LLP

1000 Main St., 36th Floor

Houston, TX 77002

Attn: John F. Higgins

   Eric M. English

   M. Shane Johnson

Telephone: (713) 226-6000

Email: jhiggins@porterhedges.com

    eenglish@porterhedges.com

    sjohnson@porterhedges.com

If to Mudrick:

Wachtell Lipton Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: Joshua A. Feltman

Email: JAFeltman@wlrk.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by electronic mail, when transmitted by the sender. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to the Debtor’s or Reorganized Debtor’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party.

L.	Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from the Debtor to the Reorganized Debtor or to any other Person) of property under this Plan (including the Restructuring Transactions) or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtor or the

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Reorganized Debtor; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales or use tax, or other similar tax or governmental assessment. All appropriate state or local governmental officials, agents, or filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

M.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

N.	Tax Reporting and Compliance

The Reorganized Debtor is authorized, on behalf of the Debtor, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods ending after the Petition Date through and including the Effective Date.

O.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

P.	Closing of Chapter 11 Case

The Reorganized Debtor shall, promptly after the full administration of the Chapter 11 Case, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Case.

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Q.	2002 Notice Parties

After the Effective Date, the Debtor and the Reorganized Debtor, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

R.	Default by a Holder of a Claim or Equity Interest

An act or omission by a Holder of a Claim or an Equity Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtor may seek to hold the defaulting party in contempt of the Combined Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtor in remedying such default. Upon the finding of such a default by a Holder of a Claim or Equity Interest, the Bankruptcy Court may: (a) designate a party to appear, sign, and/or accept the documents required under this Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce this Plan by order of specific performance; (c) award judgment against such defaulting Holder of a Claim or Equity Interest in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtor for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of this Plan.

[Remainder of page intentionally left blank]

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Dated: November 12, 2024

Respectfully submitted,

VROOM, INC.

By:	/s/ [DRAFT]
Title:	Thomas Shortt Chief Executive Officer Vroom, Inc.

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Exhibit A

Restructuring Support Agreement

Exhibit 4

Joinder Agreement

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as [ • ], 2024, by and among the Company and the Consenting Stakeholders (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”),1 and agrees to be bound by the terms and conditions thereof as a Consenting Stakeholder to the extent that the other Consenting Stakeholders are thereby bound, and shall henceforth be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement as a Consenting Stakeholder and makes all representations and warranties of Consenting Noteholders contained therein as of the date this Joinder Agreement is executed and any further date specified in the Agreement.

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Unsecured Notes Claims

Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit B

Restructuring Support Agreement

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO SELL OR BUY, OR THE SOLICITATION OF AN OFFER TO SELL OR BUY, ANY SECURITIES OR AN ACCEPTANCE OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT IN ALL RESPECTS TO THE COMPLETION OF DEFINITIVE DOCUMENTS REFLECTING THE TERMS AND CONDITIONS SET FORTH IN THIS RESTRUCTURING SUPPORT AGREEMENT. THE CLOSING OF ANY SUCH TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE CONSENT RIGHTS OF THE PARTIES SET FORTH HEREIN AND THEREIN.

THIS RESTRUCTURING SUPPORT AGREEMENT IS CONFIDENTIAL AND IS SUBJECT IN ALL RESPECTS TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO AND BY THE RECIPIENTS OF THIS RESTRUCTURING SUPPORT AGREEMENT AND THE COMPANY (INCLUDING BUT NOT LIMITED TO ANY OBLIGATION TO INCLUDE THIS RESTRUCTURING SUPPORT AGREEMENT IN THE CLEANSING MATERIALS), AND MAY NOT BE SHARED WITH ANY THIRD PARTY OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS. THIS RESTRUCTURING SUPPORT AGREEMENT TOGETHER WITH THE ASSOCIATED RESTRUCTURING TERM SHEET IS PROVIDED AS PART OF A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION FROM ANY USE OR DISCLOSURE TO ANY PARTY OR PERSON PURSUANT TO FEDERAL RULE OF EVIDENCE 408 AND ANY APPLICABLE STATUTES, DOCTRINES, OR RULES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, and, together with the Plan and the other exhibits hereto, this “Agreement”), dated as of November 12, 2024, is entered into by and among:

(i) Vroom, Inc. (“Vroom,” the “Company,” or the “Debtor”);

(ii) the undersigned beneficial holders of 0.75% unsecured Convertible Senior Notes due 2026 (the “Unsecured Notes” and all Claims or Causes of Action relating to the Unsecured Notes, the “Unsecured Notes Claims” and, all holders of the Unsecured Notes Claims, whether or not party to this Agreement, the “Unsecured Noteholders” and, such undersigned holders of the Unsecured Notes Claims solely in their capacity as Unsecured Noteholders, the “Initial Consenting Noteholders” and, together with any Unsecured Noteholder that subsequently becomes a party to this Agreement, pursuant to a Joinder Agreement in the form attached hereto as Exhibit 4, solely in its capacity as an Unsecured Noteholder, the “Consenting Noteholders”) issued pursuant to that certain Indenture, dated as of June 18, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Unsecured Notes Indenture”), by and between Vroom, as issuer, and U.S. Bank National Association, as trustee (the “Indenture Trustee”); and

(iii) the undersigned holders of any Equity Security or other ownership interest in Vroom (the “Equity Interests” and all holders of the Equity Interests, whether or not party to this Agreement, the “Equity Interest Holders” and such undersigned holders of the Equity Interests, the “Consenting Equity Interest Holders” and together with the Consenting Noteholders, the “Consenting Stakeholders”).

The Debtor and each of the Consenting Stakeholders, and any subsequent Person that becomes a party hereto in accordance with the terms hereof are collectively referred to herein as the “Parties” and each, individually, as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan (as defined below). The Plan is hereby incorporated by reference and made part of this Agreement as if fully set forth herein.

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Exhibits

Exhibit 1 – Milestones
Exhibit 2 – Restructuring Term Sheet
Exhibit 3 – Plan
Exhibit 4 – Joinder Agreement

RECITALS

WHEREAS, the transactions described herein and in the Plan and Restructuring Term Sheet together constitute the “Restructuring” to be consummated through a voluntary case under chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”) in the Bankruptcy Court on the terms set forth in this Agreement;

WHEREAS, as of the date hereof, the Initial Consenting Noteholders, in the aggregate, hold, own, or control greater than 90% of the aggregate principal amount of outstanding Unsecured Notes;

WHEREAS, the Parties intend that additional Unsecured Noteholders and Equity Interest Holders will be encouraged to join this Agreement and/or otherwise support the Restructuring, in accordance with the terms hereof; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Certain Definitions.

In this Agreement, (i) the capitalized terms in the preamble and the recitals shall have the meanings ascribed to them therein; (ii) the following capitalized terms shall have the meanings specified in this Section 1 or the sections in this Agreement where such terms are defined; and (iii) capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

a. “Affiliate” shall, with respect to an Entity, have the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

b. “Agreement” has the meaning set forth in the preamble hereto.

c. “Agreement Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered to Porter Hedges by (i) the Company and (ii) Consenting Noteholders holding more than 66.7% of the Unsecured Notes Claims.

d. “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, plan, proposal, recapitalization, receivership (or otherwise any enforcement of security over any of the shares or assets of the Company), examinership, assignment for the benefit of creditors, merger, tender offer, exchange offer, scheme of arrangement, takeover, reverse takeover, consolidation, business combination, joint venture, partnership, sale of assets, equity financing (debt or equity), restructuring, or similar transaction of or by the Company, other than

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the transactions contemplated by and in accordance with this Agreement. For the avoidance of doubt, an Alternative Transaction shall not include (i) the Restructuring pursuant to this Agreement and the Plan and related transactions, (ii) ordinary course debt financing or asset sales, or (iii) any transactions solely among Vroom and any of its subsidiaries.

e. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid or recover a transfer of property or an obligation incurred by the Debtor arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code and applicable non-bankruptcy law.

f. “Bankruptcy Code” means title 11 of the United States Code.

g. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

h. “Beneficial Ownership” means the direct or indirect economic ownership (which shall be deemed to include any unsettled trades) of, and/or the power, whether by contract or otherwise (including, for the avoidance of doubt, by participation), to direct the exercise of the voting rights and the disposition of, the applicable Claims or Equity Interests or the right to acquire such Claims or Equity Interests. This definition shall include terms such as “Beneficially Own,” “Beneficial Owners” and “Beneficially Owned” and other conjugations as the context may require.

i. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City, New York.

j. “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, proceeding demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee, expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Equity Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any Avoidance Actions.

k. “Chapter 11 Case” has the meaning set forth in the recitals to this Agreement.

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l. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against the Debtor.

m. “Combined Hearing” means the combined hearing to be held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

n. “Combined Order” means an order of the Bankruptcy Court confirming the Plan and approving the Disclosure Statement.

o. “Company” has the meaning set forth in the preamble to this Agreement.

p. “Company Advisors” means the Company’s advisors and professionals, including Stout Risius Ross, LLC, Porter Hedges, Latham, and Verita Global, among others that may be retained by the Company.

q. “Company Termination Event” has the meaning set forth in Section 6.b of this Agreement.

r. “Confidentiality Agreement” has the meaning set forth in Section 3.b of this Agreement.

s. “Consenting Claims” means all Claims against the Debtor held by or on behalf of or in the control of Consenting Stakeholders from time to time.

t. “Consenting Equity Interest Holders” has the meaning set forth in the preamble to this Agreement.

u. “Consenting Noteholder Affiliate” has the meaning set forth in Section 3.b of this Agreement.

v. “Consenting Noteholder Termination Event” has the meaning set forth in Section 6.a of this Agreement.

w. “Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

x. “Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

y. “Debtor” has the meaning set forth in the preamble to this Agreement.

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z. “Definitive Documents” means: (a) the Plan and the Plan Supplement; (b) the Disclosure Statement and the Solicitation Materials, and any motion seeking approval of, and any notices related to, the foregoing; (c) the Solicitation Procedures Order; (d) the Combined Order; (e) the New Governance Documents; (f) the First Day Orders; (g) the MIP; and (h) any other material agreement, document, instrument, pleading and/or order entered or entered into, or utilized, in connection with or to implement the Restructuring (together with any exhibit, amendment, modification or supplement thereto).

aa. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

bb. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

cc. “Equity Interest Holders” has the meaning set forth in the preamble of this Agreement.

dd. “Equity Interests” has the meaning set forth in the preamble of this Agreement.

ee. “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

ff. “Existing Equity Award” means any options or restricted stock units representing rights to purchase or acquire any Equity Securities of the Debtor as in existence immediately before the Plan Effective Date.

gg. “File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in this Chapter 11 Case.

hh. “Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which (a) has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, reconsideration or rehearing has been timely taken, or (b) as to which any appeal that has been taken or any petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be Filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, reconsideration or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be Filed with respect to such order or judgment.

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ii. “First Day Orders” means any interim or Final Order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, supplemented, or modified from time to time).

jj. “First Day Pleadings” means all material motions, applications, notices and/or other pleadings that the Debtor Files or proposes to File in connection with the commencement of the Chapter 11 Case and all orders sought thereby (any of the foregoing as amended, supplemented or modified from time to time), including the First Day Orders.

kk. “Indenture Trustee” has the meaning set forth in the preamble to this Agreement.

ll. “Initial Consenting Noteholder Advisors” means Wachtell, Lipton, Rosen & Katz, as legal co-counsel to the Initial Consenting Noteholders and McGuireWoods LLP as legal co-counsel to the Initial Consenting Noteholders.

mm. “Initial Consenting Noteholders” has the meaning set forth in the preamble hereto.

nn. “Joinder Agreement” means the form of joinder agreement attached hereto as Exhibit 4.

oo. “Latham” means Latham & Watkins LLP.

pp. “Milestones” has the meaning set forth in Section 2 of this Agreement.

qq. “Mutual Termination Event” has the meaning set forth in Section 7.c of this Agreement.

a. “New Common Stock” means the new common stock to be issued by the Reorganized Debtor on the Plan Effective Date.

b. “New Governance Documents” means any organizational or constitutional documents, including charters, bylaws, operating agreements, warrant agreements (including, for the avoidance of doubt, the agreements governing New Warrants), option agreements, shareholder agreement, registration rights agreements or other governance documents, in each case, relating to the Reorganized Debtor.

c. “New Warrants” means the warrants to purchase shares of New Common Stock to be issued in accordance with the Plan pursuant to section 1145 of the Bankruptcy Code. The New Warrants will be subject to the terms and conditions set forth in a warrant agreement to be entered into between the Debtor or Reorganized Debtor, as applicable, and a warrant agent on or prior to the Plan Effective Date.

d. “Party(ies)” has the meaning set forth in the preamble to this Agreement.

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e. “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

f. “Petition Date” has the meaning set forth on Exhibit 1 to this Agreement.

g. “Plan” means the prepackaged chapter 11 plan (as may be amended, modified, or supplemented from time to time in accordance with the terms hereof, including by the Plan Supplement) implementing the Restructuring in accordance with this Agreement, in substantially the form attached hereto as Exhibit 3.

h. “Plan Effective Date” means the date on which the Plan has become effective in accordance with its terms.

i. “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of this Agreement and as may be amended, modified, or supplemented from time to time in accordance with this Agreement on or prior to the Plan Effective Date.

j. “Porter Hedges” means Porter Hedges LLP.

k. “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims or Equity Interests, (or enter with customers into long and short positions in Claims or Equity Interests), in its capacity as a dealer or market maker in Claims or Equity Interests and (b) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt) or equity interests.

l. “Reorganized Debtor” means the Debtor, as reorganized pursuant to and under the Plan or any successor thereto.

m. “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, and other representatives.

n. “Required Consenting Noteholders” means Consenting Noteholders Beneficially Owning at least 50.01% in aggregate principal amount of the Unsecured Notes Claims Beneficially Owned by Consenting Noteholders, the approval of which may be communicated to the Debtor by email from the Initial Consenting Noteholder Advisors and the Debtor shall be entitled to rely on such email.

o. “Restructuring” has the meaning set forth in the recitals to this Agreement.

p. “Restructuring Term Sheet” means the term sheet annexed hereto as Exhibit 2.

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q. “Solicitation” means the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

r. “Solicitation Materials” means any materials used in connection with the Solicitation, including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to Solicitation of votes on the Plan pursuant to the Solicitation Procedures Order.

s. “Solicitation Procedures Order” means the order of the Bankruptcy Court approving, among other things, the Solicitation procedures and scheduling the Combined Hearing.

t. “Support Period” means, with respect to any Party, the period commencing on the Agreement Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated by or with respect to such Party in accordance with Section 6 hereof and (ii) the Plan Effective Date.

u. “Termination Event” has the meaning set forth in Section 6.d of this Agreement.

v. “Transfer” has the meaning set forth in Section 3.b of this Agreement.

w. “Transferee” has the meaning set forth in Section 3.b of this Agreement.

x. “Transferor” has the meaning set forth in Section 3.b of this Agreement.

y. “Unsecured Noteholders” has the meaning set forth in the preamble to this Agreement.

z. “Unsecured Notes” has the meaning set forth in the preamble to this Agreement.

aa. “Unsecured Notes Claims” has the meaning set forth in the preamble to this Agreement.

bb. “Unsecured Notes Indenture” has the meaning set forth in the preamble to this Agreement.

cc. “Vroom” has the meaning set forth in the preamble to this Agreement.

2.	Milestones.

During the Support Period, the Company shall implement the Restructuring in accordance with the milestones set forth on Exhibit 1 hereto (the “Milestones”), as applicable, unless extended or waived in writing by the Required Consenting Noteholders (with email from Initial Consenting Noteholder Advisors being sufficient to evidence such consent).

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3.	Agreements of the Consenting Stakeholders.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Consenting Stakeholder agrees, severally and not jointly, that it shall:

(i) solely with respect to the Consenting Noteholders and not the Consenting Equity Interest Holders, consult and negotiate in good faith with the Company and its Representatives, and use its commercially reasonable efforts to consummate the transactions contemplated by, the Definitive Documents to which it is or will be a party or for which its approval or consent is required, including, to the extent necessary or appropriate, directing the administrative, collateral agents, and/or indenture trustee(s), as applicable, under the Unsecured Notes, as applicable, to effectuate the transactions contemplated herein;

(ii) support and not object to the Restructuring, including the transactions contemplated by this Agreement, the Plan, and the other Definitive Documents, and use commercially reasonable efforts to take any action necessary or reasonably requested by the Company to effectuate the Restructuring, including the transactions contemplated by the Plan and/or the other Definitive Documents, in a manner consistent with this Agreement, including the timelines set forth herein;

(iii) not, directly or indirectly, seek, solicit, support, encourage, propose, assist, consent to, vote for, or enter or participate in any discussions or any agreement with any non-Party regarding, any Alternative Transaction; provided, that nothing in this clause (iii) shall affect any rights, if any, of the Consenting Stakeholders set forth in Section 9 of this Agreement;

(iv) reasonably cooperate with the Company in obtaining additional support for the Restructuring from the Company’s other creditors and interest holders;

(v) support and not object to the Plan or entry of the Combined Order;

(vi) subject to the receipt of the Disclosure Statement and related solicitation materials, (A) vote all Unsecured Notes Claims and Equity Interests it Beneficially Owns or otherwise controls to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials; (B) not “opt out” of or object to any releases or exculpation provided under the Plan (and, to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation); and (C) return a duly-executed ballot in connection therewith no later than the applicable deadline set forth in the Solicitation Materials;

(vii) not encourage any other Person to, directly or indirectly, subject to the terms hereof, (A) object to, delay, postpone, challenge, oppose, impede, or take any other action or any inaction to interfere with or delay the acceptance, implementation, or consummation of the Restructuring and the transactions contemplated in this Agreement, the Restructuring Term Sheet, the Plan, and any other applicable Definitive Document, including commencing or joining with any Person in commencing any litigation or involuntary case for relief under the Bankruptcy Code against the Company or any subsidiary thereof; (B) solicit, negotiate, propose, File, support, enter into, consummate, vote for, or otherwise knowingly take any other action in furtherance of any restructuring, workout, plan of arrangement, or chapter 11 plan for the Company (except a chapter 11 plan pursued in compliance with this Agreement); (C) exercise any right or remedy for

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the enforcement, collection, or recovery of any Claim against the Company or any direct or indirect subsidiaries of the Company that do not File for chapter 11 relief under the Bankruptcy Code, or (D) object to or oppose, or support any other Person’s efforts to object to or oppose, any motions Filed by the Company that are necessary to the implementation of this Agreement;

(viii) solely with respect to the Consenting Noteholders and not the Consenting Equity Interest Holders, not direct any administrative agent, collateral agent or indenture trustee (as applicable) or other such agent or trustee to take any action inconsistent with such Consenting Noteholder obligations under this Agreement and, if any applicable administrative agent, collateral agent or indenture trustee or other such agent or trustee (as applicable) takes any action inconsistent with such Consenting Noteholder’s obligations under this Agreement, use commercially reasonable efforts to direct such administrative agent, collateral agent or indenture trustee or other such agent or trustee (as applicable) to cease and refrain from taking any such action; and

(ix) to the extent any legal or structural impediment arises that would prevent, hinder or delay the consummation of the Restructuring, negotiate with the Debtor and the other Consenting Stakeholder in good faith appropriate additional or alternative provisions to address any such legal or structural impediment to the Restructuring, provided that no Consenting Stakeholder shall be obligated to agree to any such alternative provision that has or could materially affect the form, substance, or amount of such Consenting Stakeholder’s recovery or any of the rights or remedies available to it under this Agreement or otherwise contemplated pursuant to this Agreement, the Restructuring Term Sheet, the Definitive Documents, or the Restructuring, in each case in an adverse manner.

b. Transfers.

(i) During the Support Period, no Consenting Stakeholder shall (A) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, any of its right, title, or interest in respect of any of such Consenting Stakeholder’s Unsecured Notes Claims and Equity Interests against or in the Company, as applicable, in whole or in part, or (B) deposit any of such Consenting Stakeholder’s Claims or Equity Interests against or in the Debtor, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Claims or Equity Interests (the actions described in Clauses (A) and (B) are collectively referred to herein as a “Transfer” and the Consenting Stakeholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Stakeholder or any other entity (a “Transferee”) that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Company a Joinder Agreement. With respect to Claims against or interests in the Debtor held by the relevant Transferee upon consummation of a Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Noteholder or Consenting Equity Interest Holder, as applicable, set forth in this Agreement as of the date of such Transfer. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer and any remedies with respect to such claim) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Section 3.b shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Company and/or any Consenting Stakeholder and shall not create any obligation or liability of the Company or any other Consenting Stakeholder to the purported Transferee.

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(ii) Notwithstanding anything to the contrary herein, (A) the foregoing Clause of this Section 3.b shall not preclude any Consenting Stakeholder from transferring Unsecured Notes Claims or Equity Interests to Affiliates of such Consenting Stakeholder that such Consenting Stakeholder controls (each, a “Consenting Stakeholder Affiliate”), which Consenting Stakeholder Affiliate shall be automatically bound by this Agreement upon the Transfer of such Unsecured Notes Claims or Equity Interests; and (B) a Qualified Marketmaker that acquires any of the Unsecured Notes Claims or Equity Interests with the purpose and intent of acting as a Qualified Marketmaker for such Unsecured Notes Claims or Equity Interests shall not be required to execute and deliver to counsel a Joinder Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker Transfers such Unsecured Notes Claims or Equity Interests (by purchase, sale, assignment, participation, or otherwise) to a Consenting Stakeholder or a Transferee that executes a Joinder Agreement; provided that if a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims that it acquires that are not Consenting Claims (i.e., received by such Qualified Marketmaker from a holder that is not a Consenting Stakeholder) without such Transfer being subject to this Section 3.b.

(iii) This Section 3.b shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any Claim or Equity Interest. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreement.

(iv) The Company understands that certain of the Consenting Stakeholders are engaged in a wide range of financial services and businesses and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage(s) and/or supervise(s) the Consenting Stakeholder’s investment in the Company, and shall not apply to any other trading desk or business group of the Consenting Stakeholder, so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder or in connection with such Consenting Stakeholder’s investment in the Company.

4.	Additional Provisions Regarding Consenting Stakeholder Commitments.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

a. be construed to prohibit any Consenting Stakeholder from appearing as a party-in-interest in any matter arising in the Chapter 11 Case;

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b. be construed to prohibit any Consenting Noteholder or Consenting Equity Interest Holder from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Document, as applicable;

c. affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company, or any other party in interest;

d. impair or waive the rights of any Consenting Noteholder or Consenting Equity Interest Holder to assert or raise any objection not prohibited under this Agreement or any other Definitive Document, as applicable, in connection with the Restructuring;

e. solely with respect to the Consenting Noteholders and not the Consenting Equity Interest Holders, preclude any Consenting Noteholder from contesting whether any matter, fact, or thing is a breach of, or inconsistent with, this Agreement or the Definitive Documents and exercising any rights or remedies under this Agreement or any Definitive Documents;

f. solely with respect to the Consenting Equity Interest Holders and not the Consenting Noteholders, preclude any Consenting Equity Interest Holders from contesting whether any matter, fact, or thing is a breach of, or inconsistent with, this Agreement and exercising any rights or remedies under this Agreement;

g. solely with respect to the Consenting Noteholders and not the Consenting Equity Interest Holders, constitute a waiver or amendment of any term or provision of the Unsecured Notes Indenture;

h. require any Consenting Stakeholder to incur, assume, or become liable for any financial or other liability or obligation other than as expressly described in this Agreement;

i. prevent any Consenting Stakeholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, and priority of its Claims or Equity Interests or any lien securing any such Claim or Equity Interest (including the filing of proofs of claim);

j. limit the ability of any Consenting Stakeholder to purchase, sell, or enter into any transactions regarding the Unsecured Notes Claims and Equity Interests, subject Section 3.b above; or

k. solely with respect to the Consenting Noteholders and not the Consenting Equity Interest Holders, require that any Consenting Noteholder give any notice, order, instruction, or direction to any administrative agent, collateral agent or indenture trustee (as applicable) or other such agent or trustee if the Consenting Noteholders are required to incur any out-of-pocket costs or provide any indemnity (or confer similar rights) in connection therewith.

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5.	Agreements of the Company.

a. Restructuring Support. During the Support Period, subject to the terms and conditions hereof (including Section 9 of this Agreement), the Company agrees that it shall:

(i) implement the Restructuring in accordance with the terms and conditions set forth herein, the Restructuring Term Sheet, and the Definitive Documents;

(ii) solely with respect to the Consenting Noteholders and not the Consenting Equity Interest Holders, upon reasonable request, inform the Initial Consenting Noteholder Advisors as to: (A) the material business and financial (including liquidity) performance of the Company; and (B) the status of obtaining any necessary or desirable authorizations (including consents) from each Consenting Noteholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(iii) (A) support and take all commercially reasonable actions necessary and appropriate, including those actions reasonably requested by the Required Consenting Stakeholder, in each case, to facilitate the Restructuring, and the other transactions contemplated thereby, in accordance with this Agreement within the timeframes contemplated herein; (B) not take any action directly or indirectly that is inconsistent in any material respect with, or is intended to, or that would reasonably be expected to prevent, interfere with, delay, or impede, the Restructuring or any Definitive Document; (C) not, nor encourage any other Person to, take any action which would reasonably be expected to breach or be inconsistent in any material respect with this Agreement or delay or impede, appeal, or take any other negative action, directly or indirectly, to materially interfere with any Definitive Document or the Restructuring and (D) use commercially reasonable efforts to obtain orders of the Bankruptcy Court approving the Combined Order within the timeframes contemplated in this Agreement;

(iv) maintain good standing under the laws of the state or other jurisdiction in which the Company and each subsidiary is incorporated or organized;

(v) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment and to effectuate the Restructuring in accordance with this Agreement;

(vi) not take any action, and not encourage any other Person or entity to, take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the implementation of the Restructuring, the Plan, or this Agreement;

(vii) provide to the Initial Consenting Noteholder Advisors draft copies of all Definitive Documents and all other material pleadings, motions, declarations, supporting exhibits and proposed orders that the Company intends to File with the Bankruptcy Court, to the extent practicable, at least one (1) calendar day prior to the date when the Company intends to File or execute such documents and consult in good faith with the Initial Consenting Noteholder Advisors regarding the form and substance of such documents;

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(viii) timely File a formal objection to any motion Filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Case;

(ix) support and take all actions as are necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring and to cooperate with any efforts undertaken by the Consenting Stakeholders with respect to obtaining any required regulatory or third-party approvals in connection with the Restructuring; actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Plan or the Restructuring (including, if applicable, the filing of objections or written responses);

(x) consult and negotiate in good faith with the Consenting Noteholders and the Initial Consenting Noteholder Advisors regarding the execution of Definitive Documents and the implementation of the Restructuring;

(xi) timely File a formal objection to any motion Filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company’s exclusive right to File and/or solicit acceptances of a plan reorganization;

(xii) inform the Initial Consenting Noteholder Advisors and the Consenting Equity Interest Holders in writing (with email being sufficient) promptly, and in any event within two (2) calendar days after becoming aware of: (a) any matter or circumstance which it knows, or believes is likely, to be an impediment to the implementation or consummation of the Restructuring or the Plan (and oppose such matter or circumstance); (b) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any Person in respect of the Company or any subsidiary thereof (and oppose such proceeding, suit, or securement); (c) a material breach of this Agreement by the Company (and take all practicable steps to remedy such breach); and (d) any representation or statement made or deemed to be made by it under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (and take all practicable steps to remedy such representation or statement);

(xiii) use commercially reasonable efforts to seek additional support for the Restructuring from their other material stakeholders; and

(xiv) except to the extent permitted by Section 9 hereof, not, directly or indirectly, seek, solicit, support, encourage, propose, negotiate, discuss, assist, consent to, vote for, or enter into any agreement with any non-Party regarding, any Alternative Transaction; provided that, if the Company receives an unsolicited written or oral proposal or expression of interest regarding any Alternative Transaction, the Company shall provide copies of any written proposals and all documentation received in connection therewith (and notice and description of any oral proposals) for any Alternative Transactions to the Initial Consenting Noteholder Advisors on a professional eyes only basis no later than one (1) calendar day following receipt thereof by the Company; provided that if the Company is bound by a binding Confidentiality Agreement that prohibits the Company from providing the Initial Consenting Noteholder Advisors with a copy of any written proposal, the Company shall only be obligated to provide a summary of all material terms thereof to the Initial Consenting Noteholder Advisors.

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b. Negative Covenants. The Company agrees that, for the duration of the Support Period, the Company shall not:

(i) take any action inconsistent with, or omit to take any material action required by, this Agreement, the Restructuring Term Sheet, the Plan, or any of the other Definitive Documents;

(ii) object to, delay, impede, or take any other action or inaction that could reasonably be expected to interfere with or prevent acceptance, approval, implementation, or consummation of the Restructuring; or

(iii) engage in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the transactions contemplated herein in connection with the Restructuring.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict the Company’s rights under Section 9 hereof.

6.	Termination of Agreement.

a. Consenting Noteholder Termination Events. This Agreement may be terminated with respect to the Consenting Noteholders by the Required Consenting Noteholders by the delivery to the Company and its counsel, of a written notice in accordance with Section 21 hereof upon the occurrence and continuation of any of the following events (each, a “Consenting Noteholder Termination Event”):

(i) the breach by the Company of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligation set forth in this Agreement, in each case, in any material respect and which breach remains uncured (to the extent curable) for a period of ten (10) Business Days following the Company’s receipt of notice from the Required Consenting Noteholders pursuant to Section 21 hereof;

(ii) any representation or warranty in this Agreement made by the Company shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of ten (10) Business Days following the Company’s receipt of notice from the Required Consenting Noteholders pursuant to Section 21 hereof;

(iii) the Debtor Files any motion, pleading, or related document with the Bankruptcy Court that is inconsistent with this Agreement, the Restructuring Term Sheet, the Plan, or the Definitive Documents in any material respect, and such motion, pleading or related document has not been withdrawn within ten (10) Business Days after the Company receives written notice from the Required Consenting Noteholders in accordance with Section 21 that such motion, pleading, related document or public disclosure is inconsistent with this Agreement;

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(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining, or denying the grant of any approval or consent to, the Restructuring or the consummation of any portion of the Restructuring or the Plan or rendering illegal any portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed, vacated or stayed within fifteen (15) calendar days after such issuance (or as soon thereafter as practicable subject to the availability of the court, governmental or regulatory authority, or other body issuing such ruling, judgment, or order); provided that this termination right may not be exercised by any Consenting Noteholder who sought or requested such ruling or order in contravention of any obligation set forth in this Agreement;

(v) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Case, (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Case, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement;

(vi) except as specifically contemplated by this Agreement, without the prior consent of the Required Consenting Noteholders, the Company (A) voluntarily commences any case or Files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described below, (C) Files an answer admitting the allegations of a petition Filed against it in any proceeding, (D) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing;

(vii) the Company Files or supports (or fails to timely object to) another party in filing (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any Claims held by any Consenting Noteholder against the Company, (B) any plan of reorganization, liquidation, dissolution, administration, moratorium, receivership, winding up, bankruptcy, or sale of all or substantially all of the Company’s assets other than as contemplated by this Agreement, (C) a motion, application, pleading or proceeding asserting (or seeking standing to assert) any purported claims or Causes of Action against any of the Consenting Noteholders, or (D) takes any corporate action for the purpose of authorizing any of the foregoing;

(viii) the Company (A) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to the Company or for a substantial part of the Company’s assets, (B) makes a general assignment or arrangement for the benefit of creditors, or (C) takes any corporate action for the purpose of authorizing any of the foregoing;

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(ix) the Bankruptcy Court enters an order providing relief against any Consenting Noteholder with respect to any of the Causes of Action or proceedings specified in Section 6.a(vii)(A) or (C);

(x) (A) any Definitive Document or any related order entered by the Bankruptcy Court, in the Chapter 11 Case, is inconsistent with the terms and conditions set forth in this Agreement (including the Restructuring Term Sheet) or is otherwise not in accordance with this Agreement (including the Restructuring Term Sheet) in any respect, or (B) any of the terms or conditions of any of the Definitive Documents is waived, amended, supplemented, or otherwise modified without the prior written consent of the Required Consenting Noteholders, in each case, which remains uncured for ten (10) Business Days after the receipt by the Company of written notice from the Required Consenting Noteholders pursuant to Section 21 hereof;

(xi) any of the Milestones have not been achieved, extended, or waived after the required date for achieving such Milestone, unless such failure is primarily the result of any act, omission, or delay on the part of a Consenting Noteholder in violation of its obligations under this Agreement;

(xii) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xiii) the Company (a) publicly announces its intention not to support the Plan or the Restructuring, (b) provides notice to the Initial Consenting Noteholder Advisors pursuant to Section 9 of this Agreement that it intends to terminate this Agreement pursuant to Section 7(a)(vi), or (c) publicly announces, or executes a definitive written agreement with respect to, an Alternative Transaction.

b. Consenting Equity Interest Holder Termination Events. This Agreement may be terminated by each Consenting Equity Interest Holder, solely with respect to such Consenting Equity Interest Holder, by the delivery to the Company and its counsel, of a written notice in accordance with Section 21 hereof upon the occurrence and continuation of any of the following events, to the extent such event has a material and adverse impact on the economic recovery of such Consenting Equity Interest Holder (each, an “Equity Interest Termination Event”):

(i) the breach by the Company of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligation set forth in this Agreement, in each case, in any material respect and which breach remains uncured (to the extent curable) for a period of fifteen (15) Business Days following the Company’s receipt of notice from the Consenting Equity Interest Holders pursuant to Section 21 hereof;

(ii) any representation or warranty in this Agreement made by the Company shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of fifteen (15) Business Days following the Company’s receipt of notice from the Consenting Equity Interest Holders pursuant to Section 21 hereof;

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(iii) the Debtor Files any motion, pleading, or related document with the Bankruptcy Court that is inconsistent with this Agreement, the Restructuring Term Sheet, the Plan, or the Definitive Documents in any material respect, and such motion, pleading or related document has not been withdrawn within ten (10) Business Days after the Company receives written notice from the Consenting Equity Interest Holders in accordance with Section 21 that such motion, pleading, related document or public disclosure is inconsistent with this Agreement;

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining, or denying the grant of any approval or consent to, the Restructuring or the consummation of any portion of the Restructuring or the Plan or rendering illegal any portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed, vacated or stayed within fifteen (15) calendar days after such issuance (or as soon thereafter as practicable subject to the availability of the court, governmental or regulatory authority, or other body issuing such ruling, judgment, or order); provided that this termination right may not be exercised by any Consenting Equity Interest Holders who sought or requested such ruling or order in contravention of any obligation set forth in this Agreement;

(v) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Case, (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Case, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement;

(vi) except as specifically contemplated by this Agreement, without the prior consent of the Consenting Equity Interest Holders, the Company (A) voluntarily commences any case or Files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described below, (C) Files an answer admitting the allegations of a petition Filed against it in any proceeding, (D) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in the Chapter 11 Case, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing;

(vii) the Company Files or supports (or fails to timely object to) another party in filing (A) a motion, application, pleading, or proceeding challenging the amount, validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any Equity Interests held by any Consenting Equity Interest Holders against the Company, (B) any plan of reorganization, liquidation, dissolution, administration, moratorium, receivership, winding up, bankruptcy, or sale of all or substantially all of the Company’s assets other than as contemplated by this Agreement, (C) a motion, application, pleading or proceeding asserting (or seeking standing to assert) any purported claims or Causes of Action against any of the Consenting Equity Interest Holders, or (D) takes any corporate action for the purpose of authorizing any of the foregoing;

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(viii) the Company (A) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to the Company or for a substantial part of the Company’s assets, (B) makes a general assignment or arrangement for the benefit of creditors, or (C) takes any corporate action for the purpose of authorizing any of the foregoing;

(ix) the Bankruptcy Court enters an order providing relief against any Consenting Equity Interest Holders with respect to any of the Causes of Action or proceedings specified in Section 6.b(vii)(A) or (C);

(x) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xi) the Company (a) publicly announces its intention not to support the Plan or the Restructuring, (b) provides notice to the Consenting Equity Interest Holders pursuant to Section 9 of this Agreement that it intends to terminate this Agreement pursuant to Section 7(b)(iv), or (c) publicly announces, or executes a definitive written agreement with respect to, an Alternative Transaction.

Notwithstanding anything to the contrary herein, this Agreement may not be terminated as to the Consenting Noteholders on account of any Consenting Equity Interest Holder Termination Event.

c. Company Termination Events. This Agreement may be terminated by the Company by the delivery to the Consenting Equity Interest Holders and Consenting Noteholders (or the Initial Consenting Noteholder Advisors) of a written notice in accordance with Section 21 hereof, upon the occurrence and continuation of any of the following events (each, a “Company Termination Event”):

(i) any representation, warranty, or covenant in this Agreement by any Consenting Noteholder and any Consenting Equity Interest Holder shall have been untrue in any material respect when made, and such breach remains uncured (to the extent curable) for a period of ten (10) Business Days after the receipt by the applicable Consenting Noteholder from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided that such breach shall not constitute a Company Termination Event in the event the non-breaching Consenting Noteholders Beneficially Own 66 2/3% or more in aggregate principal amount outstanding of Unsecured Notes Claims at the time of such breach; provided, further, that notwithstanding the immediately preceding proviso, the Company shall only be entitled to terminate this Agreement solely with respect to the breaching Consenting Noteholder(s) or the breaching Consenting Equity Interest Holder(s), as applicable;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Restructuring or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of (or agreement by) a Consenting Noteholder, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

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(iii) the Consenting Noteholders fail to Beneficially Own at least 66 2/3% in aggregate principal amount outstanding of the Unsecured Notes Claims;

(iv) the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in the Chapter 11 Case, (B) converting the Chapter 11 Case to a case a under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Case, or (D) the effect of which would render the Plan incapable of confirmation or consummation on the terms set forth in this Agreement;

(v) the board of directors or managers or similar governing body, as applicable, of the Company determines (after consulting with counsel which may be external) and has provided notice to counsel to the Initial Consenting Noteholder Advisors and the Consenting Equity Interest Holders in accordance with Section 9 hereof (A) that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties under applicable law or (B) in the exercise of its fiduciary duties to pursue an Alternative Transaction; or

(vi) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

d. Mutual Termination. This Agreement may be terminated in writing by mutual agreement of the Company, the Required Consenting Noteholders, and the Consenting Equity Interest Holders (a “Mutual Termination Event”).

e. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice upon the occurrence of the Plan Effective Date (collectively with the Consenting Noteholder Termination Events, the Consenting Equity Interest Holder Termination Events, the Company Termination Events, and the Mutual Termination Event, the “Termination Events”).

f. Effect of Termination. Upon any termination of this Agreement in accordance with this Section 6, this Agreement shall forthwith become null and void and of no further force or effect as to any Party, and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 15 hereof, and provided further, that notwithstanding anything to the contrary herein, the right to terminate this Agreement under this Section 6 shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the primary cause of, or resulted in, the occurrence of the applicable Termination Event. Upon the termination of this Agreement that is limited in its effectiveness as to an individual Party or Parties in accordance with this Section 6: (i) this Agreement shall become null and void and of no further force or effect with respect to the terminated Party or Parties, who shall be immediately released from its or their liabilities, obligations, commitments, undertakings, and agreements under or

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related to this Agreement and shall have all the rights and remedies that it or they would have had and such Party or Parties shall be entitled to take all actions that it or they would have been entitled to take had it or they not entered into this Agreement; provided, the terminated Party or Parties shall not be relieved of any liability for breach or non-performance of its or their obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 15 hereof; and (ii) this Agreement shall remain in full force and effect with respect to all Parties other than the terminated Party or Parties. The Company acknowledges that, after the Petition Date, the giving of notice of termination by any Party pursuant to this Agreement shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code.

7.	Definitive Documents; Good Faith Cooperation; Further Assurances.

Subject to the terms and conditions described herein, during the Support Period, each Party, severally and not jointly, hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with, as applicable, the negotiation, drafting, execution (to the extent such Party is a party thereto), consummation, and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings. Each Definitive Document shall be in form and substance consistent with this Agreement and with the Plan and otherwise acceptable to the Debtor and reasonably acceptable to the Required Consenting Noteholders; provided, that the New Governance Documents shall be acceptable to the Required Consenting Noteholders in their discretion.

8.	Representations and Warranties.

a. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or, in the case of any Consenting Noteholder who becomes a party hereto after the date hereof, as of the date such Consenting Noteholder becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii) the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party (provided, however, that with respect to the Company, it is understood that commencing the Chapter 11 Case may result in a breach of or constitute a default under such obligations);

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(iii) this Agreement is, and each of the other Definitive Documents to which such Party is a party prior to its execution and delivery will be, duly authorized;

(iv) except as expressly provided in this Agreement or the Bankruptcy Code, the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of or notice to, or other action with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Bankruptcy Court; and

(v) this Agreement is, and each of the Definitive Documents to which such Party becomes a party will be following execution and delivery thereof, the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

b. Each Consenting Stakeholder severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or, if later, as of the date such Consenting Stakeholder becomes a party hereto), (i) such Consenting Stakeholder is the Beneficial Owner of (or investment manager, advisor, or subadvisor to one or more Beneficial Owners of) the aggregate principal amount of Unsecured Note Claims or Equity Interests set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Stakeholder that becomes a Party hereto after the date hereof), (ii) such Consenting Stakeholder has, with respect to such Unsecured Notes Claims or Equity Interests, (A) sole investment or voting discretion, (B) full power and authority to vote on and consent to matters concerning such Unsecured Notes Claims or Equity Interests, and to exchange, assign, and transfer such Unsecured Notes Claims or Equity Interests, and (C) full power and authority to bind or act on behalf of the Beneficial Owners of such Unsecured Notes Claims or Equity Interests, (iii) other than pursuant to this Agreement, such Unsecured Notes Claims or Equity Interests, as applicable, are free and clear of any pledge, lien, security interest, charge, claim, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Consenting Stakeholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed, and (iv) such Consenting Stakeholder is not the Beneficial Owner of (or investment manager, advisor, or subadvisor to one or more Beneficial Owners of) any other Claims or Equity Interests against (or in) Vroom.

c. The Company represents and warrants to the Consenting Stakeholders that the aggregate unvested Equity Interests issuable pursuant to the Existing Equity Awards are no more than 135,000 shares of common stock of the Company underlying restricted stock and 25,911 shares of common stock of the Company underlying stock options, as of September 30, 2024, with a weighted average exercise price of $514.33.

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9.	Additional Provisions Regarding Company’s Commitments.

a. Nothing in this Agreement shall require any director, manager or officer of the Company, acting in good faith and after consultation with counsel (which may be external) to take or refrain from taking any action inconsistent with his, her or its fiduciary duties to the Company. No action or inaction on the part of any director, manager or officer of the Company that such director, manager or officer believes in good faith (after consultation with counsel which may be external) is required by his, or its fiduciary duties to the Company shall be limited or precluded by this Agreement; provided, however, that, if the Company or director, manager, or officer thereof decides, in the exercise of its fiduciary duties acting in good faith after consultation with counsel (which may be outside counsel), to (i) pursue, assist, consent to, vote for, or enter into any agreement with any non-Party regarding, any unsolicited Alternative Transaction in accordance with this Section 9, or (ii) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable law, the Company shall give prompt, and in any event on not less than one (1) calendar days written notice (with email being sufficient) to the Initial Consenting Noteholder Advisors and the Consenting Equity Interest Holders. Upon any such determination, the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein.

b. Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 9.a, the Company and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or Representatives shall have the right to: (i) consider any unsolicited proposals for Alternative Transactions, (ii) provide access to non-public information concerning the Company to any person or enter into Confidentiality Agreements or nondisclosure agreements with any person in connection with an unsolicited proposal for an Alternative Transaction (or the exploration or formulation of the same),; (iii) receive, respond to, maintain and continue discussions with respect to any such unsolicited proposal for an Alternative Transaction if such Person or entity determines, in good faith upon advice of counsel (which may be outside counsel) that failure to take such action would be inconsistent with the fiduciary duties of such Person under applicable law; and (iv) enter into or continue discussions or negotiations with any Consenting Stakeholders, any official committee and/or the United States Trustee regarding the Restructuring or any unsolicited proposal for an Alternative Transaction.

c. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create or impose any additional fiduciary obligations upon the Company or any of the Consenting Stakeholders, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other Representatives of the same or their respective affiliated entities, in such Person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other Representative of such Party, that such entities did not have prior to the Agreement Effective Date.

d. Nothing in this Agreement shall: (i) impair or waive the rights of the Company to assert or raise any objection permitted under this Agreement in connection with the Restructuring, or (ii) prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

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10.	Filings and Public Statements.

To the extent reasonably practicable, the Company shall submit drafts to the Initial Consenting Noteholder Advisors of any press releases and communications plans with respect to the Restructuring and public documents and any and all filings with the SEC or the Bankruptcy Court that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) calendar day prior to making any such disclosure, publicizing any such press release, or implementing such communications plan, and in each case shall reasonably consult with the Consenting Noteholder Advisors with respect to the contents thereof. Except as required by law or otherwise expressly permitted under the terms of any other agreement between the Company on the one hand, and any Consenting Stakeholder, on the other hand, no Party or its advisors (including counsel to any Party) shall (a) use the name of any Consenting Noteholder in any public manner (including any press release) relating to this Agreement, the Restructuring or the Plan, unless such Consenting Noteholder otherwise agrees, (b) use the name of any Consenting Equity Interest Holder in any press release relating to this Agreement, the Restructuring or the Plan, unless such Consenting Equity Interest Holder otherwise agrees, or (c) disclose to any Person (including other Consenting Noteholders), other than the Company Advisors, the principal amount or percentage of any Claims or Equity Interests or any other securities of the Company held by any other Party, in each case, without such Party’s prior written consent; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (including by way of a protective order) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Unsecured Notes Claims or Equity Interests held by all the Consenting Noteholders. Any public filing of this Agreement with the Bankruptcy Court or the SEC shall not include the executed signature pages to this Agreement. Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Consenting Noteholder.

11.	Amendments and Waivers.

a. This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in accordance with this Section 11.

b. During the Support Period, this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Company and the Required Consenting Noteholders, provided that:

(i) any waiver, modification, amendment, or supplement to this Section 11 shall require the prior written consent of (a) the Debtor, (b) the Consenting Noteholders, and (c) the Consenting Existing Equity Holders;

(ii) any waiver, modification, amendment, or supplement to the definition of “Required Consenting Noteholders” shall require the prior written consent of each Consenting Noteholder;

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(iii) any waiver, modification, amendment, or supplement to this Agreement that has a material adverse effect on the economic recovery of a Consenting Stakeholder shall require the prior written consent of such Consenting Stakeholder; and

(iv) any waiver, modification, amendment, or supplement to this Agreement that has a material adverse effect on a Consenting Noteholder that is disproportionate to the effect it has on the other Consenting Noteholders shall require the prior written consent of such Consenting Noteholder.

c. Amendments to any Definitive Document shall be governed as set forth in such Definitive Document.

d. Any consent required to be provided pursuant to this Section 11 may be delivered by email from counsel to the Consenting Equity Interest Holders or the Initial Consenting Noteholder Advisors, as applicable.

e. Any proposed waiver, modification, amendment or supplement that does not comply with this Section 11 shall be ineffective and void ab initio.

f. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

12.	Effectiveness.

This Agreement shall become effective and binding on the Parties on the Agreement Effective Date; provided that signature pages executed by Consenting Noteholders shall be delivered to (a) other Consenting Noteholders, and counsel to other Consenting Noteholders (if applicable), in a redacted form that removes such Consenting Noteholder’s holdings of Claims and Equity Interests and any schedules to such Consenting Noteholder’s holdings (if applicable) and (b) the Company, the Company Advisors, the Initial Consenting Noteholder Advisors, and the Consenting Equity Interest Holders in an unredacted form.

13.	Governing Law; Jurisdiction; Waiver of Jury Trial.

a. Except to the extent superseded by the Bankruptcy Code, this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

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b. Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in (a) the Bankruptcy Court, for so long as the Chapter 11 Case is pending, and (b) otherwise, the courts of the State of New York sitting in New York City in the Borough of Manhattan, or the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.	Specific Performance/Remedies.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

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15.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties set forth in Sections 6.f, 11, 13 through 24 (inclusive), 26 and 27 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement also shall survive such termination.

16.	Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and Representatives; provided that nothing contained in this Section 17 shall be deemed to permit Transfers of interests in any Claims or Equity Interests against or in the Company, as applicable, other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several and not joint with respect to each Consenting Noteholder, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Consenting Noteholder for the obligations of another.

18.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person or entity shall be a third-party beneficiary hereof.

19.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Restructuring Term Sheet), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any Confidentiality Agreements (if any) heretofore executed between the Company and any Consenting Noteholder shall continue in full force and effect in accordance with their terms.

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20.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

21.	Notices.

All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier or by registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(1) If to the Company, to:

Vroom, Inc. 3600 West Sam Houston Pkwy South, 4th Floor Houston, TX 77042

Attn:	Anna-Lisa Corrales and Liz Schutte
Email:	annalisa@vroom.com and liz@vroom.com

with a copy (which shall not constitute notice) to:

Porter Hedges LLP

1000 Main St., 36th Floor

Houston, TX 77002

Telephone: (713) 226-6000

Attn: John F. Higgins

   M. Shane Johnson

Email: jhiggins@porterhedges.com

sjohnson@porterhedges.com

(2) If to a Consenting Noteholder, to the addresses or electronic mail addresses set forth below such Consenting Noteholder’s signature to this Agreement or the applicable Joinder Agreement, as the case may be, and if such Consenting Noteholder is an Initial Consenting Noteholder, with a copy to:

Wachtell, Lipton, Rosen & Katz 51 W 52nd St. New York, NY 10019
Attention:	Joshua A. Feltman, Esq. (JAFeltman@wlrk.com)

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(3) If to a Consenting Equity Interest Holder, to the addresses or electronic mail addresses set forth below such Consenting Equity Interest Holder’s signature to this Agreement or the applicable Joinder Agreement, as the case may be.

Any notice given by electronic mail, delivery, mail, or courier shall be effective when received.

22.	Reservation of Rights; No Admission.

a. Nothing contained herein shall (i) limit (A) the ability of any Party to consult with other Parties, or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Case, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder; (ii) limit the ability of any Consenting Stakeholder to sell or enter into any transactions in connection with the Unsecured Notes Claims and Equity Interests, or any other Claims against or interests in the Company, subject to the terms of Section 3.b hereof; or (iii) constitute a waiver or amendment of any provision of any applicable credit agreement or indenture or any agreements executed in connection with such credit agreement or indenture.

b. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective Affiliates or subsidiaries) or its full participation in any bankruptcy case Filed by the Company or any of its Affiliates and subsidiaries. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

23.	Relationship Among Consenting Stakeholders.

It is understood and agreed that no Consenting Stakeholder has any duty of trust or confidence in any kind or form to any other Consenting Stakeholder, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Stakeholder may trade in the debt of the Company without the consent of the Company or any other Consenting Stakeholder, subject to applicable securities laws, the terms of this Agreement, and any Confidentiality Agreement entered into with the Company; provided that no Consenting Stakeholder shall have any responsibility for any such trading by any other Consenting Stakeholder by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Stakeholders shall in any way affect or negate this understanding and agreement.

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24.	No Solicitation; Representation by Counsel; Adequate Information.

a. This Agreement is not and shall not be deemed to be a Solicitation for votes in favor of any Plan in the Chapter 11 Case.

b. Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel, including tax counsel, in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

c. Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting Stakeholder acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933, (ii) understands that any securities to be acquired by it have not been registered under the Securities Act and that such securities may, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, be offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Stakeholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters that such Consenting Stakeholder is capable of evaluating the merits and risks of securities and understands and is able to bear any economic risks with such investment.

25.	Conflicts.

In the event of any conflict among the terms and provisions of this Agreement, including the Restructuring Term Sheet, and of the Plan, the terms and provisions of the Plan shall control.

26.	Payment of Fees and Expenses.

The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (including travel costs and expenses) of the Initial Consenting Noteholder Advisors (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date) within five (5) Business Days of the receipt of any invoice therefor (except as may otherwise be provided in an order of the Bankruptcy Court or in any engagement letter signed by the Company), including all amounts payable or reimbursable under applicable fee or engagement letters with the Company (which agreements shall not be terminated by the Company before the termination of this Agreement); provided, further, that to the extent that this Agreement is terminated pursuant to Section 6, the Company’s reimbursement obligations under this Section 26 shall survive with respect to any and all fees and expenses incurred on or prior to the date of termination.

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27.	Interpretation.

For purposes of this Agreement:

a. in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

b. capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

c. unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

d. unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

e. unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribe or allowed herein. If any payment, distribution, act, or deadline hereunder is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date;

f. unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

g. the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

h. captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

i. references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws; and

j. the use of “include” or “including” is without limitation, whether stated or not.

[Remainder of page intentionally left blank.]

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Company’s Signature Page to

the Restructuring Support Agreement

Vroom, Inc.

By:	/s/ Thomas H. Shortt
Name:	Thomas H. Shortt
Title:	Chief Executive Officer

[Signature Page to Restructuring Support Agreement]

[Consenting Stakeholders’ Signature Pages Redacted]

[Signature Page to Restructuring Support Agreement]

Exhibit 1

Milestones

1.	No later than 11:59 p.m. (prevailing Eastern time) on November 13, 2024, the Debtor[1] shall have commenced the Chapter 11 Case in the Bankruptcy Court (the “Petition Date”).

2.

No later than the date that is two (2) calendar days after the Petition Date, the Debtor shall have Filed with the Bankruptcy Court the Plan, Disclosure Statement, and a motion seeking approval of Solicitation procedures and conditional entry of the Combined Order.

3.	No later than the date that is sixty (60) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Combined Order.

4.	No later than the date that is seventy-five (75) calendar days after the Petition Date, the Plan Effective Date shall have occurred.

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Restructuring Support Agreement.

Exhibit 2

Restructuring Term Sheet

VROOM, INC.

RESTRUCTURING TERM SHEET

THIS TERM SHEET IS NOT (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO SELL OR BUY, OR THE SOLICITATION OF AN OFFER TO SELL OR BUY, ANY SECURITIES; OR AN ACCEPTANCE OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ACCORDINGLY PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TERM SHEET AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING AND TRANSACTIONS DESCRIBED HEREIN, WHICH RESTRUCTURING AND TRANSACTIONS WILL BE SUBJECT IN ALL RESPECTS TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS REFLECTING THE TERMS AND CONDITIONS SET FORTH IN THE RESTRUCTURING SUPPORT AGREEMENT. THE CLOSING OF ANY SUCH RESTRUCTURING AND TRANSACTIONS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE CONSENT RIGHTS OF THE PARTIES SET FORTH HEREIN AND THEREIN. UNTIL THE AGREEMENT EFFECTIVE DATE OF A RESTRUCTURING SUPPORT AGREEMENT TO WHICH THIS TERM SHEET IS ATTACHED, THIS TERM SHEET DOES NOT CONSTITUTE A COMMITMENT TO PROVIDE, ACCEPT, OR CONSENT TO ANY FINANCING OR OTHERWISE CREATE ANY IMPLIED OR EXPRESS LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON ANY PARTY (OR ANY AFFILIATES OF A PARTY) AT LAW OR IN EQUITY, TO NEGOTIATE OR ENTER INTO DEFINITIVE DOCUMENTATION RELATED TO A RESTRUCTURING OR TO NEGOTIATE IN GOOD FAITH OR OTHERWISE.

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OVERVIEW

Restructuring

This Restructuring Term Sheet (this “Term Sheet”)[2] contemplates the restructuring of the existing capital structure of the Debtor (the “Restructuring”), which Restructuring will be consummated pursuant to a prepackaged chapter 11 plan of reorganization through a voluntary case under chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”), consistent in all respects with a restructuring support agreement (the “Restructuring Support Agreement”) and this Term Sheet, to be confirmed by the Bankruptcy Court.

Within one day of the Agreement Effective Date, the Debtor will commence the Solicitation of votes on the Plan.

Debtor	Vroom, Inc. (“Vroom” or the “Debtor” and following the Restructuring, the “Reorganized Debtor”).

Venue	Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

Existing Capital Structure

Unsecured Notes and Unsecured Notes Claims: That certain Indenture, dated as of June 18, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Unsecured Notes Indenture”), by and between Vroom, as issuer, and U.S. Bank National Association, as trustee (the “Indenture Trustee”), governing Vroom’s $290,488,001 outstanding principal amount of 0.75% unsecured Convertible Senior Notes due 2026 (the “Unsecured Notes” and all Claims or Causes of Action relating to the Unsecured Notes, the “Unsecured Notes Claims”).

Existing Equity Interests: Any Equity Security or other ownership interest in the Debtor as in existence immediately before the Plan Effective Date, but excluding any Existing Equity Awards (the “Existing Equity Interests”).

Reorganized Debtor Capital Structure	The capital structure of the Reorganized Debtor upon the Plan Effective Date shall consist of the new common stock to be issued by the Reorganized Debtor on the Plan Effective Date (the “New Common Stock”), distributed to (a) the holders of Unsecured Notes Claims; and (b) the holders of Existing Equity Interests, and resulting in pro forma ownership percentages of (x) 92.94% of the New Common Stock held by the holders of Unsecured Notes Claims; and (y) 7.06% of the New Common Stock held by holders of

[2]	Capitalized terms used in this Term Sheet and not otherwise defined shall have the meanings set forth in the Restructuring Support Agreement.

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Existing Equity Interests; in each case, subject to dilution by the (i) New Warrants, (ii) the MIP Awards, and (iii) the Post-Effective Date Equity Awards.

The Reorganized Debtor shall use commercially reasonable efforts to list the New Common Stock for trading on the Nasdaq Global Select Market or any of the other Nasdaq market tiers (collectively, the “Nasdaq”) the New York Stock Exchange or a comparable nationally recognized securities exchange using reasonable efforts after the Plan Effective Date.

The Reorganized Debtor will not have any secured or unsecured funded debt upon the Plan Effective Date.

Case Financing	The Chapter 11 Case shall be funded from available unencumbered cash on hand.

TREATMENT OF CLAIMS AND INTERESTS

Type of Claim	Treatment	Impairment/ Voting

Unclassified Non-Voting Claims

Administrative Claims	On the Plan Effective Date, each holder of an Allowed Administrative Claim shall receive treatment in a manner consistent with section 1129(a)(9)(A) of the Bankruptcy Code.	N/A

Priority Tax Claims	On the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Professional Fee Claims	No later than the Plan Effective Date, the Debtor or the Reorganized Debtor, as applicable, shall establish and fund the Professional Fee Escrow Account with cash equal to the Professional Fee Reserve Amount. The amount of Professional Fee Claims owing to the professionals shall be paid in full in cash to such professionals by the Reorganized Debtor from the Professional Fee Escrow Account within five (5) Business Days after such Professional Fee Claims are Allowed by a Final Order; provided that the Debtor’s and the Reorganized Debtor’s obligations to pay Allowed	N/A

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Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the professionals, the Reorganized Debtor shall pay such amounts within ten (10) Business Days after entry of the order approving such Professional Fee Claims.

Classified Claims and Interests of the Debtor

Class 1: Other Priority Claims	To the extent such Other Priority Claim has not already been paid in full during the Chapter 11 Case, on the Plan Effective Date, or as soon as reasonably practicable thereafter, each holder of an Allowed Other Priority Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Other Priority Claim, at the option of the Debtor or the Reorganized Debtor as applicable: (a) payment in full in cash in an amount equal to the due and unpaid portion of such Allowed Other Priority Claim; (b) such other less favorable treatment as to which the Debtor or Reorganized Debtor, as applicable, and the holder of such Allowed Other Priority Claim shall have agreed upon in writing; or (c) such other treatment such that such Allowed Other Priority Claim will be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that Other Priority Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.	Unimpaired; Presumed to Accept.

Class 2: Secured Claims	Except to the extent that a holder of an Allowed Secured Claim agrees to less favorable treatment of its Allowed Secured Claim, in full and final satisfaction, settlement, release, and discharge of each Allowed Secured Claim, on the Plan Effective Date, each holder of such Allowed Secured Claim shall receive either (a) payment in full in cash, (b) delivery of the collateral securing such Allowed Secured Claim, (c) reinstatement of such Allowed Secured Claim, or (d) such other treatment rendering such Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired; Presumed to Accept.

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Class 3: Unsecured Notes Claims	Except to the extent that such holder agrees in writing to less favorable treatment, on the Plan Effective Date each holder of an Allowed Unsecured Notes Claim will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Unsecured Notes Claim, its pro rata share of 92.94% of the New Common Stock (subject to dilution by the (i) New Warrants, (ii) the MIP Awards, and (iii) the Post-Effective Date Equity Awards).	Impaired; Entitled to Vote.

Class 4: General Unsecured Claims	Except to the extent that a holder of an Allowed General Unsecured Claim and the Debtor agree to less favorable treatment on account of such Claim, each holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Plan Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, in the discretion of the Debtor, either (a) payment in full in cash, or (b) such other treatment as to render such holder unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, that no holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.	Unimpaired; Presumed to Accept.

Class 5: 510(b) Claims	On the Plan Effective Date, each 510(b) Claim shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired; Deemed to Accept.

Class 6: Intercompany Claims	On the Plan Effective Date, each Intercompany Claim shall be, at the option of the Debtor or the Reorganized Debtor, as applicable, reinstated, compromised, or canceled and released without any distribution.	Impaired / Unimpaired; Deemed to Reject / Presumed to Accept.

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Class 7: Existing Equity Interests	Except to the extent that a holder of an Allowed Existing Equity Interest agrees to less favorable treatment of its Allowed Existing Equity Interest, in full and final satisfaction, settlement, release, discharge, cancellation and extinguishment of each Allowed Existing Equity Interest, on the Plan Effective Date, each holder of an Allowed Existing Equity Interest shall receive (a) its pro rata share of 7.06% of the New Common Stock (subject to dilution by (i) New Warrants, (ii) the MIP Awards, and (iii) the Post-Effective Date Equity Awards) and (b) its pro rata share of the New Warrants.	Impaired; Entitled to Vote.

Class 8: Existing Equity Awards	Except to the extent a holder of an Existing Equity Award agrees to less favorable treatment of its Allowed Existing Equity Award, all Existing Equity Awards shall be converted into new awards (the “Post-Effective Date Equity Awards”) exchangeable into New Common Stock on the same terms and conditions, and for the same number of units, applicable to the Existing Equity Awards in respect of the Existing Equity Interests, as of immediately prior to the Plan Effective Date.[3]	Impaired; Entitled to Vote.

OTHER MATERIAL PROVISIONS

Releases / Injunctions	Customary releases and exculpations to the fullest extent permitted by law in favor of Vroom, officers, directors, employees, estate fiduciaries and advisors to the same, any other parties to the Restructuring Support Agreement, and their respective related parties.

Exemption Under Section 1145 of the Bankruptcy Code	To the fullest extent permitted under law, the Plan and Combined Order shall provide that the issuance and distribution of any securities thereunder, including the New Common Stock, MIP Awards, Post-Effective Date Equity Awards, and New Warrants, will be exempt from the registration requirements under applicable securities law, in accordance with section 1145 of the Bankruptcy Code.

[3]	In other words, Existing Equity Awards will be diluted on substantially the same terms as Existing Equity Interests.

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Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Unsecured Notes Claims, Existing Equity Interests, and Existing Equity Awards shall be canceled and the obligations of the Debtor thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Corporate Governance	The New Governance Documents for the Reorganized Debtor following the Plan Effective Date shall be acceptable to the Debtor and the Required Consenting Noteholders and filed with the Plan Supplement. The composition of the Board of Directors of the Reorganized Debtor as of the Plan Effective Date shall be acceptable to the Debtor and the Required Consenting Noteholders and filed with the Plan Supplement.

New Warrants

The New Warrants will have the following key terms:

•  Number: The New Warrants will be for the purchase of an aggregate of 1,808,243 shares of New Common Stock, equal to the number of presently existing outstanding shares of common stock of the Company;

•  Exercise Price: The New Warrants will have an exercise price of $12.19 per share (the “Strike Price”);

•  Expiration: The New Warrants will expire on the 5th anniversary of the Plan Effective Date;

•  Anti-Dilution Protections: The New Warrants will contain customary anti-dilution protection for stock splits, stock dividends, and similar events but will not have Black-Scholes protections; and

•  Transferability: The New Warrants will be freely transferable, subject to applicable securities laws.

Management Incentive Plan

At the Plan Effective Date, the New Board shall amend and restate and increase the shares available for issuance under the 2020 Incentive Award Plan, and grant new awards in order to implement the management incentive plan (the “MIP”) on the terms and conditions set forth below and in the term sheet attached hereto as Annex A (the “MIP Term Sheet”).

Ten percent (10%) of the Fully-Diluted New Common Stock (as defined below) as of immediately following the Plan Effective Date shall be reserved for the issuance of restricted stock units with respect to New Common Stock

7

(collectively, the “RSU Awards”) to employees of the Reorganized Debtor. The RSU Awards shall be granted promptly following the Plan Effective Date, with the allocation of such grants to be determined in good faith by the New Board in consultation with the Reorganized Debtor’s chief executive officer.

Five percent (5%) of the Fully-Diluted New Common Stock (as defined below) as of immediately following the Plan Effective Date shall be reserved for the issuance of stock options to purchase New Common Stock to management employees of the Reorganized Debtor (the “ESO Grants” and together with the RSU Awards, the “MIP Awards”).

“Fully-Diluted New Common Stock” shall be calculated by including the New Common Stock issued on the Plan Effective Date, the New Warrants, the MIP Awards, and the Post-Effective Date Equity Awards, in each case on an as-converted-to-common-stock basis.

Tax Matters	The Restructuring and the New Governance Documents shall be structured and implemented in a manner that is tax-efficient to the Company Parties, including by preserving or otherwise maximizing favorable tax attributes (including tax basis) of the Company Parties to the extent practicable and commercially reasonable as determined by the Company Parties; provided, that any material U.S. federal income tax election (or failure to make such a tax election) in respect of the Restructuring, which election (or failure to elect) would impact holders of Unsecured Notes Claims, shall be subject to the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned or delayed).

D&O Insurance and Indemnification Obligations	Under the Plan, the Debtor shall assume, pursuant to section 365(a) of the Bankruptcy Code, (a) all existing D&O liability insurance policies and (b) all of the existing indemnification provisions for current or former directors, managers, and officers of the Company Parties (whether in by-laws, certificates of formation or incorporation, board resolution, employment contracts, or otherwise) (such indemnification provisions, the “Indemnification Obligations”). The amended and restated bylaws, certificates of incorporation, articles of limited partnership and other organizational documents of the Reorganized Debtor adopted as of the Plan Effective Date shall include provisions to give effect to the foregoing. All runoff endorsements will be assumed pursuant to the Plan.

Conditions Precedent to Plan Effectiveness

The following conditions precedent to the effectiveness of the Plan Effective Date shall be satisfied or waived by the Debtor (with the reasonable consent of the Required Consenting Noteholders), and the Plan Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived:

a.   The Debtor shall have implemented the Restructuring and all transactions contemplated by this Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement, this Restructuring Term Sheet, and the Plan;

8

b.  The Restructuring Support Agreement shall continue to be in full force and effect;

c.   Amounts sufficient to pay all of the Company Parties’ reasonable and documented fees and expenses after the Plan Effective Date, including, but not limited to, those of (a) Porter Hedges LLP, as counsel to the Debtor; (b) Latham & Watkins LLP, as special counsel to the Debtor; (c) Stout Risius Ross, LLC, as financial advisor to the Debtor; (d) Kurtzman Carson Consultants, LLC dba Verita Global, as claims, noticing, and solicitation agent to the Debtor, and (e) The Overture Alliance, LLC, as compensation consultant to the Debtor; shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

d.  Each document or agreement constituting the Definitive Documents shall be in form and substance consistent with the Restructuring Support Agreement and this Term Sheet, as applicable, each to the extent required in the Restructuring Support Agreement;

e.   All governmental approvals and consents that are legally required for the consummation of the Restructuring shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect;

f.   The Bankruptcy Court shall have entered the Combined Order consistent with the Restructuring Support Agreement to the extent required in the Restructuring Support Agreement, and the Combined Order shall not be stayed, modified, or vacated, and shall not be subject to any pending appeal, and the appeals period for the Combined Order shall have expired; and

g.  Such other conditions precedent that are customary, including payment of fees and expenses owing under the Restructuring Support Agreement.

9

Additional Defined Terms

“510(b) Claim” means any Claim subject to section 510(b) of the Bankruptcy Code. For the avoidance of doubt, 510(b) Claims include the Existing Securities Litigation Claims.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Case that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Plan Effective Date of preserving the estates and operating the businesses of the Debtor; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Plan Effective Date; and (c) all fees and charges assessed against the estates under section 1930, chapter 123, of title 28, United States Code.

“Affiliate” shall, with respect to an Entity, have the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

“Allowed” means, as to a Claim or an Existing Equity Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) except with respect to any Claim arising from the rejection of unexpired leases by the Debtor, there is no requirement to file a proof of claim (or move the Bankruptcy Court for allowance) to be an allowed Claim under the Plan, and (b) the Debtor may affirmatively deem unimpaired Claims allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

“Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid or recover a transfer of property or an obligation incurred by the Debtor arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code and applicable non-bankruptcy law.

“Bankruptcy Code” means title 11 of the United States Code.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City, New York.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, proceeding demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Equity Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any Avoidance Actions.

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“Chapter 11 Case” has the meaning set forth in the recitals to this Agreement.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against the Debtor.

“Company Parties” means Vroom and all of its direct and indirect subsidiaries.

“Combined Order” means an order of the Bankruptcy Court confirming the Plan and approving the disclosure statement for the Plan as containing adequate information as required by the Bankruptcy Code.

“Definitive Documents” means, each consistent with the Restructuring Support Agreement: (a) the Plan and the Plan Supplement; (b) the Disclosure Statement and the Solicitation Materials, and any motion seeking approval of, and any notices related to, the foregoing; (c) the Solicitation Procedures Order; (d) the Combined Order; (e) the New Governance Documents; (f) the First Day Orders; (g) the MIP; and (h) any other material agreement, document, instrument, pleading and/or order entered or entered into, or utilized, in connection with or to implement the Restructuring (together with any exhibit, amendment, modification or supplement thereto).

“Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits, schedules, supplements, modifications, amendments, annexes and attachments thereto, as approved or ratified by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Distribution Record Date” means the date for determining which holders of Unsecured Notes Claims and Existing Equity Interests are eligible to receive distributions under this Plan, which date will be set forth in the Plan.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Existing Equity Awards” means options or restricted stock units representing rights to purchase or acquire any Equity Securities of the Debtor in existence immediately before the Plan Effective Date in an aggregate amount equivalent to 132,614 shares of stock.

“Existing Securities Litigation Claims” means any Claims against the Debtor in the following matters: (a) In re Vroom, Inc. Securities Litigation, 21-cv-2477-PGG (S.D.N.Y. Mar. 22, 2021); (b) In re Vroom, Inc. Shareholder Derivative Litigation, 21-cv-6933-PGG (S.D.N.Y. Apr. 17, 2021); (c) Godlu v. Vroom, Inc., 22-cv-00569-MN (D. Del. Apr. 28, 2022); and (d) Hudda v. Vroom, Inc., 24-cv-4499-MN (D. Del. Apr. 15, 2024).

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in this Chapter 11 Case.

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“Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which (a) has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, reconsideration or rehearing has been timely taken, or (b) as to which any appeal that has been taken or any petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, reconsideration or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“First Day Orders” means any interim or final order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, supplemented, or modified from time to time).

“First Day Pleadings” means all material motions, applications, notices and/or other pleadings that the Debtor Files or proposes to File in connection with the commencement of the Chapter 11 Case and all orders sought thereby (any of the foregoing as amended, supplemented or modified from time to time), including the First Day Orders.

“General Unsecured Claims” means any unsecured Claim against the Debtor that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Unsecured Notes Claim, a 510(b) Claim, or an Intercompany Claim.

“Intercompany Claim” means any Claim against the Debtor held by a non-Debtor Affiliate, other than an Administrative Claim.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

“Market Price” means the daily average price of one share of VRM during the period from September 23, 2024, until November 8, 2024 prior to the Agreement Effective Date, which is a price equal to $9.14.

“New Board” means the new board of directors of the Reorganized Debtor, as further described in the New Governance Documents, whose appointment and powers shall be as set forth in the New Governance Documents. The members of the New Board shall be acceptable to the Required Consenting Noteholders in their discretion and Filed with the Plan Supplement or a supplement thereto and in any event identified prior to the Plan Effective Date.

“New Governance Documents” means any organizational or constitutional documents, including charters, bylaws, operating agreements, warrant agreements (including, for the avoidance of doubt, the documents governing the New Warrants), option agreements, shareholder agreement, registration rights agreements or other governance documents, in each case, relating to the Reorganized Debtor.

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“New Warrants” means warrants of Vroom to be issued pursuant to section 1145 of the Bankruptcy Code that provide the holder the right, but not the obligation, to purchase shares of New Common Stock at the exercise price prior to expiration thereof. The New Warrants will be subject to the terms and conditions set forth in a warrant agreement to be entered into between the Debtor or Reorganized Debtor, as applicable, and a warrant agent on or prior to the Plan Effective Date.

“Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a cure Claim, or a Priority Tax Claim.

“Petition Date” means the date the Debtor commences the Chapter 11 Case.

“Plan” means the prepackaged chapter 11 plan of the Debtor (as may be amended, modified, or supplemented from time to time, including the Plan Supplement) implementing the Restructuring in accordance with the Restructuring Support Agreement, and attached thereto (by the Agreement Effective Date) in agreed form.

“Plan Effective Date” means the date on which the conditions precedent to the effective date have been satisfied or waived and the transactions contemplated under the Restructuring Term Sheet have been consummated and the Plan has become effective.

“Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of the Restructuring Support Agreement and as may be amended, modified, or supplemented from time to time on or prior to the Plan Effective Date.

“Priority Tax Claim” means any unsecured Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professional Fee Claim” means a Claim for accrued professional compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Plan Effective Date.

“Professional Fee Escrow Account” means a separate escrow account established, maintained, and funded by the Reorganized Debtor with cash on the Plan Effective Date in an amount equal to the Professional Fee Reserve Amount.

“Professional Fee Reserve Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the professionals estimate they have incurred or will incur in rendering services to the Debtor prior to and as of the Plan Effective Date.

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“Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Secured Claim” means a Claim that is (i) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (ii) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Solicitation” means the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Solicitation Materials” means any materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan pursuant to the Solicitation Procedures Order .

“Solicitation Procedures Order” means the order of the Bankruptcy Court approving the Solicitation procedures and scheduling the Combined Hearing.

“Unimpaired” means, with respect to a class of Claims, a Claim that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

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Annex A

MIP Term Sheet

VROOM, INC.

POST-EMERGENCE MIP

TERM SHEET

Provision	Description

Effective date	• To be determined.

Administration	• The New Board[1] or their designee will administer plan.

Type of Plan	• Omnibus equity plan

Companies used for performance measures	• Vroom, Inc.

Overall Shares Granted When RSUs Vest and Options Exercised – 15%	Fully Dilluted Share Count
	Post ReCap Share Count			25,604,742
	Warrants (current common			1,808,243
	Pre-RSUs vesting			132,614
	RSUs 10%			3,240,000
	Management Options			1,622,000

	Fully Dilluted Share Count			32,407,599

	Total RSU and Management Option			4,862,000
	% of Fully Diluted Common Shares			15%

Option Exercise Price – Most/All Granted at a Premium to the Market and are Out-Of-The Money at Time of Grant			Market Value of Debt @ 57 and equity at 9.14	Final Term Sheet. Debt @ 75%
		UACC NBV	Original @ 57	@75
	Value	150,000,000	180,000,000	234,027,341
	Pre RSU Shares	25,604,742	25,604,742	25,604,742
	Stock Price @ Valuation	5.86	7.03	9.14
	50% Option Strike Price	9.14	9.14	9.14
	Out of the Money	3.28	2.11	—
	% Out of the money	56%	30%	0%
	50% Option Par Strike Price	12.19	12.19	12.19
	Out of the money	6.33	5.16	3.05
	% Out of the money	108%	73%	33%

Plan Eligibility	• Approximately 100 participants

Allocation of Awards to Participants	• Restricted stock unit (“RSU”) and stock option (“Option”) awards as determined by the Compensation Committee of the New Board in consultation with the Reorganized Debtor CEO

[1]	Capitalized terms used, but not defined herein, shall have the meaning ascribed to them in the Restructuring Support Agreement.

1

Provision	Description
Frequency of Stock Awards	• One grant, or when a participant enters plan, or as determined by the Compensation Committee of the New Board.

Option Exercise Price

•  50% of the Options will be granted with a per share exercise price equal to the daily average price of one share of VRM during the period from September 23, 2024, until November 8, 2024 prior to the Agreement Effective Date, which is a price equal to $9.14 (or, if higher, the closing price of a share of New Common Stock on the date of grant ) and (b) 50% of the Options shall be granted with a per share exercise price equal to $12.19 (or, if higher, the closing price of a share of New Common Stock on the date of grant ).

Option Exercise Expiration

•  Options shall remain exercisable until the earlier of (x) the 10th anniversary of the grant and (y) the 90th day following termination of employment (or, (i) if termination of employment is due to death or disability, the 12-month anniversary following termination, or (ii) on an involuntary termination, the 10th anniversary of the grant).

Form of Payout	• Awards paid in common stock.

Vesting/Payment

•  RSUs cliff vest in 4 years.

•  Options vest annually in ratable installments over a 4-year vesting period

•  Participant must be employed by the company at the payment date, unless termination due to involuntary termination, death, or disability, as spelled out below, to receive any payout.

Death or Disability	• Full vesting for executive severance plan participants.

Voluntary Termination by Employee	• No payout

2

Involuntary Termination by Company without Cause or, for severance plan participants, by the Employee for Good Reason (as defined therein)

•  CEO – Prorated monthly accelerated vesting (in the case of options, pro-ration limited to next tranche and based on the number of months served since prior vesting date divided by 12), except that if termination occurs prior to first anniversary of grant, first tranche of options vests and 25% of RSUs vest

•  SLT – Prorated monthly accelerated vesting (in the case of options, pro-ration limited to next tranche and based on the number of months served since prior vesting date divided by 12)

•  Non – SLT – Prorated accelerated vesting (for RSU only, no additional vesting on options), rounded down to the nearest year (i.e., if 18 months then 1 year. If 30 months then, 2 years)

Termination for Cause at Any Time	• No payout

Change of Control	• Minimum price $9.14 then for CEO, 100 % vesting at time of closing. 6 Other executives 50% vesting at time of closing if minimum price is achieved. All others continue to time vest.

Conditions to Participation

•  Notwithstanding anything to the contrary set forth herein, the New Board may (x) include in award agreements such restrictive covenants as set forth in the severance plan and (y) determine to condition the grant of any awards on the agreement or consent of the award recipient to waive any rights to acceleration of the MIP grants under the severance plan.

Other terms	• Compensation Committee to determine in consultation with CEO.

3

Exhibit C

Organizational Structure Chart

Vroom, Inc.
Delaware
AAGP, LLC
Texas
Carstory, LLC
Delaware
Vroom Automotive, LLC
Texas
Vroom Finance Holdings, LLC
Delaware
Vroom Logistics, LLC
Delaware
Vroom Services, LLC
Delaware
Vroom Transportation Services, LLC
Delaware
Vast.com, Inc.
California
Vast.com D.O.O.
Serbia
Vroom Finance Corporation
Delaware
Vroom Automotive Finance Corporation
California
Key:
Debtor
Non-Debtor Affiliate
Obligor under the Unsecured Notes
Darkwater Funding, LLC
Delaware
United Auto Credit Corporation
California
UPFC Sub I, Inc.
Delaware
UPFC Trust I
Delaware
UACC Auto Financing Trust III
Delaware
UACC Auto Financing Trust IV
Delaware
UACC Auto Financing Trust V
Delaware
United Auto Credit Financing LLC
Delaware
VFS I, LLC
Delaware
VFS NEAR PRIME TRUST I
Delaware
United Auto Credit Securitization Trust 2022-1
Delaware
United Auto Credit Securitization Trust 2022-2
Delaware
United Auto Credit Securitization Trust 2023-1
Delaware
United Auto Credit Securitization Trust 2024-1
Delaware

Exhibit D

Liquidation Analysis

Vroom, Inc.

Ch. 7 Liquidation Analysis

(UACC and CarStory excluded)

Net Liquidation Proceeds
	Notes	Net Book Value 9/30/2024	Adjustments	Estimated Value 1/15/2025	Recovery Estimate (%)		Recovery Estimate ($)
					Low	High	Low	High
Assets Available for Distribution
Cash and Cash Equivalents	C.	$21,057,503	$(16,978,752)	$4,078,751	100%	100%	$4,078,751	$4,078,751
Assets From Discontinued Operations	D.	3,013,943	—	3,013,943	25%	50%	762,190	1,515,121
Other Assets	E.	12,607,131	—	12,607,131	30%	65%	3,124,965	5,392,763
Deferred Tax Asset, net	F.	16,949,760	—	16,949,760	0%	0%	—	—
Intercompany, net	G.	7,127,451	—	7,127,451	0%	0%	—	—
Investment in Subsidiaries	H.	165,624,137	—	165,624,137	45%	75%	74,530,862	124,218,103

Total Assets and Net Proceeds Available For Distribution		$226,379,923	$(16,978,752)	$209,401,172	39%	65%	$82,496,767	$135,204,738

Liquidation/Administrative Costs
Ch. 7 Trustee Fees	I.						$2,498,153	$4,079,392
Ch. 7 Professional Fees	J.						2,474,903	4,056,142
Ch. 11 Administrative Costs	K.						—	—
Estate Wind-Down Costs	L.						2,028,071	2,028,071

Total Liquidation/Administrative Costs							$7,001,127	$10,163,605

Net Proceeds Available for Distribution							$75,495,640	$125,041,133

		Claim Estimate		Claim Estimate	Recovery Estimate (%)		Recovery Estimate ($)
	Notes	9/30/2024	Adjustments	1/15/2025	Low	High	Low	High
Secured Claims	M.	$—	$—	$—	0%	0%	$—	$—
Administrative Claims - 503(b)(9)	N.	—	—	—	0%	0%	—	—
Other Priority Claims	O.	4,039,447	(1,050,924)	2,988,522	100%	100%	2,988,522	2,988,522
Unsecured Notes and General Unsecured Claims	P.
Unsecured Notes Claims		290,488,001	—	290,488,001	24%	41%	70,689,829	118,993,533
General Unsecured Claims		10,087,690	(2,619,845)	7,467,846	24%	41%	1,817,289	3,059,078
510(b) Claims	Q.	—	—	—	0%	0%	—	—
Exisitng Equity Interests and Awards	R.	—	—	—	0%	0%	—	—

LIQUIDATION ANALYSIS

Global Notes to Liquidation Analysis

1. Best Interests Test

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a Chapter 11 plan unless each holder of a claim or interest either (i) accepts the plan, or (ii) receives or retains under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on the effective date. See 11 U.S.C. § 1129(a)(7). Accordingly, to demonstrate that the Plan satisfies the “best interests” of creditors test, Stout Risius Ross, with the assistance of the Debtors’ management and other advisors, have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”) based upon certain assumptions in the accompanying notes to the Liquidation Analysis (the “Notes”).

The Liquidation Analysis estimates potential cash distributions to holders of Allowed Claims and Interests in a hypothetical Chapter 7 liquidation of the Debtors’ assets (the “Assets”). Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement. The Debtor believes that their creditors will receive at least as much, and likely more, under the Plan than they would receive in a Chapter 7 liquidation of the Assets for the following reasons, among others: (i) the likely discounts that would be realized on the value of the Assets in a Chapter 7 liquidation, (ii) the incremental claims that would be triggered in a Chapter 7 bankruptcy, and (iii) the fees payable to a Chapter 7 trustee and newly appointed estate professionals.

2. Approach and Purpose of the Liquidation Analysis

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Assets in a Chapter 7 case is an uncertain process involving significant estimates and assumptions that, although considered reasonable by the Debtor and its advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtor, its management and its advisors. The Liquidation Analysis is also based on the Debtor’s and its advisors’ best judgment of how numerous decisions in the liquidation process would be resolved. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual Chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual Chapter 7 liquidation. In addition, the Debtor’s management and its advisors cannot judge with any degree of certainty the recovery that may result in a Chapter 7 liquidation. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtor was liquidated in accordance with Chapter 7 of the Bankruptcy Code.

The Liquidation Analysis is not intended, and should not be used, for any other purpose. All of the limitations and risk factors set forth in the Disclosure Statement are applicable to this Liquidation Analysis and are incorporated by reference herein. In particular, the underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants in accordance with the standards promulgated by the American Institute of Certified Public Accountants. No independent appraisals were conducted in preparing the Liquidation Analysis. NEITHER THE DEBTOR NOR THEIR ADVISORS MAKE ANY REPRESENTATIONS OR WARRANTIES THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing the Liquidation Analysis, the Debtor estimated Allowed Claims based upon the Debtor’s latest review of liabilities in the Debtor’s books and records. The Liquidation Analysis includes estimates for Claims that could be asserted and Allowed in a Chapter 7 liquidation, including Administrative Expense Claims, wind-down costs, and trustee and professional fees required to facilitate disposition of certain assets in a value maximizing manner. The Debtor’s estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM BY THE DEBTOR. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS IN THE CHAPTER 11 CASE COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THE LIQUIDATION ANALYSIS.

3. Liquidation Analysis Notes

A. Conversion Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes conversion of the Debtor’s Chapter 11 cases to Chapter 7 liquidation cases on or about January 15, 2024 (the “Conversion Date”). On the Conversion Date, it is assumed that the Bankruptcy Court would appoint one Chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Debtor’s estate. Should more than one Trustee be appointed to administer the Debtor’s estate, lower recoveries and higher administrative costs could result and distributions to creditors could be delayed. In addition, distributions under a Chapter 7 would likely take a longer period of time to be made and would likely be made in one final distribution at the end of the case. Under Chapter 11, there would likely be an interim distribution within weeks of the effective date, with final distributions after all assets are monetized.

B. Claims Estimates

Claims are estimated at the Conversion Date based on the Debtor’s books and records as of September 30, 2024.

C. Cash and Cash Equivalents

Cash and cash equivalents represent actual book cash, including restricted cash, in the Debtor’s operating bank account of ~$21.1 million as of September 30, 2024. On the Conversion Date, the estimated value of Cash and Cash Equivalents is ~$4.1 million.

D. Assets from Discontinued Operations

Assets from discontinued operations reflect the Ecommerce segment Wind-Down that was substantially completed as of March 29, 2024. Discontinued assets primarily included company vehicles and accounts receivables. The timing and success of monetizing these assets is uncertain.

•

Company vehicles reflects ~95% of Assets from Discontinued Operations. There are 25 logistics trucks from the discontinued e-commerce business listed for sale with a gross book value of ~$4.1M and accumulated depreciation of ~$1.3M. The liquidity analysis assumes these vehicles are recoverable at 25% and 50% in the low and high recovery scenario, respectively.

•

Accounts Receivables from Discontinued operations includes contracts in transit, straight-by-negative equity receivable, receivables from auction, and other receivables amounting to ~$5.1M. These accounts receivables are fully written off in the books (General Allowances for the Accounts Receivable on the balance sheet of ~$5.1M).

•	Other Assets from Discontinued Operation are discounted at 100% as the timing and success of monetizing these assets is uncertain.

E. Other Assets

Other Assets primarily include Long Term Dealer Incentives, Tax Receivables, Warranty Receivables, and Prepaid Expenses. The timing and success of monetizing these assets is uncertain.

•

Long Term Dealer Incentives reflects ~60% of Other Assets. Long Term Dealer Incentives refer to incentives, rebates, or other financial benefits provided by a manufacturer or lender to a dealership. The liquidity analysis assumes Long Term Dealer Incentives are recoverable at 30% and 50% in the low and high recovery scenario, respectively.

•

Tax Receivable reflects of ~10% of Other Assets, which consists of a $1.1M NY State Income Tax Receivable. The liquidity analysis assumes Tax Receivable are recoverable at 50% and 100% in the low and high recovery scenario, respectively.

•

Other Assets reflect ~30% of Total Other Assets and primarily consists of Prepaid Expenses and Warranty Receivable Refund. The liquidation analysis assumes Warranty Receivable Refund are recoverable at 30% and 50% in the low and high recovery scenario, respectively. All other Assets are fully discounted as the timing and success of monetizing these assets is uncertain.

F. Deferred Tax Asset

Deferred Tax Asset is presented net of Deferred Tax Liabilities for Vroom Inc. Upon liquidation, the Deferred Tax Asset will cease to exist when the Company is dissolved, and thus, is estimated to see no recovery.

G. Intercompany Assets

Intercompany Assets represents the book value of the Intercompany accounts, net of liabilities for Vroom Inc. Net Intercompany Assets are fully discounted in the Liquidation analysis.

H. Investment in Subsidiaries

Investment in Subsidiaries represents the book value of tangible net assets of UACC, and Cash at CarStory. In a Chapter 7 liquidation, it is estimated that the value in the Subsidiaries will be recoverable at 45% and 75% in the low and high recovery scenario, respectively.

Specific Notes to the Liability Assumptions Contained in the Liquidation Analysis

The Liquidation Analysis assumes that the proceeds available for distribution (the “Liquidation Proceeds”) will be available to the Trustee. The Liquidation Analysis sets forth an allocation of the Liquidation Proceeds to creditors in accordance with the priorities set forth in section 726 of the Bankruptcy Code. The Liquidation Analysis provides for high and low recovery percentages for Claims upon the Trustee’s application of the Liquidation Proceeds. The high and low recovery ranges reflect a high and low range of estimated Liquidation Proceeds from the Trustee’s sale of the Assets.

Liquidation Proceeds

Under section 704 of the Bankruptcy Code, a Trustee must, among other duties, collect and convert property of the Estates as expeditiously as is compatible with the best interests of parties in interest, which could result in potentially distressed recoveries. The Liquidation Analysis assumes that the actual liquidation of Assets of the Debtor is predominately completed as of the Conversion Date, excluding proceeds of litigation, which are not included in this Liquidation Analysis, but which would be expected to be prosecuted over approximately the following 12 to 24 months, if taking legal action is required.

I. Chapter 7 Trustee Fees

Chapter 7 Trustee fees are necessary to facilitate the liquidation of the Debtors’ assets. These fees were calculated in accordance with section 326 of the Bankruptcy Code at 25% of the first $5,000 liquidation proceeds, 10% of any proceeds greater than $5,000 but less than $50,000, 5% of any proceeds greater than $50,000 but less than $1 million, and 3% of any proceeds greater than $1 million. The Trustee fees are calculated at approximately 3% of total recoverable assets before liquidation and administrative costs.

J. Chapter 7 Professional Fees

Chapter 7 Professional Fees consist of the costs of the professionals the Trustee will employ to assist with the liquidation process, including attorneys, and other advisors. The Liquidation Analysis assumes that the Trustee’s primary legal, accounting, consulting, and other support would be provided by new professionals. Fees and expenses incurred by the Trustee’s legal and professional counsel during a short liquidation are estimated to be 3% of total recoverable assets before liquidation and administrative costs.

K. Chapter 11 Administrative Costs

Chapter 11 Administrative Costs represent all estimated unpaid, accrued professional fees and U.S. Trustee fees associated with the Chapter 11 bankruptcy, as well as outstanding post-petition liabilities due prior to the Chapter 7 conversion. It is estimated that all such costs would be paid prior to the Conversion Date.

L. Estate Wind Down Expenses

Estate Wind Down Expenses include the costs considered likely to be incurred during the Liquidation Period. The Liquidation Period is assumed to last 6 months, 5 months for the sale of assets, and 1 additional month for administration to conclude the wind-down. Significant liquidation activities would include but are not limited to: (i) the sale/liquidation of equipment and vehicles, (ii) collection of accounts receivable (iii) the resolution of all employee-related issues, (iv) closing of books and records, (v) maintenance of IT systems, and (vi) protection and security of assets during the Liquidation Period. It is assumed that the Debtors’ corporate staff would be responsible for the wind-down activities during the Liquidation Period and severed shortly thereafter. The wind-down costs also include the cost of professional brokers to liquidate the equipment and vehicles. Total wind-down expenses are estimated to be 1.5% of total recoverable assets before liquidation and administrative costs.

M. Secured Claims

The Debtor has no Secured Claims.

N. Administrative Claims - 503(b)(9)

Section 503(b)(9) of the Bankruptcy Code grants administrative claim status for vendors relating to goods received by the Debtor within twenty days leading up to the petition date. The Debtor has estimated these claims to be $0 as of the filing date.

O. Priority Unsecured Claims

Priority Claims represent estimated accrued and unpaid payroll and tax liabilities as of the Chapter 11 petition date. The Debtors’ books and records show that approximately ~$4.0 million of priority payroll and tax amounts were accrued and unpaid as of September 30, 2024. On the Conversion Date, these claims are expected to be paid partially and the balance amount of claims is estimated ~$2.9 million.

P. Unsecured Notes Claims and General Unsecured Claims

Unsecured Notes Claims and General Unsecured Claims represent the estimated creditor debt incurred prior to the Debtor’s Chapter 11 filing. These Claims are comprised of two categories: (i) 0.75% Unsecured Convertible Senior Notes Claims, and (ii) General Unsecured Claims, which reflect the Pre-petition Accounts Payable and Accrued Liabilities. Estimates were based on the Debtor’s balance sheet as of September 30, 2024. On the Conversion Date, the General Unsecured Claims are expected to be paid partially and the balance amount of claims is estimated ~$7.5 million. The outstanding amount of the Unsecured Notes are expected to remain the same as of the Conversion Date. Actual claims amounts may be materially different based on the claims filed by the General Bar Date and the reconciliation of those claims.

Q. 510(b) Claims

While there are claims asserted against the Debtor related to the purchase and sale of equity securities, such claims are contingent, disputed and unliquidated. Therefore, the Liquidation Analysis does not account for any Section 510(b) Claims and in any event, the distribution waterfall does not satisfy claims that would be senior to any such claims.

R. Existing Equity Interests and Awards

Existing Equity Interests represents the common stock in Vroom Inc., and Existing Equity Awards represents the rights to purchase or acquire any Equity Securities of the Debtor in existence immediately before the Effective Date. Both will be treated the same in a Chapter 7 Liquidation, the value of which is estimated to be $0.

Exhibit E

Financial Projections

Vroom, Inc.

(UACC and CarStory excluded)

Feasibility Analysis - Assumptions

Category	Assumptions
Revenue	There will be interest income generated throughout the forecasted period through cash held in interest paying accounts.

Operating Expenses
Compensation & Benefits	Compensation and benefits have increased in 2024 primarily as a result to the departure of certain executives and retention bonuses granted to retain key employees subsequent to the Ecommerce Wind-Down. However, these expenses are assumed to decrease in the future due to reduced headcount following the aforementioned Wind-Down.

Professional Fees	Professional fees are expected to be consistent over the forecasted period. These are legal fees and other outsourced resources, including, but not limited to, compliance, audit, entity management, litigation and public relations.

Software and IT costs	Vroom is currently working to renegotiate and right-size certain contracts, primarily Software and IT related, to account for reduced headcount following the Ecommerce Wind-Down.

Interest Expense on Corporate Debt	As per the Plan, the holders on Unsecured Notes Claims will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Unsecured Notes Claim, its Pro Rata share of 92.94 % of the New Common Stock, subject to dilution. As such, it is forecasted that there will be no interest expense on corporate debt.

Other Expenses	Forecasted and assumed to be consistent throughout the forecast period. Includes insurance and other miscellaneous expenses.

Key Restructuring Terms
Restructuring Support Agreement (“RSA”)	Pursuant to a pre-packaged Chapter 11 Plan or Reorganization, consistent with a RSA and Term Sheet, and to be confirmed by the Bankruptcy Court, this feasibility analysis contemplates the restructuring of the existing capital structure of the Debtor. The capital structure of the Reorganized Debtor upon the Plan Effective Date shall consist of the new common stock to be issued by the Reorganized Debtor on the Plan Effective Date (the “New Common Stock”), distributed to (a) the holders of Unsecured Notes Claims; and (b) the holders of Existing Equity Interests, and resulting in pro forma ownership percentages of (x) 92.94% of the New Common Stock held by the holders of Unsecured Notes Claims; and (y) 7.06% of the New Common Stock held by holders of Existing Equity Interests; in each case, subject to dilution by the (i) New Warrants, (ii) the MIP Awards, and (iii) the Post-Effective Date Equity Awards.

The Reorganized Debtor will not have any secured or unsecured funded debt upon the Plan Effective Date.

The Chapter 11 Case shall be funded from available unencumbered cash on hand.

Vroom, Inc.

(UACC and CarStory excluded)

Feasibility Analysis - Drivers

(USD shown in thousands)

	Forecast FY 2025	Forecast FY 2026	Forecast FY 2027	Forecast FY 2028	Forecast FY 2029
Revenue
Interest Income - Holdings	32	—	—	—	—
Interest Income - Vroom	21	21	21	21	21
Operating Expenses
Selling, General and Administrative	—	—	—	—	—
Compensation & Benefits	2,431	1,711	1,711	1,711	1,711
Occupancy	—	—	—	—	—
Professional Fees	1,159	1,053	1,053	1,053	1,053
Software and IT Costs	929	543	543	543	543
Other Operating Expenses	2,029	2,243	2,243	2,243	2,243
Impairment Charges	—	—	—	—	—

Interest Expense on Corporate Debt

	Monthly Amount	Notes
Interest Expense	$—	As per the Plan, on the Effective Date, the Unsecured Notes will be exchanged for New Common Stock. As such, there will be no interest expense on corporate debt.

Claims	Amount
Priority Unsecured	2,989
General Unsecured	7,468

Estimated Cash Balances at Plan Effective Date

Total
Vroom, Inc.	4,079
CarStory	21,931
UACC	53,486

Cash Balance	$80,387

Vroom, Inc.

(UACC and CarStory excluded)

Feasibility Analysis

(USD shown in thousands)

	Forecast FY 2025	Forecast FY 2026	Forecast FY 2027	Forecast FY 2028	Forecast FY 2029
Total Revenue	$53	$21	$21	$21	$21

Total Operating Expenses	6,548	5,549	5,549	5,549	5,549

Adjusted EBITDA	$(6,495)	$(5,528)	$(5,528)	$(5,528)	$(5,528)

Capital Expenditures	—	—	—	—	—
Income Tax Expense (Benefit)	—	—	—	—	—
Net Working Capital	—	—	—	—	—

Free Cash Flow	$(6,495)	$(5,528)	$(5,528)	$(5,528)	$(5,528)
Estimated Allowed Pre-Petition Claims
Priority Tax Claims	(2,989)	—	—	—	—
General Unsecured Claims	(7,468)	—	—	—	—

Total Adjusted Free Cash Flow	$(16,952)	$(5,528)	$(5,528)	$(5,528)	$(5,528)

Liquidity Reconciliation
Beginning Cash Balance - Vroom, Inc.	4,079	4,079	4,079	4,079	4,079
Free Cash Flow	(16,952)	(5,528)	(5,528)	(5,528)	(5,528)
Cash Infusion - Subsidiaries	16,952	5,528	5,528	5,528	5,528

Ending Cash Balance - Vroom, Inc.	4,079	4,079	4,079	4,079	4,079

Available Liquidity at Subsidiaries:

Cash Balance - Subsidiary Level	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
UACC	2,871	2,871	2,871	2,871	2,871
CarStory	1,931	(69)	(69)	(69)	(69)
UACC - Excess Liquidity	37,549	49,904	67,760	99,806	162,918

Available Cash from Subsidiaries	42,351	52,705	70,562	102,607	165,719

*	The above table presents the projected cash balances and available liquidity at the year end of each fiscal year.
**

Cash is accessible at the subsidiary level of Vroom, Inc. through intercompany transfers. As of the Effective Date, the estimated balance of cash and restricted cash at the subsidiary level is $75.4 million.

Vroom, Inc.

(UACC and CarStory excluded)

Feasibility Analysis - Notes

Notes:

1)	This Feasibility Analysis presents a 5-year projection of Free Cash Flow beginning in January 2025.

2)	The amounts presented are in thousands of U.S Dollars.

3)	This analysis of Vroom, Inc.’s financial projections excludes CarStory and United Auto Credit Corporation. It is inclusive of the other wholly owned subsidiaries.

4)	Revenues reflect the interest income earned on the cash held in interest paying accounts.

5)

Operating Expenses includes compensation & benefits, software & IT-related costs, professional fees related to legal services and other outsourced resources, and other expenses such as insurance and other miscellaneous operating expenses.

6)	As per the Plan of Reorganization, it is assumed that Administrative Claims will receive treatment in a manner consistent with section 1129(a)(9)(A) of the Bankruptcy Code.

7)	As per the Plan of Reorganization, it is assumed that Professional Fee Claims will be paid out of the Professional Fee Escrow Account upon approval by the Bankruptcy Court in accordance with the Plan.

8)

As per the Plan of Reorganization, the Priority Tax Claims will receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code. The estimated amount of allowed pre-petition Priority Tax Claims is approximately $2.9 million.

9)

As per the Plan of Reorganization, the General Unsecured Claims will be paid in full on or as soon as practicable after the Plan Effective Date or when such obligation becomes due in the ordinary course of business. The estimated amount of allowed pre-petition General Unsecured Claims is approximately $7.5 million.

10)

The Debtor or the Reorganized Debtor, as applicable, may transfer funds from its non-Debtor Affiliates to itself through its integrated cash management system and/or intercompany transactions as it determines to be necessary or appropriate to enable the Reorganized Debtor to make the payments or distributions contemplated in this Plan.

11)	The Holders of Unsecured Notes Claims and the Holders of Existing Equity Interests and Existing Equity Awards will receive New Common Stock.

12)	The Reorganized Debtor will not have any secured or unsecured funded debt upon the Plan Effective Date.

FINANCIAL PROJECTIONS

Global Notes to Financial Projections

The Debtor1 believes that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtor or any successor under the Plan. In connection with the planning and development of the Plan, and for the purposes of determining whether such Plan would satisfy this feasibility standard, the Debtor analyzed its ability to satisfy its financial obligations while maintaining sufficient liquidity and capital resources. The senior management team (“Management”), with the support of its advisors, has prepared financial projections (the “Financial Projections”) for the fiscal years 2025 through 2029 (the “Projection Period”). The Financial Projections are attached hereto as Exhibit E and are incorporated by reference herein.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION.

ALTHOUGH MANAGEMENT HAS PREPARED THE PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTOR AND THE REORGANIZED DEBTOR CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTOR’S FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, ANY REVIEW OF THE PROJECTIONS SHOULD TAKE INTO ACCOUNT THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

General Assumptions

a.	Methodology

For purposes of demonstrating that the Plan meets the feasibility requirements, the Debtor and its Management developed a 5-year business plan covering the time from Emergence through fiscal year 2029 for the Projection Period. The Financial Projections are based on a number of assumptions made by Management with respect to the potential future performance of the Reorganized Debtor. The Financial Projections excludes the projected future performance of the CarStory business and the UACC business, and includes only that of Vroom, Inc. as a non-operating holding entity.

[1]	Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Disclosure Statement.

b.	Emergence Date

Emergence from the Chapter 11 Case is assumed to occur on or about January 15, 2025 for purposes of these Financial Projections. If the Effective Date is significantly delayed, additional expenses, including professional fees, may be incurred and operating results may be negatively impacted.

c.	Accounting Policies

The Projections have been prepared using accounting policies that are materially consistent with those applied in the Debtors’ historical financial statements and projections. The Financial Projections have not been audited or reviewed by a registered independent accounting firm and were not prepared with a view toward compliance with the guidelines of the SEC, the American Institute of Certified Public Accountants, or the Financial Accounting Standards Board (“FASB”). The Financial Projections do not reflect all the adjustments necessary to implement “fresh-start” accounting under Accounting Standards Codification (“ASC”) 852-10 or ASC 842, as issued by the FASB, that may apply upon the Effective Date.

Overall, the implementation of ASC 852 is not anticipated to have a material impact on the underlying feasibility of the Plan.

Assumptions with Respect to the Financial Projections

a.	Operations

Vroom functions as a non-operating holding entity, incurring corporate expenses related to supporting its subsidiaries and performing as a public company.

b.	Revenues

The Company generates its revenues from interest earned from funds held in the Company’s money market accounts.

c.	Operating Expenses

Operating Expenses includes compensation & benefits related to certain employees within the finance and legal departments of the corporate entity, software & IT-related costs, professional fees relating to legal services and other outsourced resources including, but not limited to, SEC compliance, audit, entity management, and public relations, and other expenses such as insurance and other miscellaneous operating expenses.

d.	Claims Treatment

As per the Plan of Reorganization, the Priority Unsecured and General Unsecured Claims will be paid in full on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business. It is estimated that certain of these allowed pre-petition claims will be paid post-bankruptcy during the fiscal year 2025.

e.	Capital Structure and Liquidity

The capital structure of the Reorganized Debtor upon the Effective Date shall consist of the new common stock to be issued by the Reorganized Debtor on the Plan Effective Date, distributed to (a) the holders of Unsecured Notes Claims; and (b) the holders of Existing Equity Interests, and resulting in pro forma ownership percentages of (x) 92.94% of the New Common Stock held by the holders of Unsecured Notes Claims; and (y) 7.06% of the New Common Stock held by holders of Existing Equity Interests; in each case, subject to dilution by the (i) New Warrants, (ii) the MIP Awards, and (iii) the Post-Effective Date Equity Awards.

The Reorganized Debtor shall use commercially reasonable efforts to list the New Common Stock for trading on the Nasdaq Global Select Market or any of the other Nasdaq market tiers (collectively, the “Nasdaq”) the New York Stock Exchange or a comparable nationally recognized securities exchange using reasonable efforts after the Effective Date. The Reorganized Debtor will not have any secured or unsecured funded debt upon the Effective Date.

All necessary cash for the Debtor or the Reorganized Debtor to make payments required by the Plan will be obtained from its respective cash balances, including cash from operations. The Debtor or the Reorganized Debtor, as applicable, will transfer funds from its non-Debtor affiliates to itself through its integrated cash management system and/or intercompany transactions as deemed necessary or appropriate for making the payments and distributions contemplated by the Plan.

Exhibit F

Valuation Analysis

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS OR EQUITY INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR.

At the Debtor’s1 request, Stout Risius Ross LLC (“Stout”) performed a valuation analysis of the Reorganized Debtor.

Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, Stout’s view, as of November 12, 2024, was that the estimated going concern enterprise value of the Reorganized Debtor, as of an assumed Effective Date for purposes of Stout’s valuation analysis of November 12, 2024 (the “Assumed Effective Date”), would be in a range between $115.6 million and $179.4 million. The midpoint of our enterprise valuation range is $147.5 million.

Stout’s views are necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Stout as of, the date of its analysis. It should be understood that, although subsequent developments may affect Stout’ views, Stout does not have any obligation to update, revise, or reaffirm its estimate.

Stout’s analysis is based, at the Debtor’s direction, on a number of assumptions, including, among other assumptions, that (i) the Debtor will be reorganized in accordance with the Plan which will be effective on the Assumed Effective Date, (ii) the Reorganized Debtor will achieve the results set forth in the Debtor’s management’s Financial Projections (as defined in this Disclosure Statement and attached as Exhibit D to this Disclosure Statement) for 2024 through 2029 (the “Projection Period”) provided to Stout by the Debtor, (iii) the Reorganized Debtor’s capitalization and available cash will be as set forth in the Plan and this Disclosure Statement, and (iv) the Reorganized Debtor will be able to obtain all future financings, on the terms and at the times, necessary to achieve the results set forth in the Financial Projections. Stout makes no representation as to the achievability or reasonableness of such assumptions. In addition, Stout assumed that there will be no material change in economic, monetary, market, and other conditions as in effect on, and the information made available to Stout, as of the Assumed Effective Date.

Stout assumed, at the Debtor’s direction, that the Financial Projections prepared by the Debtor’s management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Debtor’s management as to the future financial and operating performance of the Reorganized Debtor. The future results of the Reorganized Debtor are dependent upon various factors, many of which are beyond the control or knowledge of the Debtor, and consequently are inherently

[1]

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Disclosure Statement for the Joint Prepackaged Plan of Reorganization of Vroom Inc. Under Chapter 11 of the Bankruptcy Code, dated November 12, 2024, to which this Valuation Analysis is attached as Exhibit F.

difficult to project. The Reorganized Debtor’s actual future results may differ materially (positively or negatively) from the Financial Projections and, as a result, the actual enterprise value of the Reorganized Debtor may be materially higher or lower than the estimated range herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Debtor.

The estimated enterprise value in this section represents a hypothetical enterprise value of the Reorganized Debtor as the continuing operators of the business and assets of the Debtor, after giving effect to the Plan, based on consideration of certain valuation methodologies as described below. The estimated enterprise value in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtor, its securities or its assets, which may be materially higher or lower than the estimated enterprise value range herein. The actual value of an operating business, such as the Reorganized Debtor’s business, is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial condition and prospects of such a business.

In conducting its analysis, Stout, among other things: (i) reviewed certain publicly available business and financial information relating to the Reorganized Debtor that Stout deemed relevant; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities, and prospects of the Reorganized Debtor, including the Financial Projections, furnished to Stout by the Debtor;

(iii) conducted discussions with members of senior management and representatives of the Debtor concerning the matters described in clauses (i) and (ii) of this paragraph, as well as their views concerning the Debtor’s business prospects before giving effect to the Plan, and the Reorganized Debtor’s business and prospects after giving effect to the Plan; (iv) reviewed publicly available financial and stock market data for certain other companies in lines of business that Stout deemed relevant; (v) reviewed publicly available financial data for certain transactions that Stout deemed relevant; (vi) reviewed a prior draft of the Plan; and (vii) conducted such other financial studies and analyses and took into account such other information as Stout deemed appropriate. In connection with its review, Stout did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Stout and, with the consent of the Debtor, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Debtor, Stout did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance- sheet, tax-related or otherwise) of the Reorganized Debtor, nor was Stout furnished with any such evaluation or appraisal. Stout also assumed, with the Debtor’s consent, that the final form of the Plan does not differ in any respect material to its analysis from the draft that Stout reviewed.

The estimated enterprise value in this section does not constitute a recommendation to any Holder of a Claim or Equity Interest as to how such Holder of a Claim or Equity Interest should vote or otherwise act with respect to the Plan. Stout has not been asked to and does not express any view as to what the trading value of the Reorganized Debtor’s securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated enterprise value set forth herein does not constitute an opinion as to fairness from a financial point of view to any Holder of a Claim or Equity Interest of the consideration to be received by such Holder of a Claim or Equity Interest under the Plan or of the terms and provisions of the Plan.

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Valuation Methodologies

In preparing its valuation, Stout performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by Stout, which consisted of (a) a discounted cash flow analysis, and (b) a selected public companies analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by Stout. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. As such, Stout’s valuation analysis must be considered as a whole. Reliance on only one of the methodologies used, or portions of the analysis performed, could create a misleading or incomplete conclusion as to enterprise value.

A.

Discounted Cash Flow Analysis. The discounted cash flow (“DCF”) analysis is an enterprise valuation methodology that estimates the value of an asset or business by calculating the estimated present value of expected future cash flows to be generated by that asset or business plus an estimated present value of the estimated terminal value of that asset or business. Stout’s DCF analyses used the Financial Projections’ estimated after-tax free cash flows through December 31, 2029. These cash flows were then discounted using a discount rate (the “Discount Rate”) based on a range of the estimated cost of equity and weighted average cost of capital for the Reorganized Debtor’s businesses. In determining the estimated terminal value of the Reorganized Debtor, Stout relied upon the Gordon growth method of estimating a range of values of the Reorganized Debtor at the end of the Projection Period.

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To determine the Discount Rate, Stout used the estimated cost of equity and the estimated after-tax cost of debt for the Reorganized Debtor, assuming a targeted, long-term, debt-to-total capitalization ratio (based on debt-to-capitalization ratios of the selected publicly traded companies and the proposed capital structure contemplated by the Plan initially and after giving effect to the projected financial performance of the Reorganized Debtor during the Projection Period). Stout calculated the cost of equity based on (i) the capital asset pricing model, which assumes that the expected equity return is a function of the risk-free rate, equity risk premium, and the correlation of the stock performance of the selected publicly traded companies to the return on the broader market, and (ii) an adjustment related to the estimated equity market capitalization of the Reorganized Debtor, which reflects the historical equity risk premium of small, medium, and large equity market capitalization companies. Stout relied on management guidance in determining a go-forward blended tax rate.

B.

Selected Public Companies Analysis. The selected public companies analysis is based on the enterprise values of selected publicly traded security companies that have operating and financial characteristics comparable in certain respects to the Reorganized Debtor. For example, such characteristics may include similar size and scale of operations, end-market exposure, product mix, operating margins, growth rates, and geographical exposure. In this analysis, Stout viewed one company as relevant. Under this methodology, certain financial multiples that measure financial performance and value are calculated for the selected company. Stout then determined a reference range utilizing such multiples, based on its experience and judgement, which it applied to certain of the Reorganized Debtor’s financial metrics to imply an estimated equity value for the UACC business of the Reorganized Debtor and an estimated equity value of the CarStory business of the Reorganized Debtor. Stout used, among other measures, enterprise value (defined as market value of equity, plus book value of debt and book value of preferred stock and minority interests, less cash, subject to adjustments for underfunded pension and retirement obligations and other items where

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appropriate) and tangible book value (defined as total assets, less intangible assets, less total liabilities) for the selected company as a multiple of such company EBITDA or tangible book value for which financial results have been announced as of September 30, 2024, and such company’s publicly available consensus projected metrics as of December 31, 2024.

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Although the selected company was used for comparison purposes, no selected publicly company is either identical or directly comparable to the business of the Reorganized Debtor. Accordingly, Stout’ comparison of the selected publicly traded company to the business of the Reorganized Debtor and analysis of the results of such comparison was not purely mathematical, but instead involved considerations and judgments concerning differences in operating and financial characteristics and other factors that could affect the relative values of the selected publicly traded company and the Reorganized Debtor. The selection of appropriate companies for this analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information.

Reorganized Debtor - Valuation Considerations

The estimated enterprise value in this section is not necessarily indicative of actual value, which may be significantly higher or lower than the ranges set forth herein. Accordingly, none of the Debtor, Stout or any other person assumes responsibility for the accuracy of such estimated enterprise value. Depending on the actual financial results of the Debtor or changes in the economy and the financial markets, the enterprise value of the Reorganized Debtor as of the Assumed Effective Date may differ from the estimated enterprise value set forth herein as of an Assumed Effective Date of November 12, 2024. In addition, the market prices, to the extent there is a market, of Reorganized Debtor’s securities will depend upon, among other things, prevailing interest rates, conditions in the economy and the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.

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